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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Waddell & Reed Financial, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 6, 2020

To the Stockholders of
Waddell & Reed Financial, Inc.:

        Waddell & Reed Financial, Inc.'s 2020 Annual Meeting of Stockholders will be held in the William T. Morgan Auditorium at the principal executive offices of the Company, 6300 Lamar Avenue, Overland Park, Kansas 66202 at 10:00 a.m., local time, on Wednesday, April 29, 2020.

        At the annual meeting, we will ask you to (1) elect Sharilyn S. Gasaway, Katherine M.A. ("Allie") Kline and Jerry W. Walton, who have been nominated by the Board, as Class I directors, (2) conduct an advisory vote to approve named executive officer compensation, (3) approve the Waddell & Reed Financial, Inc. Stock Incentive Plan, as amended and restated, (4) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2020 fiscal year, and (5) transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof. The accompanying formal notice and Proxy Statement further discuss the matters that will be presented for a stockholder vote.

        We have also enclosed our 2019 Annual Report, which is not a part of the proxy soliciting materials. If you have any questions or comments about the matters discussed in the Proxy Statement or about our operations, we will be pleased to hear from you. It is important that your shares be voted at the annual meeting. If you are unable to attend the annual meeting in person and wish to have your shares voted, you may vote by telephone, Internet or by filling in, signing and dating the enclosed proxy card or voting instruction form and returning it in the accompanying envelope as promptly as possible.

        We hope that you will take this opportunity to meet with us to discuss our results and operations for the 2019 fiscal year.

Sincerely,

Thomas C. Godlasky Chairman of the Board

WADDELL AND REED FINANCIAL, INC.
6300 Lamar Avenue
Overland Park, Kansas 66202
(913) 236-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on April 29, 2020

To the Stockholders of
Waddell & Reed Financial, Inc.:

        I am pleased to give you notice that the 2020 Annual Meeting of Stockholders of Waddell & Reed Financial, Inc. (the "Company") will be held in the William T. Morgan Auditorium at the principal executive offices of the Company, 6300 Lamar Avenue, Overland Park, Kansas 66202 on Wednesday, April 29, 2020, at 10:00 a.m., local time.

        At the annual meeting, you will be asked to:

1.
Elect Sharilyn S. Gasaway, Katherine M.A. ("Allie") Kline and Jerry W. Walton, who have been nominated by the Board, as Class I directors to hold office until the 2023 Annual Meeting of Stockholders.

2.
Conduct an advisory vote to approve named executive officer compensation.

3.
Approve the Waddell & Reed Financial, Inc. Stock Incentive Plan, as amended and restated.

4.
Ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the 2020 fiscal year.

5.
Transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

        These matters are more fully discussed in the accompanying Proxy Statement.

        The Board of Directors has fixed Monday, March 2, 2020, at the close of business, as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting.

        All stockholders are cordially invited to attend the annual meeting in person. However, if you are unable to attend in person and wish to have your shares voted, YOU MAY VOTE BY TELEPHONE, INTERNET OR BY FILLING IN, SIGNING AND DATING THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM AND RETURNING IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. Regardless of how you deliver your proxy, you may revoke your proxy before it is voted by timely submitting to the Secretary of the Company a written revocation or a proxy bearing a later date, or by attending the annual meeting and giving verbal notice of your intention to vote in person.

        The annual meeting for which this notice is given may be adjourned or postponed from time to time without further notice other than announcement at the annual meeting or any adjournments or postponements thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Mark P. Buyle Senior Vice President, Chief Legal Officer, General Counsel & Secretary

        The accompanying Proxy Statement is dated March 6, 2020 and is first being mailed to stockholders on or about March 13, 2020.

WADDELL & REED FINANCIAL, INC.

PROXY STATEMENT

        This Proxy Statement is furnished in connection with the solicitation of proxies by Waddell & Reed Financial, Inc. (the "Company"), on behalf of its Board of Directors (the "Board"), for the 2020 Annual Meeting of Stockholders (the "Annual Meeting"). This Proxy Statement is dated March 6, 2020 and, together with the related proxy card, is being mailed to stockholders on or about March 13, 2020.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

When and where is the Annual Meeting?

        The Annual Meeting will be held in the William T. Morgan Auditorium at the Company's principal executive offices located at 6300 Lamar Avenue, Overland Park, Kansas 66202 at 10:00 a.m., local time, on Wednesday, April 29, 2020.

What matters will be voted upon at the Annual Meeting?

        At the Annual Meeting you will be asked to:

  •
  Elect Sharilyn S. Gasaway, Katherine M.A. ("Allie") Kline and Jerry W. Walton, who have been nominated by the Board, as Class I directors to hold office until the 2023 Annual Meeting of Stockholders.

  •
  Conduct an advisory vote to approve named executive officer compensation.

  •
  Approve the Company's Stock Incentive Plan, as amended and restated (the "Amended and Restated Stock Incentive Plan").

  •
  Ratify the appointment of KPMG LLP ("KPMG") as the Company's independent registered public accounting firm for the 2020 fiscal year.

  •
  Transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

What constitutes a quorum?

        The presence, either in person or by proxy, of the holders of at least a majority of the voting power of our issued and outstanding shares of Class A common stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes, which are described in more detail below, are counted as shares present at the Annual Meeting for purposes of determining whether a quorum exists.

Who is entitled to vote?

        Only stockholders of record of the Company's Class A common stock at the close of business on March 2, 2020, which is the "record date," are entitled to notice of, and to vote at, the Annual Meeting. Shares that may be voted include shares that are held (1) directly by the stockholder of record and (2) beneficially through a broker, bank or other nominee. Each share of our Class A common stock is entitled to one vote on each matter submitted for a vote at the Annual Meeting.

        As of the record date, there were approximately 67,151,154 shares of our Class A common stock issued and outstanding and entitled to be voted at the Annual Meeting. Any shares held in treasury on the record date are not considered outstanding and will not be voted.

What is the difference between holding shares as a "registered owner" and as a "beneficial owner"?

        Most of the Company's stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between registered shares and those owned beneficially.

  •
  Registered Owners – If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. ("Computershare"), you are the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

  •
  Beneficial Owners – If your shares are held in a brokerage account, bank or by another nominee, you are the "beneficial owner" of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote or to vote in person at the Annual Meeting. However, since you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a "legal proxy" from your broker, bank or other nominee (who is the stockholder of record), giving you the right to vote the shares.

What stockholder approval is necessary for approval of the proposals?

  •
  Election of Directors

        The election of directors requires the affirmative vote of a plurality of the shares of our Class A common stock cast at the Annual Meeting. This means that the three Class I director nominees receiving the most votes will be elected. For purposes of this vote, neither withholding your vote (or a direction to a broker or nominee to do so) nor a broker non-vote (as described below) will be counted as votes cast, and therefore, will have no effect on the outcome of the election of directors.

        Under our Director Resignation Policy, any nominee for director in an uncontested election who receives a greater number of "withheld" votes than "for" votes is required to tender his or her resignation for consideration by the Board. For more detail on this policy, see "Corporate Governance – Director Resignation Policy" below.

  •
  Advisory Vote on Named Executive Officer Compensation

        The advisory vote to approve named executive officer compensation requires the affirmative vote of a majority of the shares of our Class A common stock cast at the Annual Meeting. For purposes of this vote, neither a vote to abstain (or a direction to a broker or other nominee to do so) nor a broker non-vote (as described below) will be counted as a vote cast, and therefore, will have no effect on this vote. Although this vote is advisory and non-binding on the Board, the Compensation Committee and the Company, we value the opinion of our stockholders and will take the results of this advisory vote into account when making future decisions regarding our executive compensation program.

  •
  Approve the Amended and Restated Stock Incentive Plan

        The approval of the Amended and Restated Stock Incentive Plan requires the affirmative vote of a majority of the shares of our Class A common stock cast at the Annual Meeting. For purposes of this vote, neither a vote to abstain (or a direction to a broker or other nominee to do so) nor a broker non vote (as described below) will be counted as a vote cast, and therefore, will have no effect on this vote.

  •
  Ratify the Appointment of the Company's Independent Registered Public Accounting Firm

        The ratification of the Audit Committee's appointment of KPMG as the Company's independent registered public accounting firm for the 2020 fiscal year requires the affirmative vote of a majority of the shares of our Class A common stock cast at the Annual Meeting. For purposes of this vote, a vote to abstain (or a direction to a broker or other nominee to do so) is not counted as a vote cast, and therefore, will have no effect on this vote. Stockholder ratification is not required for the appointment of KPMG because the Audit Committee has the responsibility of appointing the Company's independent registered public accounting firm. However, we are submitting the proposal to solicit the opinion of our stockholders.

        As of the record date, directors and executive officers of the Company beneficially owned an aggregate of approximately 1,839,831 shares of Class A common stock representing approximately 2.7% of our Class A common stock issued and outstanding, and therefore, 2.7% of the voting power entitled to vote at the Annual Meeting. The Company believes that its directors and executive officers currently intend to vote their shares (1) FOR the election of Sharilyn S. Gasaway, Katherine M.A. ("Allie") Kline and Jerry W. Walton as Class I directors, (2) FOR the approval, on an advisory basis, of the compensation paid to our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, and (3) FOR the approval of the Amended and Restated Stock Incentive Plan and (4) FOR the ratification of KPMG as the Company's independent registered public accounting firm for the 2020 fiscal year.

May I vote my shares in person at the Annual Meeting?

        If you are the registered owner of shares of our Class A common stock, you have the right to vote these shares in person at the Annual Meeting.

        If you are the beneficial owner of shares of our Class A common stock, you may vote these shares in person at the Annual Meeting if you have requested and received a legal proxy from your broker, bank or other nominee (the stockholder of record) giving you the right to vote the shares at the Annual Meeting, complete such legal proxy and present it to the Company at the Annual Meeting.

        Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy card or voting instructions so that your vote will be counted if you later decide not to attend the Annual Meeting.

        If you are a participant in the Waddell & Reed Financial, Inc. 401(k) Plan (the "401(k) Plan") and have a portion of your 401(k) Plan account invested in shares of our Class A common stock through the Waddell & Reed Financial, Inc. Unitized Stock Fund ("401(k) Plan Shares"), you may submit voting instructions to direct the 401(k) Plan trustee to vote your 401(k) Plan Shares, as described below, but you may not vote your 401(k) Plan Shares in person at the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?

        If you are the registered owner of shares of our Class A common stock, you may instruct the named proxy holders on how to vote your shares by completing, signing, dating and timely returning the enclosed proxy card in the postage pre-paid envelope provided with this Proxy Statement, or by using the Internet voting site or the toll-free telephone number listed on the proxy card. Specific instructions for using the Internet and telephone voting systems are on the proxy card. The Internet and telephone voting systems will be available until 11:59 p.m. Central Time, on Tuesday, April 28, 2020 (the day before the Annual Meeting).

        If you are the beneficial owner of shares of our Class A common stock held in street name, you may instruct your broker, bank or other nominee on how to vote your shares. Your nominee has enclosed with this Proxy Statement a voting instruction form for you to use in directing your nominee on how to vote your shares. The instructions from your nominee will indicate if Internet or telephone voting is available and, if so, will provide details regarding how to use those systems.

        If you are a participant in the 401(k) Plan and have a portion of your 401(k) Plan account invested in 401(k) Plan Shares, you may submit voting instructions to direct the 401(k) Plan trustee to vote your 401(k) Plan Shares, as described below.

How do participants in the 401(k) Plan vote?

        If you participate in the 401(k) Plan and have a portion of your 401(k) Plan account invested in 401(k) Plan Shares, your completed proxy card or proxy vote using the Internet voting site or the toll-free telephone number listed on the proxy card will serve as the voting instructions for the trustee of the 401(k) Plan. Your voting instructions must be received by no later than 11:59 Central Time, on Sunday, April 26, 2020. Computershare will tabulate the voting instructions with respect to all 401(k) Plan Shares and will provide the voting instructions to the 401(k) Plan trustee who will vote the shares. Your voting instructions will be held in strict confidence by Computershare and will not be shared with anyone at the Company. If a 401(k) Plan participant does not submit voting instructions, or submits voting instructions, but does not indicate a choice for one or more proposals, the trustee of the 401(k) Plan will vote the 401(k) Plan Shares allocated to the participant's account in the same proportion as the 401(k) Plan Shares for which directions have been received.

        If you participate in the 401(k) Plan and have a portion of your 401(k) Plan account invested in 401(k) Plan Shares, and are also the registered owner of shares of our Class A common stock, you will receive a single proxy card for all of these shares.

If my shares are held in "Street Name," will my broker, bank or other nominee vote my shares for me?

        Brokers, banks and other nominees who do not have instructions from their "street name" customers may not use their discretion in voting their customers' shares on "non-routine" matters. The proposal to elect Sharilyn S. Gasaway, Katherine M.A. ("Allie") Kline and Jerry W. Walton as Class I directors, the advisory vote to approve named executive officer compensation and the proposal to approve the Amended and Restated Stock Incentive Plan are non-routine matters and, therefore, shares of our Class A common stock held in "street name" will not be voted with respect to these proposals without voting instructions from the beneficial owners. However, the proposal to ratify the appointment of KPMG as the Company's independent registered public accounting firm for the 2020 fiscal year is considered a routine matter and, therefore, if beneficial owners fail to give voting instructions, nominees will have discretionary authority to vote shares of our Class A common stock with respect to this proposal. You should follow the instructions provided by your nominee in directing your nominee on how to vote your shares.

What is a "broker non-vote"?

        Generally, a "broker non-vote" occurs when a broker, bank or other nominee that holds shares in "street name" for customers is precluded from exercising voting discretion on a particular proposal because (1) the beneficial owner has not instructed the nominee how to vote, and (2) the nominee lacks discretionary voting power to vote such shares. Under New York Stock Exchange ("NYSE") rules, a nominee does not have discretionary voting power with respect to the approval of "non-routine" matters absent specific voting instructions from the beneficial owners of such shares.

        The proposal to elect Sharilyn S. Gasaway, Katherine M.A. ("Allie") Kline and Jerry W. Walton as Class I directors, the advisory vote to approve named executive officer compensation and the proposal to approve the Amended and Restated Stock Incentive Plan are "non-routine" matters. If you are the beneficial owner of shares of the Company's Class A common stock, your nominee will send you directions on how you can instruct them to vote. If you do not provide voting instructions, your nominee will not vote your shares on these proposals.

How will my proxy be voted?

        Shares represented by a properly executed proxy (in paper form, by Internet or by telephone) that is timely received, and not subsequently revoked, will be voted at the Annual Meeting or any adjournments or postponements thereof in the manner directed on the proxy. Thomas C. Godlasky and Philip J. Sanders are named as proxy holders in the proxy form and have been designated by the Board to represent you and vote your shares at the Annual Meeting. All shares represented by a properly executed proxy on which no choice is specified will be voted (1) FOR the election of Sharilyn S. Gasaway, Katherine M.A. ("Allie") Kline and Jerry W. Walton as Class I directors, (2) FOR the approval, on an advisory basis, of the compensation paid to our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, (3) FOR the approval of the Amended and Restated Stock Incentive Plan, (4) FOR the ratification of the appointment of KPMG as the Company's independent registered public accounting firm for the 2020 fiscal year, and (5) in accordance with the proxy holders' best judgment as to any other business that properly comes before the Annual Meeting.

        If a 401(k) Plan participant does not submit voting instructions, or submits voting instructions, but does not indicate a choice for one or more proposals, the trustee of the 401(k) Plan will vote the 401(k) Plan Shares allocated to the participant's account in the same proportion as the 401(k) Plan Shares for which directions have been received.

May I revoke my proxy and change my vote?

        Yes. You may revoke your proxy and change your vote prior to the vote at the Annual Meeting.

        If you are the registered owner of shares of our Class A common stock, you may revoke your proxy and change your vote with respect to those shares by (1) timely submitting a later-dated proxy, a later-dated vote by telephone or later-dated vote via the Internet (which automatically revokes the earlier proxy), (2) giving timely notice of your changed vote to us in writing mailed to the attention of Mark P. Buyle, Secretary, at our principal executive offices, or (3) attending the Annual Meeting and giving verbal notice of your intention to vote in person.

        If you are the beneficial owner of shares of our Class A common stock held in street name, you may revoke your proxy and change your vote with respect to those shares (1) by submitting new voting instructions to your broker, bank or other nominee in accordance with their voting instructions, or (2) if you have obtained a legal proxy from your nominee giving you the right to vote your shares, by attending the Annual Meeting, presenting the completed proxy to the Company and voting in person.

        You should be aware that simply attending the Annual Meeting will not in and of itself constitute a revocation of your proxy.

        If you are a participant in the 401(k) Plan and have a portion of your 401(k) Plan account invested in 401(k) Plan Shares, you may revoke your voting instructions and change your voting instructions with respect to those shares by timely submitting later-dated voting instructions, later-dated voting instructions by telephone or later-dated voting instructions via the Internet (which automatically revokes the earlier voting instructions).

Who will count the votes?

        Our transfer agent, Computershare, will tabulate and certify the votes. A representative of Computershare will serve as the inspector of election at the Annual Meeting.

Who will pay the costs of soliciting proxies?

        The costs of soliciting proxies pursuant to this Proxy Statement will be borne by the Company. Proxies will be solicited initially by mail. Further solicitation may be made in person or by telephone, electronic mail or facsimile. The Company will bear the expense of preparing, printing and mailing this Proxy Statement and accompanying materials to our stockholders. Upon request, the Company will reimburse brokers, banks or other nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of our Class A common stock.

        The Company has retained Georgeson Inc., an independent proxy solicitation firm ("Georgeson"), to assist in soliciting proxies from stockholders. Georgeson will receive a fee of approximately $10,000 as compensation for its services and will be reimbursed for its out-of-pocket expenses. The Company has agreed to indemnify Georgeson against certain liabilities arising under the federal securities laws.

What other business will be presented at the Annual Meeting?

        As of the date of this Proxy Statement, the Board knows of no other business that may properly be, or is likely to be, brought before the Annual Meeting. If any other matters should arise at the Annual Meeting, the persons named as proxy holders, Thomas C. Godlasky and Philip J. Sanders, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If, for any unforeseen reason, any of the Class I director nominees are not available to serve as a director, the named proxy holders will vote your proxy for such other director candidate or candidates as may be nominated by the Board.

What are the deadlines to nominate directors or to propose other business for consideration at the 2021 Annual Meeting of Stockholders?

  •
  Stockholder Proposals to be Considered for Inclusion in the Company's Proxy Materials

        In order for a stockholder proposal to be eligible to be included in the Company's proxy statement and proxy card for the 2021 Annual Meeting of Stockholders, the proposal must (1) be received by the Company at its principal executive offices, 6300 Lamar Avenue, Overland Park, Kansas 66202, Attn: Secretary, on or before November 13, 2020, and (2) concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws, regulations and the Company's Bylaws and policies, and must otherwise comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  •
  Director Nominations and Other Business to be Brought Before the 2021 Annual Meeting of Stockholders

        Notice of any director nomination or the proposal of other business that you intend to present at the 2021 Annual Meeting of Stockholders, but do not intend to have included in the Company's proxy statement and form of proxy relating to the 2021 Annual Meeting of Stockholders, must be received by the Company at its principal executive offices, 6300 Lamar Avenue, Overland Park, Kansas 66202, Attn: Secretary, not earlier than the close of business on December 30, 2020 and not later than the close of business on January 19, 2021. In the event that the date of the 2021 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the anniversary date of the 2020 Annual Meeting of Stockholders, the notice must be delivered to the Company not earlier than the 120th day prior to the 2021 Annual Meeting of Stockholders and not later than the later of the 100th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company. In addition, your notice must include the information required by the Company's Bylaws with respect to each director nomination or proposal of other business that you intend to present at the 2021 Annual Meeting of Stockholders.

Where can I find the voting results of the Annual Meeting?

        The Company will publish final voting results of the Annual Meeting in a Current Report on Form 8-K within four business days after the Annual Meeting.

What should I do if I receive more than one set of voting materials?

        You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy or voting instruction forms. For example, if you hold your shares of our

Class A common stock in more than one brokerage account, you may receive a separate voting instruction form for each brokerage account. If you are a registered owner and your shares of our Class A common stock are registered in more than one name, you will receive more than one proxy card. Please vote each proxy and voting instruction form that you receive.

What is "householding"?

        In an effort to reduce printing costs and postage fees, the Company has adopted a practice approved by the Securities and Exchange Commission (the "SEC") called "householding." Under this practice, certain stockholders who have the same address and last name will receive only one copy of this Proxy Statement and the Company's Annual Report on Form 10-K, unless one or more of these stockholders notifies the Company that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

        If you share an address with another stockholder and received only one copy of this Proxy Statement and the Company's Annual Report on Form 10-K, and you would like to request a separate copy of these materials, or you do not wish to participate in householding in the future, please (1) mail such request to Waddell & Reed Financial, Inc. Attn: Investor Relations Department, 6300 Lamar Avenue, Overland Park, Kansas 66202, or (2) contact our Investor Relations Department toll-free at (800) 532-2757. The Company will promptly deliver a separate copy of this Proxy Statement and the Company's Annual Report on Form 10-K upon receipt of such request. Similarly, stockholders sharing an address that are receiving multiple copies of the Company's proxy materials may request that they receive a single copy of those materials in the future by contacting the Company at the address and phone number above.

What do I need to do now?

        First, read this Proxy Statement carefully. Then, if you are a registered owner of shares of our Class A common stock, you should, as soon as possible, submit your proxy by either executing and timely returning the proxy card or by voting electronically via the Internet or by telephone. If you are the beneficial owner of shares of our Class A common stock held in street name, then you should follow the voting instructions of your broker, bank or other nominee. Your shares will be voted in accordance with the directions you specify. If you submit an executed proxy card to the Company, but fail to specify voting directions, your shares will be voted (1) FOR the approval of the director nominees, (2) FOR the approval, on an advisory basis, of the compensation paid to our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K (3) FOR the approval of the Amended and Restated Stock Incentive Plan and (4) FOR the ratification of KPMG as the Company's independent registered public accounting firm for the 2020 fiscal year.

Who can help answer my questions?

        If you have questions concerning a proposal or the Annual Meeting, if you would like additional copies of this Proxy Statement or our 2019 Annual Report, or if you need special assistance at the Annual Meeting, please call our Investor Relations office toll free at (800) 532-2757. In addition, information regarding the Annual Meeting is available via the Internet at our website ir.waddell.com.

        YOU SHOULD CAREFULLY READ THIS PROXY STATEMENT IN ITS ENTIRETY.    The summary information provided above in "question and answer" format is for your convenience only and is merely a brief description of material information contained in this Proxy Statement.

        YOUR VOTE IS IMPORTANT. IF YOU ARE A REGISTERED OWNER OF SHARES OF OUR CLASS A COMMON STOCK OR IF YOU OWN 401(K) PLAN SHARES, YOU MAY VOTE BY TELEPHONE, INTERNET OR BY FILLING IN, SIGNING AND DATING THE ENCLOSED PROXY CARD AND TIMELY RETURNING IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ARE A BENEFICIAL OWNER OF SHARES OF OUR CLASS A COMMON STOCK, PLEASE FOLLOW THE VOTING INSTRUCTIONS OF YOUR BROKER, BANK OR OTHER NOMINEE PROVIDED WITH THIS PROXY STATEMENT AS PROMPTLY AS POSSIBLE.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING
PROPOSAL NO. 1
ELECTION OF DIRECTORS

        The Board nominates Sharilyn S. Gasaway, Katherine M.A. ("Allie") Kline and Jerry W. Walton, as Class I directors, to hold office for a term of three years, expiring at the close of the 2023 Annual Meeting of Stockholders or until their successors are elected and qualified, or their earlier resignation or removal. Alan W. Kosloff, a Class I director, will retire from the Board on the date of the Annual Meeting and is not standing for re-election.

        The Nominating and Corporate Governance Committee (the "Corporate Governance Committee"), which is comprised of non-employee directors, recommended Ms. Gasaway, Ms. Kline and Mr. Walton, as nominees for director. All of the nominees are current directors of the Company, and each nominee has agreed to be named in this Proxy Statement and to serve as a director of the Company if elected. The Board believes these incumbent directors standing for re-election are well qualified and experienced to direct and oversee the Company's operations and business affairs and will represent the interests of the Company's stakeholders as a whole. Biographical information on each of these nominees is included below in "Directors and Executive Officers of the Company – Directors and Executive Officers."

        Ms. Kline was appointed to the Board as a Class I director in February 2020 to fill the vacancy that will be created by Mr. Kosloff's retirement in April 2020. See "Corporate Governance – Board Composition and Director Qualifications" for information regarding the identification of Ms. Kline as a director candidate.

        If any director nominee becomes unavailable for election, which is not anticipated, the named proxy holders will vote for the election of such other person or persons as the Board may nominate, unless the Board resolves to reduce the number of Class I directors to serve on the Board and thereby reduce the number of directors to be elected at the Annual Meeting.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE DIRECTOR NOMINEES LISTED HEREIN.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Number of Directors and Term of Directors and Executive Officers

        The Company's Bylaws provide that the number of directors will not be less than seven nor more than 15 with the exact number to be fixed by the Board. The Company's Certificate of Incorporation divides the Board into three classes of as equal size as possible, with the terms of each class expiring in consecutive years so that only one class is elected in any given year. Currently, there are eleven directors with four directors in Class I, four directors in Class II and three directors in Class III. Upon Mr. Kosloff's retirement from the Board on the date of the Annual Meeting, the number of directors will be reduced to 10 and the number of Class I directors will be reduced to three.

        The stockholders of the Company elect successors for directors whose terms have expired at the Company's annual meeting. The Board elects members to fill new membership positions and vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause. Pursuant to the Company's Corporate Governance Guidelines, non-employee directors must retire from the Board at the close of the annual meeting of Stockholders following their 75th birthday; provided, that existing directors that are 75 years or older may complete their current term. Executive officers of the Company are elected by the Board and hold office until their successors are elected and qualified or until their earlier death, retirement, resignation or removal. See "Corporate Governance – Changes in Board Composition" for a discussion of recent changes to the composition of the Board due to the retirement of directors.

Directors and Executive Officers

        The names of each of the Company's directors and executive officers and their respective age on the date of the Annual Meeting and current position are as follows:

Name	Age	Position
Kathie. J. Andrade	59	Class III Director
Brent K. Bloss	51	President
Mark P. Buyle	53	Senior Vice President, Chief Legal Officer, General Counsel and Secretary
Benjamin R. Clouse	46	Senior Vice President and Chief Financial Officer
Sharilyn S. Gasaway	51	Class I Director
Thomas C. Godlasky	64	Class II Director
Daniel P. Hanson	49	Senior Vice President and Chief Investment Officer
James A. Jessee	62	Class III Director
Katherine M.A. ("Allie") Kline	48	Class I Director
Alan W. Kosloff	79	Class I Director
Dennis E. Logue	76	Class II Director
Shawn M. Mihal	45	Senior Vice President – Wealth Management, President of Waddell & Reed, Inc.
Michael F. Morrissey	77	Class II Director
Christopher W. Rackers	49	Senior Vice President and Chief Administrative Officer
Philip J. Sanders	60	Chief Executive Officer and Class III Director
Amy J. Scupham	45	Senior Vice President – Distribution, President of Ivy Distributors, Inc.
Jerry W. Walton	73	Class I Director
Constance K. Weaver	67	Class II Director

        Below is a description of the backgrounds of the executive officers, directors and nominees for director, including their principal occupation and membership on public or registered investment company boards for the past five years. We have also provided information concerning the particular experience, qualification, attributes and skills that the Corporate Governance Committee and the Board considered relevant to each director and nominee for director that led to the conclusion that he or she should serve as a director.

        Kathie J. Andrade has been a director of the Company since March 2019. She has served as a director of The Brink's Company, a Richmond, Virginia cash management company, since August 2019. She served as a member of the Executive Committee of TIAA, a financial services organization in New York, New York, from 2014 to June 2018 and as CEO of its Retail Financial Services business and Chairman of TIAA Federal Savings from 2016 to August 2018. Ms. Andrade also served as President of TIAA Services Broker Dealer from 2011 to 2016. She joined TIAA in 2008 as COO of Wealth Management. Prior to TIAA, Ms. Andrade held a number of senior management positions at Bank of America, a financial services company in Boston, Massachusetts, from 1986 to 2008. Ms. Andrade's term on the Board expires in 2022.

        Ms. Andrade has over 34 years of experience in the financial services industry, including as a member of the executive leadership team of TIAA, a Fortune 100 company. She has significant experience developing and executing successful sales and recruitment strategies for financial services organizations. Ms. Andrade also brings to the Board substantial knowledge in the areas of mergers and acquisitions, strategic operational leadership, wealth management, risk management and compliance, technology innovation, leadership development, diversity and inclusion.

        Brent K. Bloss has been President of the Company since February 2020. He served as Executive Vice President of the Company from February 2018 to February 2020 and Chief Operating Officer of the Company from November 2017 to February 2020. Mr. Bloss served as Senior Vice President, Chief Financial Officer and Treasurer of the Company from March 2014 to February 2018. Prior thereto, Mr. Bloss was Senior Vice President – Finance and Principal Accounting Officer of the Company since July 2007 and Treasurer of the Company since January 2006. Previously, he served as Vice President of the Company from April 2004 to July 2007, as Assistant Treasurer of the Company from January 2002 to January 2006, and as Assistant Vice President from January 2002 to April 2004. From September 1995 to December 2001, he served in various roles in the audit practice of KPMG. Mr. Bloss joined the Company in January 2002.

        Mark P. Buyle has been Senior Vice President, Chief Legal Officer, General Counsel and Secretary of the Company since August 2018. Previously he served as Interim General Counsel and Secretary of the Company from April 2018 to August 2018 and as Senior Vice President and Deputy General Counsel of the Company from January 2017 to April 2018. Prior thereto, he served as Senior Vice President and Associate General Counsel of the Company from March 2000 to January 2017. Before joining the Company, Mr. Buyle was a corporate attorney with the Kansas City law firm Polsinelli. Mr. Buyle joined the Company in 1995 as a senior attorney.

        Benjamin R. Clouse has been Senior Vice President and Chief Financial Officer of the Company since February 2018. Mr. Clouse served as Treasurer of the Company from December 2018 to July 2019, as Vice President and Chief Accounting Officer of the Company from February 2017 to February 2018 and Vice President and as Principal Accounting Officer of the Company from March 2016 to February 2017. Prior thereto, Mr. Clouse was Vice President of the Company since October 2015. Prior to joining the Company, Mr. Clouse served as Chief Financial Officer of Executive AirShare Corporation, a private aviation company in Lenexa, Kansas, from September 2012 to October 2015. From 2006 to 2012 and from 2002 to 2005, he served in various roles with H&R Block, Inc., a tax preparation company in Kansas City, Missouri, including Assistant Vice President – Audit Services and Assistant Vice President and Controller – Tax Services. From 2005 to 2006, Mr. Clouse served as Vice President – Finance and Corporate Controller of Gold Bank Corporation, Inc., a bank holding company. From September 1996 to January 2002, he served in various roles in the audit practice of Deloitte & Touche, LLP. Mr. Clouse joined the Company in October 2015.

        Sharilyn S. Gasaway has been a director of the Company since July 2010. She has served as a director of Genesis Energy, L.P., a Houston, Texas diversified midstream energy master limited partnership, since March 2010 and of J.B. Hunt Transport Services, Inc., a transportation logistics company in Lowell, Arkansas, since February 2009. From February 2006 to January 2009, she served as Executive Vice President and Chief Financial Officer of Alltel Corporation ("Alltel"), a U.S. wireless telecommunications network operator, acquired by Verizon Wireless in 2009. She served as Corporate Controller of Alltel from May 2002 to February 2006 and as Controller of Alltel Communications, Inc., a subsidiary of Alltel, from April 1999 to May 2002. Prior thereto, she served as Audit Manager of the former independent registered public accounting firm Arthur Andersen LLP from 1992 to April 1999. Ms. Gasaway is a nominee for director.

        As the former Executive Vice President and Chief Financial Officer of a Fortune 500 company, Ms. Gasaway has extensive experience in the areas of capital markets, budgeting and forecasting, strategic planning, internal audit, tax and auditing with respect to complex business operations and transactions. As a result, she brings to the Board a breadth of knowledge regarding the financial and accounting functions of the Company's operations, as well as with respect to the Company's financial controls, financial reporting and disclosure, balance sheet management, integration of acquisitions, and accounting. Ms. Gasaway's experience serving as a director for companies within the oil and gas and transportation industries provides her with a diverse perspective on Board-related matters. She has been a Certified Public Accountant since 1993.

        Thomas C. Godlasky has been a director of the Company since July 2010 and Chairman of the Board since April 2018. Mr. Godlasky served as Chief Executive Officer of Aviva North America, Aviva plc's life insurance and annuity business in the U.S. and its property and casualty business in Canada, from July 2007 to March 2010. Mr. Godlasky also served in the dual position as Chief Executive Officer and President of Aviva USA from November 2006 to November 2009. Prior thereto, Mr. Godlasky served as Chairman of the Board, Chief Executive Officer and President of AmerUs Group, Des Moines, Iowa, a life insurance and annuity business, which was acquired by Aviva plc in 2006, from November 2005 to November 2006 and as President and Chief Operating Officer from November 2003 to November 2006. He also served as a director of AmerUs Group from November 2003 until November 2006, whereupon he joined the Aviva USA Board of Directors until March 2010. Mr. Godlasky earned the Chartered Financial Analyst designation in 1992. Mr. Godlasky's term on the Board expires in 2021.

        Mr. Godlasky's service as the Chairman and Chief Executive Officer of AmerUs Group, a leading U.S. producer of annuity and life insurance products, provides him with valuable insights on running a complex financial services company with diverse operations and products. He has experience in a number of areas that are critical to the Company, including mergers and acquisitions, information and technology, risk management, long-range strategic planning, expertise in the types of products we offer to our clients and the importance of close cooperation with our regulators. Mr. Godlasky brings strong leadership skills and a valuable perspective on global financial, operational and strategic matters to the Board, as well as maintains a deep understanding of the challenges of operating in a highly regulated industry such as ours.

        Daniel P. Hanson has been Senior Vice President and Chief Investment Officer of the Company and the Company's asset manager, Ivy Investment Management Company, since June 2019. Prior to joining the Company, he served as Head of Impact Investing for JANA Partners LLC since 2018. From 2013-2018, Mr. Hanson was with Jarislowsky Fraser Global Investment Management, where he served as Partner, Head of U.S. Equities and Co-Chair of the Investment Strategy Committee. From 2006-2013, Mr. Hanson was with BlackRock, where he served as Portfolio Manager and Managing Director.

        James A. Jessee has been a director of the Company since July 2019. He has served as a director of YieldStreet Prism Fund Inc., a closed-end multi-asset fixed income fund managed by YieldStreet Management, LLC based in New York, New York since October 2019. He served as a member of the Management Committee of MFS Investment Management, an investment management company based in Boston, Massachusetts, from 2011 to 2018. Mr. Jessee was President of MFS Fund Distributors, Inc. from

2004 to 2018 and Co-Head of Global Distribution from 2011 to 2018. Prior to that, he held various positions with MFS from 1987 to 2004. Mr. Jessee also served on the board of the Investment Company Institute from 2014 to 2018. Mr. Jessee's term on the Board expires in 2022.

        Mr. Jessee has over 38 years of experience in the financial services industry, which includes participating as a member of the Management Committee of MFS Investment Management, one of the oldest mutual fund companies focused on active management. He brings the Board valuable insight regarding mutual fund operations and distribution based on his experience with MFS. He also has substantial knowledge in the areas of marketing, asset management distribution outside of the United States, as well as a broad wealth management industry perspective.

        Katherine M.A. ("Allie") Kline has been a Director of the Company since February 2020. She has served as a director of Huntington Bancshares Incorporated, a Columbus, Ohio regional bank holding company, since April 2019 and of Pier 1 Imports, Inc., a Fort Worth, Texas retailer specializing in home furnishings and décor, since September 2018. She also serves as a director of National Forest Foundation, the non-profit partner of the U.S. Forest Service. Ms. Kline served as chief marketing and communications officer for Oath Inc. (now Verizon Media), the Verizon Communications, Inc. subsidiary consisting of 20+ distinctive digital brands, from its formation in 2017 following Verizon's acquisition of Yahoo to July 2018. Ms. Kline was chief marketing and communications officer for AOL from 2013 to 2017 prior to and following Verizon's acquisition of AOL in 2015. She also served as the CEO of MAKERS, Verizon Media's prominent women's media brand from 2016-2018. Earlier in her career she held digital media and marketing leadership positions with data and analytics company 33Across, Unicast (now Amazon), InterVU (now Akamai), and the Washington Wizards. Ms. Kline is a nominee for director.

        Ms. Kline has valuable experience as a senior executive at a publicly traded company and provides the Board with strategic marketing, communications, M&A and transformation expertise. Her service as a director of other public companies also provides her with a different perspective on Board-related matters.

        Alan W. Kosloff has been a Director of the Company since January 2003 and was Lead Independent Director from January 2010 to April 2018. Prior thereto, he served as Chairman of the Board from May 2005 through December 2009. He has served as Chairman of Kosloff & Partners, LLC, Edwards, Colorado, a consulting and investment firm, since April 1996. Previously, he served as Chairman of Jones & Mitchell, Olathe, Kansas, an imprinted and licensed sportswear company, from October 1997 to March 2005 and as Chairman, Chief Executive Officer and President of American Marketing Industries, Inc., Kansas City, Missouri, an apparel manufacturing, distribution and marketing firm from 1976 to 1995. Mr. Kosloff's term on the Board expires in 2020.

        Mr. Kosloff has over 44 years of experience in executive management, investment, sales and marketing roles, including as President and Chief Executive Officer of American Marketing Industries, Inc. and founder of Kosloff & Partners, LLC. Mr. Kosloff provides the Board the benefit of his substantial financial, management and operational expertise, including with respect to marketing and distribution efforts, corporate governance, strategic planning and corporate strategy. Mr. Kosloff has offered valuable insights with respect to strategic planning, executive succession planning and executive development, corporate governance and stockholder communications.

        Dennis E. Logue has been a Director of the Company since January 2002. He served as Chairman of the Board of Ledyard Financial Group, Inc., a bank holding company located in Hanover, New Hampshire, from August 2005 to May 2019. Additionally, Mr. Logue has served as an Emeritus Professor of Management at the Amos Tuck School, Dartmouth College since August 2005. He served as Dean of the Michael F. Price College of Business at the University of Oklahoma from July 2001 to September 2005. Prior thereto, Mr. Logue held numerous business-oriented professorships, including at the Amos Tuck School, Dartmouth College from July 1974 to June 2001. He has also worked as a consultant and expert witness on various financial matters since 1974. Mr. Logue has served as a director of Abraxas Petroleum Corporation, San Antonio, Texas, a natural gas and crude oil exploration, development and production company, since April 2003 and of ALCO Stores, Inc., Dallas, Texas, a general merchandise retailer, from May 2005 through September 2014. Mr. Logue's term on the Board expires in 2021.

        Mr. Logue is highly accomplished in the field of business management and financial academia, having taught in the areas of managerial economics and finance, corporate governance, financial markets and international finance for 47 years and published over 90 books and articles in the areas of economics, pension plans, corporate and international finance and capital markets. His past leadership roles in the academic world allow him to bring a wide range of experience and new insights to his service on the Board. As a founding director of Ledyard National Bank, Mr. Logue also has substantial expertise in the areas of the financial services industry, executive management and operations.

        Shawn M. Mihal has been Senior Vice President – Wealth Management of the Company since December 2018 and President, Waddell & Reed, Inc. ("WRI") since November 2017. Prior to that, Mr. Mihal was Chief Operating Officer of WRI from August 2017 to November 2017 and Senior Vice President, Chief Compliance Officer and Chief Regulatory Officer of WRI and Ivy Distributors, Inc. ("IDI") from March 2015 to August 2017. Prior to joining the company, he served as Vice President and Chief Compliance Officer for Transamerica Financial Advisors, Inc., an independent broker-dealer and registered investment advisor in St. Petersburg, Florida, from September 2010 to March 2015 and as Chief Compliance Officer for Great American Advisors, Inc., a registered investment advisor in Cincinnati, Ohio, from October 2004 to August 2010. Mr. Mihal joined the Company in March 2015.

        Michael F. Morrissey has been a director of the Company since July 2010. He has been a director of Ferrellgas Partners, L.P., a propane gas marketing and distribution company in Liberty, Missouri since 1999. He was a director of Westar Energy, Inc., an electric service company based in Topeka, Kansas, from 2003 through May 2015. Mr. Morrissey retired in September 1999 after serving 24 years, including 17 years as a partner, with Ernst & Young LLP, an auditing and financial services firm. Prior thereto, Mr. Morrissey worked for five years for another major accounting firm and six years for a motor truck manufacturer. Mr. Morrissey has been a Certified Public Accountant since 1972. Mr. Morrissey also served as a director of Blue Cross Blue Shield of Kansas City, a Kansas City, Missouri health insurance company, from 2006 through April 2017; of J.E. Dunn Construction Group, Inc., a private construction business located in Kansas City, Missouri, from 2000 through January 2017; of Balance Innovations, Inc., an office management technology company located in Lenexa, Kansas, from 2008 through May 2019; and a special advisor to the audit committee of the Dairy Farmers of America, a farmer-owned milk marketing cooperative located in Kansas City, Missouri, from 2000 through August 2014. Mr. Morrissey also serves as a director or trustee for numerous non-profit, civic, and charitable organizations. Mr. Morrissey's term on the Board expires in 2021.

        Mr. Morrissey's qualifications to serve as a director include his substantial experience as the Chairman or member of the audit committee of other public companies, his many years of experience as an audit partner of a major accounting firm, and his extensive experience as a director of other large companies, both public and private. Mr. Morrissey brings to the Board significant audit and accounting expertise and a deep understanding of financial statements, corporate finance, risk management and internal audit functions. Mr. Morrissey's knowledge and experience gained as a board member of various public and private companies, as well as not-for profit, civic and charitable organizations provide the Board with a wide range of experience and insights regarding Board actions. Mr. Morrissey is also a Certified Public Accountant (retired).

        Christopher W. Rackers has been Senior Vice President and Chief Administrative Officer of the Company since June 2019. He served as Senior Vice President and Chief Human Resources Officer of the Company from January 2019 to June 2019 and as Senior Vice President and Chief Human Resources Officer of certain of the Company's subsidiaries from January 2017 to June 2019. Prior to joining the Company, Mr. Rackers was Vice President, Global Human Resources at Payless ShoeSource, a discount footwear retailer in Topeka, Kansas, from January 2016 to January 2017, Vice President, Global Human Resources at WIS International, a retail and inventory services company in Dallas, Texas, from May 2015 to December 2015, Vice President of Human Resources at H&R Block, a tax preparation company in Kansas City, Missouri, from May 2013 to June 2015. Prior thereto, he held several positions with Aramark, a food service, facilities and uniform services provider, including Senior Vice President, Human Resources, from June 2006 to May 2013. Mr. Rackers joined the Company in January 2017.

        Philip J. Sanders has been Chief Executive Officer and a Director of the Company since August 2016. He served as Chief Investment Officer of the Company from February 2011 to June 2019. Mr. Sanders has served as President of Ivy Investment Management Company ("IICO") from August 2016 and was Chief Investment Officer of IICO from August 2010 to June 2019. Prior thereto, he served as Senior Vice President of Waddell & Reed Investment Management Company ("WRIMCO") from July 2000 to August 2016, Senior Vice President of IICO from April 2003 to August 2016 and Vice President of WRIMCO from January 1999 to July 2000. He is also President of the InvestEd Portfolios, Ivy Funds, Ivy High Income Opportunities Fund, Ivy NextShares and Ivy Variable Insurance Portfolios, all of which are mutual funds managed by the Company. Mr. Sanders joined the Company as a mutual fund portfolio manager in August 1998. Mr. Sanders' term on the Board expires in 2022.

        Mr. Sanders has over 31 years of experience in the financial services industry, including 21 years with the Company. Mr. Sanders' oversight of all Company operations and his experience in investment management is an indispensable contribution to the Board and provides a critical link between management and the Board.

        Amy J. Scupham has been Senior Vice President – Distribution of the Company since December 2018 and President of IDI since April 2018. Prior to that Ms. Scupham was Chief Operating Officer of IDI from February 2018 to April 2018 and Senior Vice President – Institutional Sales from May 2016 to February 2018. Prior thereto, she held various positions at the Company in institutional sales and consultant relations. Ms. Scupham joined the Company in April 2008.

        Jerry W. Walton has been a Director of the Company since April 2000. Mr. Walton served as a business consultant to Hunt Ventures, a group of private companies located in Rogers, Arkansas, from April 2010 to February 2016. He served as Executive Vice President of Finance and Administration and Chief Financial Officer of J.B. Hunt Transport Services, Inc., a transportation provider in Lowell, Arkansas, from October 1991 until September 2009. Prior thereto, Mr. Walton served as a managing partner and a tax partner with KPMG, with whom he had been employed since 1968. Mr. Walton also serves as a director of the Northwest Arkansas National Airport Authority. Mr. Walton is a nominee for director.

        Mr. Walton brings extensive financial, operational and executive management expertise to the Board having served as the Executive Vice President and Chief Financial Officer of J.B. Hunt Transport Services, Inc., one of the largest transportation logistics companies in North America. Mr. Walton also has significant public accounting experience, including in the areas of accounting, finance and tax, and direct experience in the areas of information and technology services, treasury functions, real estate, human resources and risk management. As a long-time director, Mr. Walton offers a breadth of knowledge about issues affecting the Company and its industry, as well as with respect to its financial statements, balance sheet management, budgeting process and executive compensation. Mr. Walton is also a Certified Public Accountant (retired).

        Constance K. Weaver has been a Director of the Company since February 2020. She has served as a director of Citizens Inc., an Austin, Texas insurance holding company, since June 2018. Ms. Weaver has served as Co-founder and Chief Executive Officer of Tracker Group LLC since 2017. Previously, Ms. Weaver served as Senior Executive Vice President, Chief Marketing & Communications Officer at TIAA, a financial services organization in New York, New York, from 2010 to 2017, Senior Vice President, Chief Marketing & Communications Officer at Hartford Financial Services from 2008 to 2010, Executive Vice President, Chief Marketing Officer at BearingPoint, Inc. from 2006 to 2008, and Executive Vice President, Marketing, Public Relations & Brand from 2002 to 2006 and Vice President, Investor Relations and Financial Communications from 1996 to 2002 at AT&T Corporation. Ms. Weaver served as a director of Westchester Group Investment Management Holding Company, a registered investment company, from 2015 to 2017. Ms. Weaver currently serves on the board of Make a Wish, National Council on Aging,

CT Public Broadcasting and American Red Cross South Florida. Ms. Weaver's term on the Board expires in 2021.

        Ms. Weaver provides the Board with an extensive background and track record of pioneering and enacting multi-phase marketing and brand transformations spanning customer insight analyses, digital infrastructure modernization, holistic customer experience optimization, and implementation of a data-optimized digital marketing ecosystem. She also has a strong background building and directing award-winning investor relations and communications programs, managing crisis, including activist investors and proxy situations and overseeing complex transactions. In addition, her experience also includes numerous engagements, memberships and committee chairs on the board of a variety of public and private companies, providing her with substantial experience in both executive and board leadership.

        There are no family relationships among any of the Company's executive officers, directors or nominees for director.

Security Ownership of Management

        The following table reflects information regarding beneficial ownership of the Company's Class A common stock by each of its directors (including all nominees for director) and named executive officers set forth in the Summary Compensation Table, as well as by all directors and executive officers as a group, as of March 2, 2020. Unless otherwise indicated in the footnotes below, "beneficially owned" means the sole power to vote or direct the voting of a security and the sole power to dispose or direct the disposition of a security.

Name of Beneficial Owner	Number of Shares Beneficially Owned Directly (1)	Number of Shares Beneficially Owned Indirectly (2)	Percent of Class
Kathie J. Andrade	13,150	-	*
Brent K. Bloss	288,307	-	*
Benjamin R. Clouse	74,143	2,588	*
Sharilyn S. Gasaway	52,187	-	*
Thomas C. Godlasky	58,026	-	*
Daniel P. Hanson	259,255	19,184	*
James A. Jessee	11,229	-	*
Katherine M.A. ("Allie") Kline	6,794	-	*
Alan W. Kosloff	49,501	-	*
Dennis E. Logue	76,956	-	*
Shawn M. Mihal	54,982	-	*
Michael F. Morrissey	-	52,187	*
Philip J. Sanders	598,938	-	*
Jerry W. Walton	76,831	-	*
Constance K. Weaver	6,794	-	*
All Directors and Executive Officers as a group (18 persons)	1,765,872	73,959	2.74%

*
Denotes less than 1%.

(1)
Includes unvested shares of restricted Class A common stock granted under the Company's Stock Incentive Plan, as amended and restated (the "Stock Incentive Plan"), for Messrs. Bloss (118,052),Clouse (44,071), Godlasky (11,467), Hanson (149,343), Jessee (7,504), Kosloff (5,097), Logue (9,067), Mihal (36,843) ,Sanders (229,227) and Walton (9,067) and Mss. Andrade (7,504), Gasaway (9,067), Kline (6,794) and Weaver (6,794).

(2)
For Mr. Morrissey, indirect beneficial ownership reflects shares of Class A common stock owned by his personal trust, including 9,067 shares of unvested restricted Class A common stock. For Messrs. Clouse and Hanson, indirect beneficial ownership reflects shares of Class A common stock owned by their spouse.

CORPORATE GOVERNANCE

        We believe that good corporate governance helps to ensure that the Company is managed for the long-term benefit of our stakeholders, and we continually review and consider our corporate governance policies and practices, the SEC's corporate governance rules and regulations, and the corporate governance listing standards of the NYSE, the stock exchange on which our Class A common stock is traded.

        You can access and print the charters of our Audit Committee, Compensation Committee and Corporate Governance Committee, as well as our Corporate Governance Guidelines, Corporate Code of Business Conduct and Ethics, Whistleblower Policy and other Company policies and procedures required by applicable law, regulation or NYSE corporate governance listing standards on the "Governance Documents" link in the dropdown menu on the "Corporate Governance" tab of the "Investor Relations" section of our website at ir.waddell.com.

Director Independence

        The Board is composed of a majority of directors who satisfy the criteria for independence under the NYSE corporate governance listing standards. In determining independence, each year the Board affirmatively determines, among other items, whether the directors have any direct or indirect material relationship with the Company or any of its subsidiaries pursuant to the NYSE corporate governance listing standards. When assessing the "materiality" of a director's relationship with the Company, if any, the Board considers all relevant facts and circumstances, not merely from the director's standpoint, but from that of the persons or organizations with which the director has an affiliation. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. The Board also considers any other relationship that could interfere with the exercise of independence or judgment in carrying out the duties of a director.

        Applying these independence standards, the Board determined that Kathie J. Andrade, Sharilyn S. Gasaway, Thomas C. Godlasky, James A. Jessee, Katherine M.A. ("Allie") Kline, Alan W. Kosloff, Dennis E. Logue, Michael F. Morrissey, Jerry W. Walton and Constance K. Weaver are all independent directors.

        After due consideration, the Board has determined that no non-employee director has a material relationship with the Company or any of its subsidiaries (either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with the Company or any of its subsidiaries) and they all meet the criteria for independence under the NYSE corporate governance listing standards.

Director Membership on Other Boards

        Each director is responsible for ensuring that other commitments do not conflict or materially interfere with his or her responsibilities to the Company. Under the Company's Corporate Governance Guidelines, without approval from the Board, (i) any non-employee director who serves as a chief executive officer or in an equivalent position of a public company should not serve on more than two boards of public companies in addition to the Board; and (ii) other directors should not serve on more than four boards of public companies in addition to the Board. Executive officers of the Company may not serve on the board of other public companies without the approval of the Board. Audit Committee members may not simultaneously serve on the audit committee of more than two other public companies without the approval of the Board.

        Directors are expected to notify the Chairman of the Board and the General Counsel before accepting a seat on the board of another business corporation. The General Counsel will conduct a review of the potential board membership for conflicts and other issues prior to the director agreeing to serve. Further, each Audit Committee member is expected to advise the Chairman of the Board and the General Counsel in advance of accepting a position as a member of another public company audit committee. In such event, the Board will assess whether such service would impair the Audit Committee member's service to the Company.

Board Composition and Director Qualifications

        The Corporate Governance Committee periodically assesses the appropriate size and composition of the Board, and whether any vacancies on the Board are expected. In the event that vacancies are anticipated or otherwise arise, the Corporate Governance Committee will review and assess potential director candidates. The Corporate Governance Committee utilizes various methods for identifying and evaluating candidates for director. Candidates may come to the attention of the Corporate Governance Committee through recommendations of Board members, management, stockholders or professional search firms. Generally, director candidates should, at a minimum:

  •
  Possess relevant business and financial expertise and experience, including an understanding of financial statements;

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  Have the highest character and integrity and a reputation for working constructively with others;

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  Have sufficient time to devote to Board meetings and consultation on Board matters; and

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  Be free of conflicts of interest that violate applicable law or interfere with director performance.

        In addition, the Corporate Governance Committee will consider for recommendation director candidates who possess the following qualities and skills, among others:

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  The capacity and desire to represent the interests of the Company's stakeholders as a whole and not primarily a special interest group or constituency;

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  Diverse backgrounds, with diversity considered in the broadest sense, including factors such as age, gender, race, ethnicity, and geographic location, as well as variety in terms of experiences and backgrounds and individual perspectives to support Board dynamics and effectiveness

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  High level of leadership experience in business activities and sound business judgment;

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  Highly accomplished in their respective field, with superior credentials and recognition;

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  The ability to contribute to the mix of skills, core competencies, diversity and qualifications of the Board through notable or significant achievements or expertise, including in one or more of the following areas: executive leadership, accounting and finance; mergers and acquisitions; investment or wealth management; distribution; marketing; legal, risk and compliance; and cybersecurity and technology;

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  Service as a senior officer or equivalent position of, or a competent overseer and trusted advisor to senior management of, a publicly-held company; and

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  Knowledge, or willing and able to quickly gain knowledge, of the critical aspects of the Company's business and operations.

        The director qualifications above are general in nature and may be modified by the Board or the Corporate Governance Committee from time to time as the Board or the Corporate Governance Committee deems appropriate.

        In considering candidates for director nominee, the Corporate Governance Committee generally reviews all information regarding a candidate's background and qualifications, evaluates a candidate's mix of skills and qualifications, and determines the contribution the candidate could be expected to make to the overall functioning of the Board. The Board seeks independent directors who represent a diverse mix of perspectives, backgrounds and experiences that will enhance the quality of the Board's deliberations and decisions. The Corporate Governance Committee does not have a separate policy regarding gender, race, ethnicity, age, or other diversity criteria in identifying candidates for director nominee, but rather evaluates diversity in the broadest sense a broad sense, recognizing the benefits of gender, race, ethnic, and age diversity, while also considering the breadth of perspectives, backgrounds and experiences that directors and candidates for director nominee may bring to the Board. In its assessment of the Board's composition as a whole, the Corporate Governance Committee considers whether the Board reflects the appropriate overall balance of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities.

Changes in Board Composition

        Following the retirement of Henry J. Herrmann and Mr. Godlasky's appointment as Chairman of the Board in April 2018, the Board engaged Russell Reynolds Associates to assess the skills, experiences and background of our directors in light of the Company's strategic initiatives and the planned retirement of additional directors over the next couple of years. Based on the results of this assessment, the Corporate Governance Committee engaged Russell Reynolds to assist in the search for director candidates to fill the vacancy on the Board created by Mr. Herrmann's retirement and to identify candidates to fill vacancies created by the future retirement of directors. Through this process, the Corporate Governance Committee identified (i) Ms. Andrade, who was appointed to the Board in March 2019 to replace Mr. Herrmann, (ii) Mr. Jessee, who was appointed to the Board in July 2019 to replace Mr. Raines following his retirement in April 2019, (iii) Ms. Kline, who was appointed to the Board in February 2020 in connection with Mr. Kosloff's retirement in April 2020 and (iv) Ms. Weaver, who was appointed to the Board in February 2020 in connection with the retirement of Messrs. Logue and Morrissey in April 2021. The Corporate Governance Committee plans to conduct a search for an additional director in connection with the retirement of Messrs. Logue and Morrissey in April 2021.

Director Resignation Policy

        Our Corporate Governance Guidelines include a Director Resignation Policy pursuant to which any director nominee in an uncontested election who receives a greater number of "withheld" votes than "for" votes will, within five business days following the certification of the stockholder vote, tender his or her resignation to the Chairman of the Board for consideration by the Board. In addition, if a director's principal occupation or business association changes from the position the director held when originally invited to join the Board, the director is required to promptly notify the Chairman of the Board and the General Counsel and tender his or her written resignation to the Chairman and the General Counsel for consideration by the Board. A director whose resignation is under consideration is required to abstain from participating in any recommendation or decision regarding that resignation, but may otherwise remain active and engaged in all Board activities, deliberations, and decisions during this Board process.

        The Board will promptly make a determination whether to accept, reject or otherwise act with respect to any tendered resignation. In making this determination, the Board may consider all factors that it deems relevant, including the underlying reasons why stockholders "withheld" votes for election from such director (if ascertainable), the effect of the change in the director's principal occupation or business association on such director's independence, the length of service and qualifications of the director whose resignation has been tendered, the director's contributions to the Company, whether by accepting such resignation the Company will no longer be in compliance with any applicable law, rule, regulation or governing document, and whether or not accepting the resignation is in the best interests of the Company and its stakeholders. The Board may also consider a range of possible alternatives concerning the director's tendered resignation, including acceptance of the resignation, rejection of the resignation, or in the case of a resignation tendered in connection with a stockholder vote, rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Board to have substantially resulted in the "withheld" votes.

        The Board will act on the tendered resignation, and if the resignation is tendered in connection with a stockholder vote, publicly disclose its decision regarding the resignation within 120 days after the results of the election are certified. If the Board does not accept the resignation, the director shall continue to serve until the end of his or her term and until the director's successor is elected and qualified, or until his or her earlier resignation or removal.

Director Recommendations by Stockholders

        In addition to recommendations from Board members, management or professional search firms, the Corporate Governance Committee will consider director candidates properly submitted by stockholders who individually or as a group have beneficially owned at least two percent of the outstanding shares of the Company's Class A common stock for at least one year prior to the date the recommendation is submitted. Nominees recommended by stockholders in compliance with the Company's Policy Regarding Director Recommendations by Stockholders and the Company's Bylaws will be evaluated on the same basis as other nominees considered by the Corporate Governance Committee.

        Stockholders must submit director candidate recommendations in writing by certified mail to the Company's Secretary not less than 120 days prior to the first anniversary of the date of the proxy statement relating to the Company's previous annual meeting. Accordingly, for the 2021 Annual Meeting of Stockholders, director candidates must be submitted to the Company's Secretary by November 6, 2020. Director candidates submitted by stockholders must contain at least the following information:

  •
  The name and address of the recommending stockholder;

  •
  The number of shares of the Company's Class A common stock beneficially owned by the recommending stockholder and the dates such shares were acquired;

  •
  The name, age, business address and residence of the candidate;

  •
  The principal occupation or employment of the candidate for the past five years;

  •
  A description of the candidate's qualifications to serve as a director, including financial expertise, and why the candidate does or does not qualify as "independent" under the NYSE corporate governance listing standards;

  •
  The number of shares of the Company's Class A common stock beneficially owned by the candidate, if any; and

  •
  A description of the arrangements or understandings between the recommending stockholder and the candidate, if any, or any other person pursuant to which the recommending stockholder is making the recommendation.

        In addition, the recommending stockholder and the candidate must submit, with the recommendation, a signed statement agreeing and acknowledging that:

  •
  The candidate consents to being a director candidate and, if nominated and elected, he/she will serve as a director representing all of the Company's stockholders in accordance with applicable laws and the Company's Certificate of Incorporation and Bylaws;

  •
  The candidate, if elected, will comply with the Company's Corporate Governance Guidelines and any other applicable rule, regulation, policy or standard of conduct applicable to the Board and its individual members;

  •
  The recommending stockholder will maintain beneficial ownership of at least two percent of the Company's issued and outstanding Class A common stock through the date of the annual meeting for which the candidate is being recommended for nomination and that, upon such candidate's nomination and election to the Board, the recommending stockholder intends to maintain such ownership throughout the candidate's term as director; and

  •
  The recommending stockholder and the candidate will promptly provide any additional information requested by the Corporate Governance Committee and/or the Board to assist in the consideration of the candidate, including a completed and signed Questionnaire for Directors and Officers on the Company's standard form and an interview with the Corporate Governance Committee or its representative.

        For a complete list of the information that must be included in director recommendations submitted by stockholders, please see the "Policy Regarding Director Recommendations By Stockholders" by clicking on the "Governance Documents" link in the dropdown menu on the "Corporate Governance" tab of the "Investor Relations" section of our website at ir.waddell.com. The Corporate Governance Committee will consider all director candidates submitted through its established processes, and will evaluate each of them, including incumbents, based on the same criteria.

        The policies and procedures above are intended to provide flexible guidelines for the effective functioning of the Company's director nomination process. The Board intends to review these policies and procedures periodically and anticipates that modifications may be necessary from time to time as the Company's needs and circumstances change.

Communications with the Board

        Stockholders and all other interested parties may communicate with the Board, Board committees, the independent or non-employee directors, each as a group, and individual directors by submitting their communications in writing to the attention of the Company's Secretary. All communications must identify the recipient, the author, state whether the author is a stockholder of the Company, and be forwarded to the following address:

Waddell & Reed Financial, Inc.
6300 Lamar Avenue
Overland Park, KS 66202
Attn: Secretary

        The directors of the Company, including the non-employee directors, have directed the Secretary not to forward to the intended recipient any communications that are reasonably determined in good faith by the Secretary to relate to improper or irrelevant topics or are substantially incomplete.

Board Meetings

        The Board held six meetings during the 2019 fiscal year and the non-employee/independent directors held executive sessions at each of the quarterly Board meetings with Mr. Godlasky serving as chairman of the executive sessions. Each director attended at least 75% of the aggregate of the meetings of the Board and committees of the Board on which the director served. The Company has adopted a Director Attendance Policy to stress the importance of attendance, director preparedness, and active and effective participation at Board, Board committee and stockholder meetings. All of the directors serving on the Board at the time of the 2019 Annual Meeting of Stockholders attended the meeting.

Board Leadership Structure and Role in Risk Oversight

        The Board believes that it should have the flexibility to make determinations as to whether the same individual should serve as both the Chief Executive Officer and the Chairman of the Board, taking into account changing needs and circumstances of both the Company and the Board over time. In determining the appropriate leadership structure, the Board considers, among other things, the current composition of the Board and challenges and opportunities specific to the Company. In prior years, the Company has had the same and different individuals serving as its Chief Executive Officer and Chairman of the Board at different points in time.

        Currently, Mr. Sanders serves as Chief Executive Officer of the Company and Mr. Godlasky serves as non-executive Chairman of the Board. The Board believes that its current leadership structure is appropriate and allows Mr. Sanders to focus on the operations of the Company and consult with the Chairman on Board matters and issues facing the Company. As Chairman, Mr. Godlasky serves as the principal liaison between management and the independent directors, advises management with respect to agenda items and presides over executive sessions of the independent directors.

        Management is responsible for the Company's day-to-day risk management. The Board's role is to provide oversight of the processes designed to identify, assess and monitor key risks and risk mitigation activities. The Board's oversight responsibility with respect to risk management is primarily discharged through the Audit Committee, which reviews with management a comprehensive enterprise risk assessment conducted and prepared by Internal Audit with input from members of executive and senior management. Management is ultimately responsible for the identification and assessment of internal and external risks that could materially impact the Company's operations, monitoring identified risks and taking appropriate steps to mitigate such risks. Annually, Internal Audit conducts a comprehensive enterprise risk assessment and uses an established risk management framework to identify and characterize various risks based on the significance of their potential impact on the Company's operations, reputation and strategy, and the likelihood of occurrence. Such risks include internal and external financial, operational, strategic, technology/cybersecurity, industry/market, reputation, people/culture, and legal/regulatory risks. In addition, the Chief Audit Executive and the Company's independent registered public accounting firm provide regular reports to the Audit Committee regarding the internal and external audit plans and the results of on-going audits, as well as a report on Sarbanes-Oxley compliance. To ensure candid and complete reporting, the Audit Committee meets regularly in separate executive sessions with management, the Chief Audit Executive and the Company's independent registered public accounting firm.

        In addition to the Audit Committee's oversight of cybersecurity risks through the enterprise risk assessment described above, senior management, including the Company's Chief Technology Officer, provide the Board with a comprehensive review of the Company's cybersecurity program, including the framework, policies and procedures, employee training, vendor information security management, security tools and protections, and incident response plan.

        Each standing committee regularly reports its actions to the full Board and the Board receives regular financial and operational reports from senior management, including updates regarding legal, regulatory and compliance matters from the General Counsel, which enables coordination of the risk oversight function. Collectively, these processes are intended to provide the Board as a whole with an in-depth understanding of risks faced by the Company and enables the Board to provide direction to senior management with respect to its approach to identifying, assessing, monitoring and mitigating material risks. The Board believes that the combination of a non-executive Chairman of the Board, the Audit Committee, and an experienced senior management team provide the appropriate leadership to assist in effective risk oversight by the Board.

Risk Analysis of Compensation Policies and Practices

        The Compensation Committee assessed, with the assistance of management, the Company's compensation policies and practices to determine whether these policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

        This assessment included a review of the Company's executive and broad-based employee compensation programs, the identification of potential risks that could result from such policies and practices, the identification of factors and controls that mitigate those risks, and an analysis of the potential risks against mitigating factors and controls and the Company's business strategies and objectives. Based on this assessment, the Compensation Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In its assessment and conclusion, the Compensation Committee considered the following design features, among others:

  •
  Overall compensation levels competitive with the market.

  •
  The use of financial performance measures that are quantifiable and measurable.

  •
  The use of performance goals that are appropriate in light of past performance and market conditions.

  •
  Oversight by a Compensation Committee comprised of independent, non-employee directors with the ability to use discretion in determining compensation levels.

  •
  The use of long-term equity incentive awards, which comprise a significant portion of total annual incentive compensation and typically vest over a four-year period, and stock ownership requirements that align the long-term interests of our executive officers with those of our stockholders.

  •
  The ability of management to exercise discretion to reduce payouts, including in connection with extraordinary or unanticipated events.

  •
  Multiple internal controls and approval processes intended to prevent manipulation of performance.

Audit, Compensation and Corporate Governance Committees

        The Board has an Audit Committee, a Compensation Committee and a Corporate Governance Committee. Committee members are elected annually by the Board and serve until their successors are elected and qualified or until their earlier death, retirement, resignation or removal. The functions of each committee are described in detail in its respective charter, which is available on the "Governance Documents" link in the dropdown menu of the "Corporate Governance" tab on the "Investor Relations" section of the Company's website at ir.waddell.com.

        Upon the recommendation of the Corporate Governance Committee, the Board appointed the following members to serve on these committees:

  •
  Audit Committee

  •
  Sharilyn S. Gasaway

  •
  Dennis E. Logue

  •
  Michael F. Morrissey (Chair)

  •
  Jerry W. Walton

  •
  Compensation Committee

  •
  Kathie J. Andrade (from October 2019)

  •
  James A. Jessee (from October 2019)

  •
  Alan W. Kosloff

  •
  Michael F. Morrissey

  •
  James M. Raines (until his retirement in April 2019)

  •
  Jerry W. Walton (Chair)

  •
  Corporate Governance Committee

  •
  Kathie J. Andrade (from March 2019)

  •
  Sharilyn S. Gasaway

  •
  Thomas C. Godlasky (Chair)

  •
  James A. Jessee (from July 2019)

  •
  Katherine M.A. ("Allie") Kline (from February 2020)

  •
  Alan W. Kosloff

  •
  Dennis E. Logue

  •
  Michael F. Morrissey

  •
  James M. Raines (until his retirement in April 2019)

  •
  Jerry W. Walton

  •
  Constance K. Weaver (from February 2020)

Committee Descriptions

        Audit Committee.    The Audit Committee (1) appoints, terminates, retains, compensates and oversees the work of the independent registered public accounting firm, (2) pre-approves all audit services and permitted non-audit services provided by the independent registered public accounting firm, (3) oversees the performance of the Company's internal audit function, (4) evaluates the qualifications, performance and independence of the independent registered public accounting firm, (5) reviews external and internal audit reports and management's responses thereto, (6) oversees the integrity of the financial reporting process, system of internal accounting controls, and financial statements and reports of the Company, (7) oversees the Company's compliance with legal and regulatory requirements, (8) reviews and discusses with management and the independent registered public accounting firm the Company's annual and quarterly financial statements, including disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth in periodic reports filed with the SEC, (9) discusses with management earnings press releases, (10) meets with management, the internal auditors, the independent registered public accounting firm and the Board, (11) discusses with the independent registered public accounting firm the matters required to be discussed by standards adopted by the Public Company Accounting Oversight Board (the "PCAOB") or other applicable accounting standards or regulations, including the independent registered public accounting firm's responsibility under the auditing and related professional practice standards established by the PCAOB, critical audit matters addressed during the audit, and disagreements with management encountered in the course of the audit, (12) provides the Board with information and materials as it deems necessary to make the Board aware of significant financial, accounting and internal control matters of the Company, (13) periodically reviews the Company's Whistleblower Policy and Code of Business Conduct and Ethics and oversees the receipt, investigation, resolution and retention of all complaints submitted under these policies, (14) reviews and pre-approves all "related-person transactions" (as defined the Securities and Exchange Commission regulations), (15) produces a report for inclusion in the Company's proxy statement, and (16) otherwise complies with its responsibilities and duties as stated in the Company's Audit Committee Charter.

        The Board has determined that all four members of the Audit Committee satisfy the independence and other requirements for audit committee membership of the NYSE corporate governance listing standards and SEC requirements. The Board has also determined that Ms. Gasaway and Messrs. Logue, Morrissey and Walton are audit committee financial experts as defined by the SEC. The Board determined that these members acquired the attributes of an audit committee financial expert through their experience in preparing, auditing, analyzing or evaluating financial statements containing accounting issues as generally complex as the Company's financial statements; actively supervising one or more persons engaged in such activities; and their experience of overseeing or assessing the performance of companies and public accountants with respect to the preparation, auditing or evaluation of financial statements. In 2019, the Audit Committee met six times. For additional information concerning the Audit Committee, see "Audit Committee Report" below.

        Compensation Committee.    The Compensation Committee (1) approves and oversees the Company's executive and non-employee director compensation policies, objectives and programs, (2) reviews and approves compensation decisions with respect to the Company's executive officers to help ensure that such persons are fairly compensated based upon their performance and contribution to the Company's growth and profitability, and that such compensation decisions support the Company's objectives and its stakeholders' interests, (3) acts and provides oversight with respect to, the Company's incentive compensation and equity-based compensation plans, (4) reviews and approves compensation recommendations for the Company's non-employee directors, (5) assesses the adequacy and competitiveness of the Company's executive and non-employee director compensation programs, (6) reviews and discusses with management the "Compensation Discussion & Analysis" and recommends whether such analysis should be included in the Company's proxy statement filed with the SEC, (7) in consultation with management, reviews the Company's compensation policies and practices to determine if they create risks that are reasonably likely to have a material adverse effective on the Company and risk management policies and practices to mitigate any risks, (8) produces a report on executive compensation for inclusion in the Company's proxy statement, (9) reviews and discusses items with respect to the Company's strategies related to people, culture and leadership, and (10) otherwise complies with its responsibilities and duties as stated in the Company's Compensation Committee Charter.

        None of the individuals serving on the Compensation Committee has ever been an officer or employee of the Company. The Board has determined that all of the members of the Compensation Committee satisfy the independence requirements of the NYSE corporate governance listing standards and SEC requirements. Additionally, all of the members of the Compensation Committee qualify as "non-employee directors" for purposes of SEC requirements. The Compensation Committee met three times in 2019. Compensation Committee meetings are regularly attended by several of the Company's officers, including the Chief Executive Officer. For more detail on the Compensation Committee, including its role, see "Compensation Discussion & Analysis" and "Compensation Committee Report" below.

        Corporate Governance Committee.    The Corporate Governance Committee (1) annually reviews the Company's Corporate Governance Guidelines, (2) assists the Board in identifying, screening and recruiting qualified individuals to become Board members, (3) proposes nominations for Board membership and committee membership, (4) oversees the orientation program for new directors and the continuing education program/policy for all directors, (5) assesses the composition of the Board and its committees, (6) oversees the evaluations of the Board, management and the Board committees, and (7) otherwise complies with its responsibilities and duties as stated in the Company's Corporate Governance Committee Charter.

        The Board has determined that all of the members of the Corporate Governance Committee satisfy the independence requirements of the NYSE corporate governance listing standards. The Corporate Governance Committee met two times in 2019.

Committee Meetings and Process

        The agenda for meetings of each committee is determined by its Chairman with the assistance of the Chairman of the Board and the Company's Secretary. Pursuant to its respective charter, each committee may appoint subcommittees for any purpose that the committee deems appropriate and delegate to such subcommittees such power and authority as the committee deems appropriate; however, (1) no subcommittee shall consist of fewer than two members, and (2) the committee may not delegate to a subcommittee any power or authority required by any law, regulation or corporate governance listing standard to be exercised by the committee as a whole.

        Each of the committees has sole authority under its respective charter to retain, compensate and terminate independent advisors and to utilize the Company's employees, as it deems necessary to assist in the fulfillment of its responsibilities

        In connection with the engagement of Russell Reynolds Associates to identify director candidates to fill vacancies on the Board created by director retirements, the Corporate Governance Committee formed a subcommittee in the fourth quarter of 2018 comprised of Messrs. Godlasky, Kosloff and Walton and Ms. Gasaway. Mr. Godlasky served as Chairman of the subcommittee. The subcommittee's role was to work with Russell Reynolds Associates to identify and screen individuals to serve on the Board. Mr. Sanders assisted the subcommittee with its director search process. Through this process, the subcommittee identified Ms. Andrade and Mr. Jessee, who were appointed to the Board in March 2019 and July 2019, respectively, to fill the vacancies created by the retirement of Mr. Herrmann in April 2018 and Mr. Raines in April 2019.

        In the fourth quarter of 2019, the Corporate Governance Committee formed another subcommittee comprised of Messrs. Godlasky and Jessee and Mss. Andrade and Gasaway. Mr. Godlasky served as Chairman of the subcommittee. Mr. Sanders assisted the subcommittee with its director search process. Through this process, the subcommittee identified Mss. Kline and Weaver, who were appointed to the Board in February 2020, to fill the vacancies created by the retirement of Mr. Kosloff in April 2020 and the retirement of Messrs. Logue and Morrissey scheduled for April 2021.

Compensation of Directors

        The Compensation Committee reviews annual compensation for directors who are not officers or employees of the Company or its subsidiaries (the "Outside Directors"). The Company uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on the Board. All amounts are pro-rated if a director joins the Board after the commencement of the Company's fiscal year.

        In setting Outside Director compensation, the Compensation Committee considers the significant amount of time that directors spend in fulfilling their duties to the Company, as well as the skill level required of Board members. The Compensation Committee also reviews competitive compensation data and analysis provided by Frederic W. Cook and Co., Inc. ("FW Cook"), the Compensation Committee's independent compensation consultant.

        In December 2018, FW Cook provided the Compensation Committee with competitive compensation data and analysis of our Outside Director compensation, including retainers and equity compensation awards, as compared to that paid to the non-employee directors of the Company's peer group. The Compensation Committee considered the current compensation structure for Outside Directors, market trends with respect to director compensation and peer data. The companies included in the peer group are listed in "How We Determine Compensation – Peer Group Analysis" in the "Compensation Discussion & Analysis" below.

        Based on peer data and the time commitment of Mr. Godlasky, as Chairman of the Board, the Compensation Committee approved changes to 2019 compensation for the Chairman of the Board, and the Board ratified the changes. For 2019, the cash retainer for the Chairman of the Board was increased to $225,000; however, the Chairman was not eligible to receive any additional cash compensation through committee retainers or meeting fees. Compensation for other Outside Directors in 2019 was unchanged from 2018. Cash retainers and restricted stock awards payable to Outside Directors are pro-rated based on the number of whole or partial months served during a calendar year.

Cash Compensation

        For 2019, Outside Directors received the following cash compensation:

  Cash Retainers – Board

  •
  $80,000 for each Board member (other than the Chairman)

  •
  $225,000 for the Chairman

  Cash Retainers – Committees

  •
  $20,000 for Audit Committee Chair

  •
  $10,000 for Audit Committee Member

  •
  $15,000 for Compensation Committee Chair

  •
  $7,500 for Compensation Committee Member

  •
  $12,000 for Corporate Governance Committee Chair

  •
  $6,000 for Corporate Governance Committee Member

        Although, Outside Directors generally are not paid for attending Board or committee meetings, the Chairman of the Board and the Chairman of the Compensation Committee may determine to pay meeting fees for one or more meetings to the extent the number of Board or committee meetings exceeds the typical number of meetings during the year. The Company also reimburses Outside Directors for travel and lodging expenses, if any, incurred to attend Board and committee meetings, and subject to approval by the Chairman of the Board, expenses incurred by a director in attending continuing education programs relevant to his or her duties as a director of the Company.

Equity Compensation

        For 2019, Outside Directors received the following equity compensation:

  Restricted Stock Awards

  •
  $125,000 for each Board member (other than the Chairman)

  •
  $165,000 for the Chairman

        Equity awards for Outside Directors are intended to increase their beneficial ownership in the Company to more closely align their interests with those of our stockholders. On January 2, 2019, Ms. Gasaway and Messrs. Logue, Morrissey, Kosloff and Walton were each granted 6,922 shares of restricted stock, Mr. Godlasky was granted 9,137 shares of restricted stock and Mr. Raines was granted 2,308 shares of restricted stock. Upon their appointment to the Board on March 3, 2019 and July 3, 2019, respectively, Ms. Andrade was granted 5,646 shares of restricted stock and Mr. Jessee was granted 3,725 shares of restricted stock. Restricted shares granted to Outside Directors do not have a purchase price and are subject to accelerated vesting upon a change of control, death, disability or mandatory retirement. Restricted stock awards granted to Outside Directors in 2019 vested 100% on the first anniversary of the grant date. Dividends are paid on awards of restricted stock at the same rate that is paid to all stockholders generally.

        In addition to the compensation outlined above, the Company maintains director and officer insurance coverage and provides Outside Directors with special indemnification rights in the form of an indemnification agreement that exceeds the general rights provided under our Certificate of Incorporation and Bylaws.

2020 Compensation

        In December 2019, FW Cook provided the Compensation Committee with competitive compensation data and analysis of our Outside Director compensation, including retainers and equity compensation awards, as compared to that paid to the non-employee directors of the Company's peer group. The Compensation Committee considered the current compensation structure for Outside Directors, market trends with respect to director compensation and peer data. Based on the peer data and the time commitment of Mr. Morrissey, as Chairman of the Audit Committee, the Compensation Committee (with Mr. Morrissey abstaining) approved an increase to the cash retainer for the Chairman of the Audit Committee in 2020 to $25,000, and the Board ratified the change. Compensation for other Outside Directors in 2020 was unchanged from 2019.

        The following table reflects the compensation paid to our Outside Directors for 2019.

2019 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
(a)	(b)	(c)	(d)	(e)
Kathie J. Andrade (3)	73,542	104,169	-	177,711
Sharilyn S. Gasaway	99,000	125,011	-	224,011
Thomas C. Godlasky, Chairman of the Board	225,000	165,014	-	390,014
James A. Jessee (3)	44,875	62,506	-	107,381
Alan W. Kosloff,	96,500	125,011	-	221,511
Dennis E. Logue	96,000	125,011	-	221,011
Michael F. Morrissey	113,500	125,011	-	238,511
James M. Raines (4)	31,167	41,682	1,331	74,180
Jerry W. Walton	114,000	125,011	-	239,011

(1)
Represents the grant date fair value computed in accordance with Accounting Standards Codification Topic 718, "Stock Compensation" ("ASC 718") disregarding any forfeiture assumptions. All awards are valued based on the closing market price of the Company's Class A common stock on the date of grant ($18.06, $18.45 and $16.78) for 2019 awards granted on January 2, 2019, March 3, 2019 and July 3, 2019, respectively). The number of shares of restricted stock granted was determined by dividing the dollar amount of the equity award by such closing market price and rounding up to the nearest whole share. As of December 31, 2019, each of Mss. Andrade and Gasaway and Messrs. Jessee, Logue, Morrissey, and Walton held 14,214 shares of unvested restricted stock, Mr. Godlasky held 15,438 shares of unvested restricted stock and Mr. Kosloff held 21,072 shares of unvested restricted stock.

(2)
Represents the fair market value of a retirement gift provided to Mr. Raines upon his retirement from the Board.

(3)
Ms. Andrade and Mr. Jessee were appointed to the Board on March 3, 2019 and July 3, 2019, respectively.

(4)
Mr. Raines retired from the Board on April 23, 2019.

Code of Business Conduct and Ethics

        The Board has adopted a Corporate Code of Business Conduct and Ethics that applies to all of the Company's directors, officers and employees. The purpose and role of this code is to focus our directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical or unlawful conduct, and to help enhance and formalize our culture of integrity, honesty and accountability. As required by applicable law, the Company will post on the "Governance Documents" page under the "Corporate Governance" tab on the "Investor Relations" section of its website at ir.waddell.com any amendments or waivers of any provision of this code made for the benefit of executive officers or directors of the Company.

Corporate Governance Guidelines

        The Board has adopted Corporate Governance Guidelines to assist it in exercising its responsibilities to the Company and its stakeholders. The guidelines address, among other items, director responsibilities, Board committees, Outside Director compensation and stock ownership guidelines.

Certain Relationships and Related Transactions

        The Audit Committee is charged with the responsibility of reviewing and pre-approving all "related-person transactions" (as defined in SEC regulations), and periodically reassessing any related-person transaction entered into by the Company to ensure its continued appropriateness. This responsibility is set forth in the Company's Corporate Code of Business Conduct and Ethics. See footnote 16 to the Company's Annual Report on Form 10-K filed with the SEC on February 21, 2020 for description of the Company's investment management and services agreements with the Company's affiliated mutual funds that are approved or renewed on an annual basis by each fund's board of trustees, including a majority of the disinterested members.

Compensation Committee Interlocks and Insider Participation

        During the 2019 fiscal year, none of the Company's executive officers served on the board of directors of any entities whose directors or officers serve as a director of the Company. No current or past executive officers of the Company serve on the Compensation Committee.

 PRINCIPAL STOCKHOLDERS OF THE COMPANY

        The following table reflects all persons known to be the beneficial owner of more than 5% of the Company's Class A common stock as of March 2, 2020. Unless otherwise indicated in the footnotes below, "beneficially owned" means the sole power to vote or direct the voting of a security and the sole power to dispose or direct the disposition of a security.

Name and Address	Number of Shares	Percent of Class
Invesco Ltd (1). 1555 Peachtree Street NE, Suite 1800 Atlanta, GA 30309	3,640,875	5.42%
FMR LLC (2) 245 Summer Street Boston, MA 02210	3,828,528	5.70%
The Vanguard Group (3) 100 Vanguard Boulevard Malvern, PA 19355	7,234,354	10.77%
Blackrock, Inc. (4) 55 East 52nd Street New York, NY 10055	11,060,024	16.47%

(1)
These shares are beneficially owned, or may be deemed beneficially owned, by Invesco Ltd., certain of its subsidiaries and affiliates, and other companies. The reporting stockholders report sole voting power and sole investment power with respect to 3,640,875 shares. Information relating to these stockholders is based on the stockholder's Schedule 13G filed with the SEC on February 12, 2020.

(2)
These shares are beneficially owned, or may be deemed beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies. The reporting stockholders report sole voting power and sole investment power with respect to 993,788 and 3,828,525 shares, respectively. Information relating to these stockholders is based on the stockholder's Schedule 13G/A filed with the SEC on February 7, 2020.

(3)
These shares are beneficially owned, or may be deemed beneficially owned, by The Vanguard Group, certain of its subsidiaries and affiliates, and other companies. The reporting stockholder reports sole voting power with respect to 70,956 shares, shared voting power with respect to 13,124 shares, sole investment power with respect to 7,161,102 shares and shared investment power with respect to 73,252 shares. Information relating to this stockholder is based on the stockholder's Schedule 13G/A filed with the SEC on February 12, 2020.

(4)
These shares are beneficially owned, or may be deemed beneficially owned, by Blackrock, Inc., certain of its subsidiaries and affiliates, and other companies. The reporting stockholder reports sole voting power with respect to 10,863,036 shares and sole investment power with respect to 11,060,024 shares. Information relating to this stockholder is based on the stockholder's Schedule 13G/A filed with the SEC on February 4, 2020.

 COMPENSATION COMMITTEE REPORT

        Notwithstanding anything to the contrary set forth in any filings of Waddell & Reed Financial, Inc. (the "Company") under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act") that might incorporate future filings by reference, including this Proxy Statement, in whole or in part, the following Compensation Committee Report shall not be incorporated by reference into any such filings, and shall not be deemed soliciting material or filed under the Securities Act or the Exchange Act.

        The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this Proxy Statement.

Waddell & Reed Financial, Inc. Compensation Committee

Jerry W. Walton, Chair
Kathie J. Andrade
James A. Jessee
Alan W. Kosloff
Michael F. Morrissey

COMPENSATION DISCUSSION & ANALYSIS

Introduction

        This Compensation Discussion & Analysis, among other things, provides an overview of our executive compensation program, sets forth the objectives and elements of our executive compensation program, and describes the executive compensation decisions with respect to our named executive officers for 2019 set forth below.

Philip J. Sanders	Chief Executive Officer
Benjamin R. Clouse	Senior Vice President and Chief Financial Officer
Brent K. Bloss	President
Daniel P. Hanson	Senior Vice President and Chief Investment Officer
Shawn M. Mihal	Senior Vice President – Wealth Management and President, Waddell & Reed, Inc.

Executive Summary

        The intellectual capital of our employees is collectively the most important asset of our firm. We invest in people – we hire qualified people, train them, motivate them to give their best thinking to the Company and our clients, and compensate them in a manner designed to motivate and retain them. Our financial results are primarily based upon the level of our assets under management ("AUM") and assets under administration ("AUA"), which are impacted by the strength of our investment performance and the success of our marketing and distribution organization, along with careful management of our expenses, all of which are directly dependent upon our people and the intellectual capital they bring to bear.

        We believe that the quality, expertise and commitment of our executive officers are critical to enhancing the long-term value of the Company. To this end, a core objective in designing our executive compensation program is to deliver competitive total direct compensation (i.e., base salary, annual cash incentive award and annual equity incentive award), based on our financial and operating performance, progress on our strategic objectives and individual performance and contributions, that will attract, motivate and retain a high-performance executive team and drive the creation of sustainable long-term stockholder value.

        For 2019, the Compensation Committee (the "Committee") made changes to our executive officer incentive compensation program to institute a more structured discretionary approach, with these changes being consistent with changes made to the incentive compensation program for non-executive officers. These changes were recommended by FW Cook and are consistent with industry practice. See "How We Determine Compensation" for additional information.

        In addition, the Committee modified the peer group of companies that it uses in connection with its executive officer compensation decisions. These changes were made to reflect a peer group more similar in size (based on market capitalization) to the Company. The new peer group includes five companies from the former peer group. See "How We Determine Compensation – Peer Group Analysis" for additional information.

        Despite strong market performance and solid economic fundamentals during 2019, the operating environment for wealth managers remained dynamic and the operating environment for active asset managers remained challenging as investors remained somewhat cautious in the face of global growth fears and geopolitical uncertainty. Flows across the industry in 2019 were weighted toward fixed income products and passively-managed index funds at the expense of active equity products. The industry continues to feel the impact of fee pressure, product rationalization on broker-dealer platforms and evolving customer preference.

        In light of the challenging operating environment and the pace of change in the financial services industry, during 2019, our senior management team continued to fortify our operational foundation necessary for our long-term success and to allow us to focus on strategic initiatives that support our new transformational growth strategy. Some of our strategic initiatives drive changes that challenge short-term financial and operating metrics in order to better position the Company for long-term success. See "Analysis of 2019 Compensation – 2019 Operating Environment" for additional information regarding the progress we made on our strategic initiatives during 2019.

        Key financial measures and operational highlights from 2019 include the following:

	2019	2018
Earnings per share	$1.57	$2.28
Adjusted earnings per share (1)	$1.87	$2.23
Net income attributable to the Company	$115.0 million	$183.6 million
Adjusted net income attributable to the Company (1)	$137.4 million	$179.1 million
Operating income	$145.7 million	$222.0 million
Adjusted operating income (1)	$163.9 million	$232.3 million
Operating expenses	$924.6 million	$938.3 million
Adjusted operating expenses (1)	$906.4 million	$928.0 million
Controllable expenses (2)	$416.0 million	$440.0 million
Operating margin	13.6%	19.1%
Adjusted operating margin (1)	15.3%	20.0%
AUM	$70.0 billion at December 31	$65.8 billion at December 31
AUA	$60.1 billion at December 31	$51.3 billion at December 31
Cash and investments	$840.2 million	$849.1 million
Capital return	$228.5 million	$217.1 million
	• Dividends – $74.3 million	• Dividends – $81.2 million
	• Stock repurchases – $154.2 million	• Stock repurchases – $135.9 million

(1)
These are non-GAAP financial measures. See Non-GAAP Financial Measures and Reconciliation of GAAP to non-GAAP Financial Measures on pages 46 and 47 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(2)
Controllable expenses defined as compensation, share-based compensation, general and administrative, occupancy, technology, and marketing and advertising costs. 2019 controllable expenses exclude $13.0 million in non-cash impairment charges.

        The Committee believes that our executive compensation program plays a significant role in our ability to drive financial and operating results and align the interests of our executive officers with the interests of our stakeholders. Key aspects of our executive compensation program in 2019 included the following:

  •
  A significant portion of each named executive officer's total direct compensation – approximately 82% on average for 2019 – was "at risk" compensation, delivered in the form of a short-term cash incentive award and a long-term equity incentive award.

  •
  A significant portion of each named executive officer's total annual incentive compensation – approximately 68% on average for 2019 – was comprised of an equity incentive award, which drives long-term performance and aligns the interests of our named executive officers with those of our stockholders.

  •
  Equity incentive awards were subject to a four-year vesting period to further emphasize long-term performance and commitment to the Company.

        The components of total direct compensation for each named executive officer varied based on factors affecting each respective officer, as well as the need to provide total direct compensation that remains competitive in the marketplace. The table below sets forth the components of total direct compensation for each named executive officer attributable to 2019, as well as total direct compensation attributable to 2018, in each case regardless of the timing of incentive compensation payments or grants. Total direct compensation for 2019 set forth below is different than total direct compensation set forth in the Summary Compensation Table because equity incentive awards based on 2019 performance will not be granted until March 2020 and, therefore, are not reflected in the Summary Compensation Table or the Grants of Plan-Based Award Table.

	Base Salary	Cash Incentive	Equity Incentive	2019 Total Direct Compensation	2018 Total Direct Compensation
Philip J. Sanders	$725,000	$950,000	$2,650,000	$4,325,000	$4,450,000
Benjamin R. Clouse	400,000	575,000	550,000	1,525,000	1,425,000
Brent K. Bloss	475,000	725,000	1,450,000	2,650,000	2,575,000
Daniel P. Hanson (hired June 2019)	282,692	475,000	1,575,000	2,332,692	n/a
Shawn M. Mihal	375,000	475,000	525,000	1,375,000	1,375,000

2019 Stockholder Vote on Named Executive Officer Compensation

        In April 2019, the compensation paid to our named executive officers in 2018 was approved by over 88% of the votes cast on the proposal. The Committee considered the results of the advisory vote in reviewing our executive compensation program, noting the high level of stockholder support. Except for the changes implemented during 2019 to institute a more structured discretionary approach to determine incentive compensation for all eligible employees, including our executive officers, described under "How We Determine Compensation", the Committee elected to continue the same principles in determining the types and amounts of compensation to be paid to our executive officers in 2019. The Committee will continue to focus on responsible executive compensation practices that attract, motivate and retain high performing executives, reward those executives for the achievement of short-term and long-term performance, as well as progress on our strategic initiatives, and support our other executive compensation objectives, including long-term career development and retention goals.

Compensation Program Objectives

        The Company's executive compensation program is intended to attract and retain highly qualified executive talent, provide rewards for the prior year's performance, and provide incentives for future performance to drive the creation of stockholder value. More specifically, our executive compensation program objectives are to:

  •
  Attract, motivate and retain a high-performing executive team with the appropriate expertise and leadership to build and sustain long-term stockholder value;

  •
  Incentivize and reward short-term and long-term financial, operational, strategic and individual performance that results in increased value for our stockholders; and

  •
  Align our executives' long-term interests with those of our stockholders.

        The asset management and wealth management industries are extremely competitive, and experienced professionals have significant career mobility. Our intellectual capital is our greatest asset. Our success, and that of our stakeholders, depends on our ability to successfully engage a highly skilled and experienced executive team through a combination of career opportunities, a challenging work environment, and competitive compensation, particularly during the challenging operating environment for active asset managers and the dynamic operating environment for wealth managers during recent years.

Our executive officers have developed as a cohesive and complementary executive team and are considered an invaluable resource. Historically, we have sought to groom internal personnel for executive positions or recruited external candidates with a high degree of experience and knowledge of our industry, believing that executives with industry knowledge are more likely to excel. However, this limits the recruiting pool and makes retention a key focus of our compensation program.

        Considering these objectives and factors, the Committee has developed an executive compensation program that continues to be based on the following principles:

  •
  Compensation levels should be sufficiently competitive to attract, motivate and retain high caliber executives.

  •
  Appropriate levels of reward for performance should be tied to and vary with the Company's financial and operational performance, as well as progress on strategic objectives and individual performance.

  •
  A majority of total compensation should be "at risk" in the form of short-term and long-term incentive awards.

  •
  Long-term awards should constitute a significant portion of incentive awards to encourage executives to focus on the Company's long-term growth and prospects.

        Retirement benefits no longer comprise a significant element of executive compensation. Effective September 30, 2017, the Committee froze future benefit accruals under Company's Retirement Income Plan (the "Pension Plan"). Although each named executive officer except Mr. Hanson has accrued a vested pension benefit, they stopped earning additional benefits based on service or compensation after September 30, 2017. The Committee approved the termination of the Pension Plan, effective June 1, 2019. The Company is currently performing the administrative actions required to carry out the termination with an expected completion date in 2020. The Company maintains a 401(k) Plan and matches employee contributions up to 4% of eligible compensation and has the discretion to make additional contributions to eligible participants, subject to applicable non-discrimination requirements. For the 2019 plan year, the Company made a discretionary contribution to the 401(k) account of eligible participants in an amount equal to 2% of eligible 2019 compensation.

Elements of Our Compensation Program

        Each element of compensation paid to the Company's executive officers is designed to support one or more of the objectives described above. Total compensation for the executive officers consists of one or more of the following components:

  •
  Base salary;

  •
  Annual performance-based incentive awards, including a short-term cash award and long-term equity award;

  •
  Retirement benefits; and

  •
  Personal benefits and other perquisites.

How We Determine Compensation

        The Committee makes compensation decisions using an approach that considers total direct compensation (i.e., base salary, cash incentive awards and equity incentive awards). Base salary is generally the smallest component of total direct compensation, which results in a significant portion of our executive officers' compensation being paid in "at risk" incentive compensation. At the beginning of each year, the Committee designates the executive officers that will participate in our Executive Incentive Plan. For 2019, all executive officers participated in the Executive Incentive Plan.

        For 2019, the Committee continued to utilize one incentive pool under the Executive Incentive Plan, funded with 10% of adjusted operating income for cash and restricted stock awards to be determined at the discretion of the Committee. Utilizing one pool for cash and equity incentive compensation is consistent with the approach used by several companies in the Company's peer group and provides the Committee the flexibility to award cash and equity incentive compensation in the proportions that it determines are most appropriate for each executive officer. The aggregate of all executive officer incentive awards under the Executive Incentive Plan is limited to the funding pool described above.

        In 2018, senior management engaged a compensation consultant (the "Non-executive Compensation Consultant") to review 2019 incentive plan design for eligible non-executive officers and employees that do not participate in a business unit specific incentive plan to ensure the Company is providing market competitive incentive opportunities. Although executive officer positions were not the focus of its engagement, the Non-executive Compensation Consultant included, for informational purposes, executive officer compensation data consistent with the proposed incentive compensation structure for non-executive officer positions. The Committee asked FW Cook to review the executive officer compensation information included in the Non-executive Compensation Consultant's recommendations to determine if any changes should be made to the plan design for 2019 executive officer incentive compensation in order to align incentive plan design throughout the Company. See "Compensation Consultant" below regarding FW Cook's review and assessment of the design of 2019 incentive compensation for executive officers.

        The Non-executive Compensation Consultant gathered compensation data from 10 publicly traded asset management companies, which comprise the peer group used by the Committee for 2019 executive compensation decisions. The selection of these companies was based upon market capitalization (ranging from approximately $700 million to $3 billion in late 2018). The Non-executive Compensation Consultant also used McLagan and other compensation survey information, as appropriate, for the project.

        The Non-executive Compensation Consultant's incentive plan design recommendations, as described below, were implemented for executive officers in 2019.

  •
  Instituted a more structured discretionary approach to better align incentive awards with performance. Under this approach, the Committee, with the input of the executive officers, established certain financial and operating goals, as well strategic objectives at the beginning of the year.

  •
  Implemented target long-term and short-term incentive opportunities as a percentage of base salary.

  •
  Shifted a portion of equity incentive compensation to cash incentive compensation to better align the Company's pay mix with the industry and the Company's peer group.

        Although the Committee utilizes financial and operating metrics to monitor the Company's performance in light of the goals established at the beginning of the year, it does not utilize any weightings or formulas to determine incentive compensation based on achievement of those goals. Rather, the financial and operating metrics are one component of the framework the Committee uses to evaluate the performance of each executive. The Committee implemented cash and equity incentive targets for executive officers during 2019; however, such targets are meant to be a guide for the Committee in determining incentive compensation. The Committee may exercise its discretion, consistent with industry practice, to determine actual incentive compensation awards. In determining total direct compensation, the Committee reviews and considers one or more of the following:

  •
  The Company's financial and operational performance, as well as progress on strategic initiatives;

  •
  Market survey information for comparable public and private asset managers;

  •
  Recommendations of the Company's Chief Executive Officer, based on individual performance and contributions and internal pay equity;

  •
  The previous year's compensation levels for each executive officer; and

  •
  Overall effectiveness of the executive compensation program.

        The Committee may also consider, as applicable, levels of sustained past performance, performance potential, retention risk and the value of the particular compensation element needed to keep an executive's level of total direct compensation competitive and consistent with our executive compensation program's objectives. Although there is no formal policy regarding the relationship of compensation among the executive officers, the Committee also considers the appropriateness of each executive officer's compensation relative to the other executive officers to reflect differences in the scope of authority and responsibilities among executive officers. The actual cash and equity incentive awards paid to each executive officer are determined in the Committee's subjective judgment and discretion, based upon the above factors, and its assessment of such compensation's fairness and adequacy in achieving the objectives of our executive compensation program. This approach enables the Committee to be responsive to the dynamics of the labor market, including the need to retain and motivate a particular executive, and provides the Committee with flexibility to compensate our executive officers in a way that reflects the influence and contributions of each executive individually to overall corporate performance and reinforces our pay-for-performance culture.

        The table below sets forth the percentage each component of total direct compensation bears to total direct compensation based on 2019 target incentive compensation, as well as total direct compensation attributable to 2018 and 2019, regardless of the timing of payments or grants.

	2019 Target			2019 Actual			2018 Actual
	Base Salary	Cash Incentive	Equity Incentive	Base Salary	Cash Incentive	Equity Incentive	Base Salary	Cash Incentive	Equity Incentive
Philip J. Sanders	15%	27%	58%	17%	22%	61%	16%	17%	67%
Benjamin R. Clouse	31	38	31	26	38	36	25	26	49
Brent K. Bloss	18	27	55	18	27	55	19	23	58
Daniel P. Hanson	18	27	55	12	20	68	n/a	n/a	n/a
Shawn M. Mihal	31	38	31	27	35	38	26	27	47

Compensation Consultant

        The Committee has the authority to engage independent advisors to assist it in carrying out its responsibilities. For 2019, the Committee engaged FW Cook to (1) review and assess competitive compensation information regarding total direct compensation and individual pay components for the Company's executive officers compared to the Company's peer group, (2) review and assess competitive compensation information for the Company's Outside Directors and (3) review and assess proposed changes to the design of 2019 incentive compensation for executive officers and the peer group used to assess 2019 executive officer compensation. FW Cook did not provide any other additional services to the Company or management, meet with any members of management individually, or receive any payments from the Company, other than in its capacity as a consultant to the Committee in 2019. FW Cook has served as the Committee's compensation consultant since 2004. At the Committee's request, FW Cook provided the Committee with information regarding its independence pursuant to SEC and NYSE disclosure requirements regarding the independence of compensation consultants. This information, which addressed each of the six independence factors, affirmed the independence of FW Cook and the partners, consultants and employees who service the Committee on executive compensation issues.

        As described above, the Committee asked FW Cook to review the materials prepared by the Non-executive Compensation Consultant in connection with the Company's review of 2019 incentive plan design for eligible non-executive officers and employees that do not participate in a business unit specific incentive plan, with particular emphasis on the executive officer compensation data, to determine if FW Cook believed any changes should be made to the design of 2019 executive officer incentive compensation. The Committee also asked FW Cook to determine if the peer group used by the Non-executive Compensation Consultant would be an appropriate peer group for the Committee to use in connection with 2019 executive officer compensation decisions. See "Peer Group Analysis" below.

        Based on its review and analysis, FW Cook determined that it would be appropriate to apply the Non-executive Compensation Consultant's recommendations for 2019 incentive plan design to the Company's executive officers, as the recommendations reflect a blend of market practices that are tailored to the Company and would align the executive officers' incentive compensation with eligible non-executive officers and employees that do not participate in a business unit specific incentive plan.

Peer Group Analysis

        In making executive compensation decisions, the Committee evaluates its executive compensation program against a broad group of companies in the investment management and financial services industries representative of companies against which the Company competes for executive talent. The Committee asked FW Cook to determine if the peer group used by the Non-executive Compensation Consultant would be an appropriate peer group for the Committee to use in connection with 2019 executive officer compensation decisions. Based on its review and analysis, FW Cook determined that the peer group used by the Non-executive Compensation Consultant would be an appropriate peer group for the Committee to use, as it reflects a set of peers that are more closely aligned with the Company in terms of market capitalization (ranging from approximately $700 million to $3 billion in late 2018) with overlap in the peer group used by the Committee in 2018. In February 2019, the Committee approved the following peer group to be used for 2019 executive officer compensation decisions:

• AllianceBernstein Holding L.P.	• GAMCO Investors, Inc.
• Artisan Partners Asset Management Inc.	• Legg Mason, Inc.
• BrightSphere Investment Group plc	• Victory Capital Holdings, Inc.
• Cohen & Steers, Inc.	• Virtus Investment Partners, Inc.
• Federated Investors, Inc.	• WisdomTree Investments, Inc.

        The Committee believes that the Company competes for market share, shelf space, mutual fund shareholders and institutional clients, executive talent and employees with each of these 10 publicly traded asset managers. Additionally, this peer group comprises 10 of the 41 companies in the SNL Asset Manager Index, a composite of publicly traded asset management companies used by SNL Financial for comparison purposes in preparing the Company's stock performance graph. The peer group does not include the 30 additional companies comprising the SNL Asset Manager Index due to their size, business orientation and/or status as a foreign corporation.

        The Committee reviews compensation information of the peer group compared to that of the Company based on both the 1st through 5th most highly paid officer positions, and information comparing titled officer positions, if available. In evaluating competitive compensation information of the peer group, the Committee does not target our executives' compensation to be paid at a specific percentile or limit its overall evaluation of competitive compensation to a particular percentile, but does take into consideration, on a non-formulaic basis, various differences between the Company and the comparison companies, including measures such as market capitalization, number of employees, assets under management, revenues, income and profitability.

        The Committee also reviews competitive compensation information obtained from the McLagan Survey, which provides detailed analyses of compensation for a greater depth of investment management employees than is available for our public peers and is specifically focused on the asset management industry. Confidentiality obligations to McLagan Partners and to its survey participants prevent us from disclosing the firms included in the McLagan Survey. In addition, the McLagan Survey maintains the confidentiality of individual company pay practices from other participants. The Committee reviewed the results of the McLagan Survey to account for differences in the scale and scope of operations of participant companies, to evaluate the overall competitive position of the Company, as well as its position by business unit and by officer title, and to make comparisons on an officer by officer basis, where sufficient market data was available and an appropriate match of position and responsibilities could be made.

        The Committee considers the compensation information derived from the peer group and the McLagan Survey equally relevant and important, with neither source of information being a predominant determining factor in setting executive compensation levels.

Management's Role in the Compensation Setting Process and Other Considerations

        Our Chief Executive Officer regularly attends Committee meetings and advises the Committee regarding, among other things, the design and effectiveness of the Company's performance measures, the general competitiveness of our compensation program, information on the Company's business strategies and objectives, financial and operational performance, including quarterly progress regarding key metrics and strategic initiatives. The Committee also requests that the Chief Executive Officer evaluate the performance of the executive officers and to make recommendations to the Committee regarding their base salary levels and the form and amount of their annual cash incentive award and equity incentive award. For 2019, Mr. Sanders evaluated the performance of the other executive officers. Mr. Sanders did not make a recommendation with respect to his own base salary or his performance-based incentive awards.

        Mr. Sanders' recommendations are based on his subjective evaluations regarding the individual performance and contributions of each of the other executive officers in furthering the Company's success, creating stockholder value and executing individual responsibilities, which may include:

  •
  Individual performance and contributions to financial and operating results and progress on strategic initiatives;

  •
  Operational management, such as project milestones and process improvements;

  •
  Internal working and reporting relationships that promote collaboration and teamwork;

  •
  Leadership, including the ability to develop and motivate employees and personal development; and

  •
  Individual expertise, skills and knowledge relevant to each executive's position and responsibilities, the potential to assume increased responsibilities, and long-term value to the Company.

        With respect to Mr. Sanders' position and responsibilities, the Committee considers his company-wide oversight and management, execution and success of the Company's business and strategic initiatives, the Company's financial and operating results, the creation of stockholder value, his years of industry experience, the size and complexity of the Company's business, and effective leadership of the Company's management team.

        The Committee does not assign individual weight or particular emphasis to any of the above factors; the emphasis placed on any specific factor or individual contribution may vary by executive officer.

        Our Chief Financial Officer regularly attends Committee meetings and advises the Committee as necessary regarding the Company's financial and operating results or accounting rules that are relevant to incentive compensation or other matters that come before the Committee, and provides the Committee with historical and prospective compensation information relevant to their determinations. Additionally, our Chief Legal Officer, General Counsel and Secretary regularly attends Committee meetings and provides advice regarding legal and corporate governance matters, details regarding our stock award and incentive compensation plans, and other requested information related to Committee discussions.

Analysis of 2019 Compensation

        The Committee's focus is to set competitive pay levels on an annual basis, and to ensure a significant portion of compensation is performance-based. Consistent with the philosophy that a majority of total direct compensation should be "at risk," the named executive officers received, on average, approximately 18% of their total direct compensation for 2019 in base salary and approximately 82% in variable incentive compensation.

2019 Operating Environment

        Despite strong market performance and solid economic fundamentals during 2019, the operating environment for wealth managers remained dynamic and the operating environment for active asset managers remained challenging as investors remained somewhat cautious in the face of global growth fears and geopolitical uncertainty. Flows across the industry in 2019 were weighted toward fixed income products and passively-managed index funds at the expense of active equity products. The industry continues to feel the impact of fee pressure, product rationalization on broker-dealer platforms and evolving customer preference.

        In light of the challenging operating environment and the pace of change in the financial services industry, during 2019, our senior management team continued to fortify our operational foundation necessary for our long-term success and to allow us to focus on strategic initiatives that support our new transformational growth strategy. Some of our strategic initiatives drive changes that challenge short-term financial and operating metrics in order to better position the Company for long-term success. Following is a summary of the progress we made on our strategic initiatives during 2019.

  Asset Manager: Ivy Investments®

  •
  Enhanced our research staff with additional resources, continued a team-based approach to portfolio management, and continued to make additional investments in enhancing our technology and risk management capabilities.

  •
  Added the experience of Dan Hanson, CFA, as our Chief Investment Officer. A versatile industry veteran and prominent environmental, social and governance (ESG) investor, Mr. Hanson has already made an impact both internally and externally with key partners.

  •
  Expanded our analyst talent acquisition model with the introduction of an investment analyst internship program designed as a recruiting pipeline to our strong pool of fundamentally driven research investment teams.

  •
  Remained committed to expanding and diversifying our product offering as appropriate, including offering existing strategies in additional vehicles, such as model delivery, where we introduced seven strategies in 2019.

  Wealth Manager: Waddell & Reed Financial Advisors®

  •
  Launched WaddellONE, our centralized advisor technology platform, to all financial advisors and associates. This new platform provides direct connectivity to several of the firm's existing technology partners, as well as access to research.

  •
  Continued broadening our wealth management product offering, specifically fee-based advisory products. We now offer nine different advisory products, providing our financial advisors access to nearly 5,000 mutual funds from over 100 different fund families. This also includes a wide universe of ETFs and other general securities.

  •
  Stabilized our advisor network with more than 1,300 licensed advisors and associates at year end and increased overall advisor productivity.

  •
  Boosted our recruiting efforts nationally and have an expanded national recruiting team in place with the goal of adding experienced financial advisors to our national network.

  Enterprise Wide

  •
  Continued to advance our position as a values-based and purpose-driven organization and continued to evolve our organizational structure to drive more agility and help ensure we can quickly evolve and conduct business in a more effective and efficient manner as the marketplace continues to evolve.

  •
  Initiated a concept called "Culture Connections," which is a purposeful and planned strategy to directly and authentically illustrate our commitment to advance our position as a values-based and purpose-driven organization. Culture Connections components include a focus on Diversity & Inclusion, Strategy & Values, Employee Appreciation, Philanthropy, and Well-Being.

  •
  In early 2020, we signed a lease for a new corporate headquarters in the heart of downtown Kansas City, Missouri. The new facility will allow us to better attract and retain top talent across the enterprise to accelerate our strategic growth initiatives over time. It will also be a key enabler to driving a more agile, productive organization and to our continued focus on having a culture of belonging with the intentional planning around collaborative, flexible workplace designs. The interior design is another example of us advancing our position as a purpose-driven organization as we are pursuing LEED and FitWelSM certifications as part of the build.

  •
  Outsourced the transactional processing operations of our internal transfer agency to continue to act on organizational design opportunities to build a more agile organization.

  •
  Maintained a strong balance sheet, continued to strategically invest in growth drivers and returned significant capital to shareholders. We returned $228.5 million to stockholders in 2019 through $74.3 million of cash dividends and $154.2 million of stock repurchases.

        We continue to work hard to ensure our firm's ability to compete, succeed and – most importantly – serve stakeholders well across the many different market cycles and business challenges that companies in our business inevitably face.

Base Salary

        The Committee reviewed the base salary of the named executive officers (excluding Mr. Hanson) and, based on Mr. Sanders' recommendations in December 2018, Messrs. Clouse and Mihal received a base salary increase for 2019 in recognition of their expanded roles and internal pay equities among the executive officers. Messrs. Sanders and Bloss did not receive base salary adjustments for 2019. Mr. Hanson's base salary was established in connection with his hiring in June 2019 and was based on market data, his responsibilities and experience and internal pay equity among the executive officers. On average, base salary comprises approximately 18% of our named executive officer's total direct compensation for 2019.

        For a further description of the base salaries paid to the named executive officers in 2019, please refer to the Summary Compensation Table.

Performance-Based Incentive Awards

        Executive officers are eligible to receive annual performance-based incentive awards pursuant to the Executive Incentive Plan. These incentive awards, granted in cash and restricted stock from an incentive pool, provide an incentive for annual performance, align our executives' interests with that of our stockholders, and encourage retention and a long-term commitment to the Company, all of which are reinforced by the vesting provisions of our equity incentive awards. The size of the incentive pool is determined upon the achievement of a pre-established performance goal that is set by the Committee in the first quarter of each year.

        The Committee has discretion to designate the executive officers of the Company that are eligible to receive such incentive awards. For 2019, all executive officers participated in the Executive Incentive Plan. In February 2019, the Committee established target percentages for cash and equity incentive awards based on the base salary of each executive officer (except for Mr. Hanson.). Mr. Hanson's target incentive awards opportunities were established in connection with his hiring in June 2019 and were based on market data, his responsibilities and experience and internal pay equity among the executive officers. The following table sets forth the cash and equity incentive compensation targets, expressed as a percentage of base salary and in dollars, for the named executive officers.

	Base Salary	Cash Target %	Cash Target $	Equity Target %	Equity Target $
Philip J. Sanders	$725,000	175%	$1,268,750	375%	$2,718,750
Benjamin R. Clouse	400,000	125	500,000	100	400,000
Brent K. Bloss	475,000	150	712,500	300	1,425,000
Daniel P. Hanson (1)	525,000	150	787,500	300	1,575,000
Shawn M. Mihal	375,000	125	468,750	100	375,000

(1)
Mr. Hanson's base salary has been annualized for purposes of calculating annual target cash and equity opportunities. Pursuant to Mr. Hanson's offer letter, he was eligible to receive a pro-rated cash incentive award based on his June 2019 start date, or $437,500.

        Determination of Incentive Compensation Pool.    For 2019, the Committee elected to continue to utilize a single incentive pool funded with a percentage of adjusted operating income from which cash and restricted stock would be awarded at the discretion of the Committee.

        In February 2019, the Committee determined that the size of the incentive pool available for cash and restricted stock incentive awards would be based upon 10% of the Company's 2019 "adjusted operating income," defined as net income (1) increased by interest expense; federal, state and local income taxes; executive cash incentive awards; extraordinary or non-recurring losses ($6.8 million related to an asset impairment charge, $11.2 million related to the revaluation of the Pension Plan liability and $6.9 million related to severance charges); and losses from publicly-disclosed acquisitions in 2019 (of which there were none) and (2) decreased by extraordinary or non-recurring gains (of which there were none) and gains from publicly-disclosed acquisitions (of which there were none), for a total of $19,202,000.

        Operating income is used by the Company and stockholders as a measure of the Company's underlying profitability and fluctuates with the Company's performance, which in turn creates an incentive pool that moves with the Company's performance. It is adjusted in order to provide a measure of performance that reflects the influence and contributions of each participating executive on a relatively equal basis and excludes items that, for example, may be disproportionately influenced by the business decisions of one executive more than others, or that are not indicative of our business and economic trends. This results in a measure of our executive officers' management of the Company's operating business as a whole. In setting the discretionary 10% threshold, the Committee considered industry practice, recommendations of FW Cook regarding the performance measure, the number of executive officers participating in the Executive Incentive Plan, projected operating results, the need to have the ability to reward extraordinary performance, when and if achieved, and incentive awards granted in prior years.

        Use of Discretion.    Pursuant to the Executive Incentive Plan, and consistent with industry practice, the Committee may exercise its discretion to determine incentive compensation. Although the Committee implemented a more structured discretionary approach to determine incentive compensation, the Committee did not assign any formula or metrics to financial and operational goals and used its discretion to determine executive officer incentive compensation after considering the significant progress made on the Company's strategic initiatives and individual performance. The Committee believes that this incentive compensation structure is in the best interests of stockholders because it enables the Committee to pay amounts it determines are necessary to appropriately compensate executives in light of the Company's industry, which is highly dependent on market performance.

        2019 Cash and Equity Incentive Awards.    In determining 2019 cash and equity incentive awards, the Committee considered (i) the cash and equity incentive targets for the executive officers, (ii) the Company's financial and operating performance compared to the goals established at the beginning of 2019 and in light of the challenging operating environment for active asset managers during 2019, (iii) progress on the strategic initiatives and (iv) Mr. Sanders' recommendations based on his assessment of the other named executive officers' individual performance and contributions.

        Although many active asset managers, including the Company, experienced a challenging operating environment during 2019, the senior management team continued to make progress on the Company's strategic initiatives. The Committee used financial and operating goals, including adjusted operating income, net consolidated AUM flows and net AUA flows, to monitor performance throughout the year and at year-end; however, achievement of the goals was not required for payment of incentive compensation. This is particularly important because some of the strategic initiatives drive change that challenges short-term financial and operating metrics in order to better position the Company for long-term success. For example, the move to open architecture in our wealth manager has impacted our level of AUM, as affiliated advisors 'clients increasingly invest in third party products. The Committee placed significant emphasis on the level of adjusted operating income for the year, along with the senior management team's achievements with respect to establishing and executing on strategic initiatives to transform the Company for long-term success.

        The table below sets forth the cash and equity incentive compensation targets for each named executive officer, along with actual cash and equity incentive awards based on 2019 performance, which includes the March 2020 cash awards and restricted stock grants. Mr. Hanson's cash incentive award was pro-rated based on his June 2019 hire date.

	Cash Target	Cash Award	Equity Target	Equity Award
Philip J. Sanders	$1,268,750	$950,000	$2,718,750	$2,650,000
Benjamin R. Clouse	500,000	575,000	400,000	550,000
Brent K. Bloss	712,500	725,000	1,425,000	1,450,000
Daniel P. Hanson	437,500	475,000	1,575,000	1,575,000
Shawn M. Mihal	468,750	475,000	375,000	525,000

        The Committee increased Mr. Sanders' cash incentive award by $200,000 in 2019 and reduced his equity incentive award by $325,000, as described below, consistent with the change in design of the executive incentive plan to shift of a portion of equity incentive compensation to cash incentive compensation to better align the Company's pay mix with the industry and the Company's peer group. Approximately 74% of Mr. Sanders' incentive compensation and approximately 61% of Mr. Sanders' total direct compensation was paid the form of restricted stock to tie a significant portion of his compensation to the long-term performance of the Company and align his interest with our stockholders.

        The Committee accepted Mr. Sanders' recommendations with respect to cash incentive awards for the other named executive officers based on 2019 performance, as set forth in the table below. Consistent with Mr. Sanders' incentive compensation, the cash incentive awards for the other named executive officers increased and the equity incentive awards decreased compared to the prior year. Mr. Hanson's cash incentive award was pro-rated based on his June 2019 hire date. These cash incentive awards represented between 23-51% of each named executive officers' total incentive compensation for 2019.

	2018 Cash Award	2019 Cash Award	Change $	Change %
Philip J. Sanders	$750,000	$950,000	$200,000	27%
Benjamin R. Clouse	375,000	575,000	200,000	53
Brent K. Bloss	600,000	725,000	125,000	21
Daniel P. Hanson	n/a	475,000	n/a	n/a
Shawn M. Mihal	375,000	475,000	100,000	27

        The Committee awarded Mr. Sanders $2,650,000 in shares of restricted stock and accepted Mr. Sanders' recommendations with respect to equity incentive awards for the other named executive officers based on 2019 performance, as set forth in the table below. Consistent with Mr. Sanders' incentive compensation, the equity incentive awards for the other named executive officers decreased and the cash incentive awards increased compared to the prior year. Unlike his cash incentive award, Mr. Hanson's equity incentive award was not pro-rated based on his June 2019 hire date in order to further align Mr. Hanson with the interests of stockholders. These equity incentive awards represented between 49-77% of each named executive officer's total incentive compensation for 2019. The number of shares of restricted stock granted to each named executive officer will be determined by dividing the dollar value of the award by the closing market price of the Company's Class A common stock on the grant date and rounding the shares up to the nearest whole share. Equity incentive awards for 2019 will be granted on March 10, 2020 and vest in 25% increments annually, beginning on the first anniversary of the grant date.

	2018 Equity Award	2019 Equity Award	Change $	Change %
Philip J. Sanders	$2,975,000	$2,650,000	$(325,000)	(11)%
Benjamin R. Clouse	700,000	550,000	(150,000)	(21)
Brent K. Bloss	1,500,000	1,450,000	(50,000)	(3)
Daniel P. Hanson (1)	n/a	1,575,000	n/a	n/a
Shawn M. Mihal	650,000	525,000	(125,000)	(19)

(1)
In addition to Mr. Hanson's equity incentive award for 2019, on his start date, he received a restricted stock grant equal to $2,500,000, which vests ratably over four years. Consistent with market practice when hiring a mid-career executive, the restricted stock grant provided immediate alignment of Mr. Hanson with stockholder interests. See the Grants of Plan-Based Awards Table.

        Although, there was a change in the mix of incentive compensation awards during 2019 consistent with the changes to the executive incentive compensation program to better align with industry practice, total incentive compensation for the named executive officers was relatively flat compared to 2018. Mr. Sanders continued to guide the development of the Company's transformational growth strategy and lead senior management in executing the components of that strategy. His total incentive compensation decreased slightly compared to the prior year due to the Company's performance relative to key financial and operating measures. His cash incentive award was below target, as the Committee believed that Mr. Sanders' total cash compensation, including his base salary, was at the appropriate level based on chief executive officer compensation at peer companies. The level of incentive compensation for each other named executive officer was based primarily on their individual performance and contribution to the financial and operational performance of the Company and progress on strategic initiatives, as described below, along with internal pay equity among the named executive officers.

        The 2019 annual incentive compensation awards reflect the Committee's determination to (1) award incentive compensation based on execution of our strategic initiatives in light of the Company's 2019 financial and operational performance in a challenging operating environment for active asset managers, balanced with the need to provide total direct compensation that remains competitive in the marketplace and (2) reflect, as appropriate, differences in each named executive officer's scope of authority and responsibilities, the assumption of additional responsibilities, and an appropriate balance of total direct compensation between cash and equity.

        Mr. Sanders discussed with the Committee the following individual performance considerations that impacted his incentive award recommendations for 2019:

  •
  Mr. Clouse:  Mr. Clouse directs the finance organization and oversees accounting, data analytics, financial planning and analysis, investor relations, mutual fund accounting, procurement, strategic acquisitions, tax, and treasury. Mr. Clouse was instrumental in the formulation of the corporate strategic objectives and long-term plan as well as execution of many of its components, including identifying strategic acquisition opportunities. Mr. Clouse was instrumental in continuing to advance the enterprise project management organization, which is responsible for driving targeted allocation and efficient utilization of corporate resources to accomplish the Company's strategic initiatives. Mr. Clouse was also instrumental in the selection of our new headquarters location and in continuing our reduction in controllable expenses by 5% compared to the prior year and maintaining the strength of our balance sheet to allow us to further invest in the Company and our people, while exploring inorganic growth opportunities. In addition, he administered the Company's capital management initiatives during the year, including the return of $228.5 million to stockholders through a combination of stock repurchases and regular dividends.

  •
  Mr. Bloss:  Mr. Bloss has oversight responsibilities for all operations of the Company and directly leads multiple functions, including the wealth management business, transfer agency, technology, legal/compliance, investment risk management, investment operations and trading, corporate administration and strategic acquisitions. Mr. Bloss was instrumental in the formulation of the corporate strategic objectives and long-term plan as well as execution of many of its components, including the outsourcing of our transactional processing operations of our internal transfer agency. He has been instrumental in the continued development of the Company's information technology group and in the selection of our new headquarters location. Along with Mr. Mihal, he has been instrumental in the continued evolution of the wealth management business. He has also continued to advance our position as a values-based and purpose driven organization.

  •
  Mr. Hanson:  Mr. Hanson has been responsible for leading the company's investment management division since his hiring in June 2019. Mr. Hanson has day-to-day management and oversight responsibility over our investment management division, including the development of strong investment professionals and the direction of investment processes and organizational capabilities to support our long-term investment strategies. Under his direction and guidance as Chief Investment Officer, our team of portfolio managers, analysts and traders employs a collaborative, research-based investment process that provides a strong foundation for our success. Mr. Hanson was instrumental in the formulation of our corporate strategic objectives and long-term plan, as well as execution of many of its components, including our effort to strengthen relationships with key industry consultants and external parties, and continuing to enhance our research staff, portfolio management teams and technology and risk management capabilities, and advancing our ESG initiatives.

  •
  Mr. Mihal:  Mr. Mihal leads the Company's wealth management business and oversees wealth management markets, sales, advisor recruiting, operations, product and planning, administration and supervision. Mr. Mihal was instrumental in the formulation of the corporate strategic objectives and long-term plan as well as execution of many of its components, including reinvigorating advisor recruiting, instituting advisor surveys, and development of several technology initiatives. Mr. Mihal has led initiatives to build on our value proposition to financial advisors through enhancements to technology, products and a leading service model. Specifically, he was instrumental in the development, launch, and adoption of WaddellONE, our centralized advisor workstation available to our affiliated financial advisors and associates, and in continuing progress on the other key components of our Business Administration Program, including enhanced reporting, improved data analytics, and a simplified business processing model. Mr. Mihal also played a key role in broadening our fee-based advisory products, which now include more than 5,000 mutual funds from over 100 different families, ETF and mutual fund model portfolios, and full open architecture product platforms. He was also instrumental in expanding our national recruiting team, slowing the pace of advisor attrition and increasing overall advisory productivity.

        The Committee believes that the levels of cash and equity incentive compensation awarded to the named executive officers in 2019 appropriately reflect corporate performance and individual contributions and maintain a high level of incentive for retention and future performance, which is consistent with the Company's executive compensation objectives. This determination involves the exercise of discretion and subjective judgment by the Committee taking into account the above referenced information. For a further description of the incentive awards paid to each of the named executive officers in 2019, please refer to the Summary Compensation Table below.

Retirement Benefits

        We provide retirement benefits to all of our employees, including the named executive officers, through the Pension Plan and the 401(k) Plan. Historically, these plans were designed in combination to provide an appropriate level of replacement income upon retirement. Future benefit accruals under the Pension Plan were frozen, effective September 30, 2017, and the Committee approved the termination of the Pension Plan, effective June 1, 2019. The Company is currently performing the administrative actions required to carry out the termination, with an expected completion date in 2020. For a description of material provisions of the Pension Plan, please refer to "Pension Benefits" below.

        In 2019, the Company made matching contributions to the account of all eligible participants in the 401(k) Plan, including the named executive officers. In addition, the Company made a discretionary contribution in the first quarter of 2020 to the account of eligible 401(k) participants in an amount equal to 2% of eligible 2019 compensation.

Personal Benefits and Other Perquisites

        The Company's employees are eligible to participate in the Company's active employee flexible benefits plans, which include medical, vision, life insurance and long-term disability coverage and are generally available to all Company employees. Additionally, all of the Company's employees are entitled to vacation, sick leave and other paid holidays, and may be eligible for severance payments under a severance pay plan further described below. The Committee believes that the Company's commitment to provide the employee benefits summarized above recognizes that the health and well-being of the Company's employees contribute directly to a productive and successful work life that enhances results for the Company and its stockholders.

        The Company provides all full-time employees with (1) life insurance and accidental death and disability coverage, in each case equal to two times the sum of the employee's current base salary plus the prior year's W-2 incentive pay (bonus/commissions), up to a maximum of $1 million in coverage, and

(2) long-term disability coverage equal to 60% of the employee's current base salary plus the prior year's W-2 incentive pay (bonus/commissions), up to a maximum annual benefit of $90,000 ($240,000 for designated senior executives based on position).

        In addition to the personal benefits discussed above, the named executive officers were eligible to receive the following perquisites:

  Company Aircraft

        Pursuant to the Company's Aircraft Policy, the executive officers and other management employees are provided use of the Company aircraft for business purposes. Executive officers are permitted to use the Company aircraft for personal travel in limited circumstances.

        From time to time, executives may be accompanied by family members invited to attend business functions, which is deemed "personal use" of the Company aircraft by the Internal Revenue Service for tax purposes. Although the Company does not incur any incremental costs for such "personal use," the taxable value of such use, calculated pursuant to Internal Revenue Service guidelines, is imputed as income to the named executive officers. We do not provide tax gross-up reimbursement for this imputed income. The methodology used to determine the Company's incremental cost for personal aircraft usage is described below.

        The value of personal aircraft usage is based on the Company's direct operating costs. This methodology calculates our aggregate incremental cost based on the average weighted variable cost per hour of flight for fuel/oil expenses, mileage, trip related maintenance, crew travel expenses, landing fees and other miscellaneous variable costs. Since the Company's aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as pilot salaries, the cost of the aircraft, depreciation and administrative expenses. On certain occasions, an executive's spouse or other family member may accompany the executive on a flight when such person is invited to attend the event for appropriate business purposes. No additional direct operating cost is incurred in such situations under the foregoing methodology; however, the value of personal use of the Company's aircraft is imputed as income to the named executive officer. This value is calculated pursuant to Internal Revenue Service guidelines using Standard Industry Fare Level ("SIFL)" rates, which are determined by the U.S. Department of Transportation.

  Other Perquisites

        During 2019, the named executive officers had access to tickets to various sporting, civic, cultural, charity and entertainment events if the event tickets are not otherwise being used for business purposes. For further information on perquisites received by the named executive officers in 2019, please refer to the "All Other Compensation" column of the Summary Compensation Table below. In an effort to reduce the perquisites provided to executive officers, country club membership dues, reimbursement for financial, estate and tax planning, and the cost of an annual executive physical were no longer eligible for reimbursement by the Company starting in 2018.

        In determining total compensation payable to the named executive officers for 2019, the Committee considered these benefits and perquisites. As these benefits and perquisites represent a relatively insignificant portion of the named executive officers' total compensation, they did not materially influence the Committee's decision in setting such officers' total compensation.

Incentive Compensation Program in General

        The incentive program for non-executive officers is structured similarly to the incentive program for executive officers and was revised in 2019. See "How we Determine Compensation" for additional information regarding the Company's new structured discretionary incentive compensation program.

        The Company maintains an incentive compensation program for key employees, including the executive officers, in order to attract and retain employees who contribute to the Company's success, to provide incentives that enhance job performance, and to enable those persons to participate in the long-term success of the Company. Beginning in 2017, equity compensation awards granted to non-executive officers have been comprised of 50% restricted stock and 50% cash-settled restricted stock units ("RSUs"), which are economically equivalent to restricted stock from the recipient's perspective. On the vesting date, the recipient of a RSU receives cash equal to the closing price of the Company's Class A common stock on the vesting date for each RSU, subject to applicable taxes withholding. Recipients of RSUs are not entitled to voting rights or to receive dividends. However, recipients of RSUs receive dividend equivalent rights, which are economically equivalent to, and paid concurrently with, dividend payments on the Company's Class A common stock. Restricted stock and RSU awards vest in 25% increments beginning on the first anniversary of the grant date and are classified in the Company's financial statements as equity awards.

        In connection with the implementation of the new structured discretionary incentive compensation program, equity awards will be granted in March of the year following the performance period. Restricted stock and RSU awards based on 2019 performance are expected to be granted on March 10, 2020 for all employees, including executive officers.

        Beginning in 2020, the Company will begin to make pro-rata equity grants during the second, third and fourth quarters to new hires so the newly hired employees do not have to wait until the next annual grant in the March following their hire date.

        The Committee has approved, and will continue to approve, all grants of equity compensation. Although Company management, including the Chief Executive Officer, makes recommendations to the Committee from time to time on the form and amount of equity incentive awards to be granted to Company employees, such awards are approved by the Committee; the Committee does not expect to delegate such approval authority to the Company's executive officers or any subcommittee in the foreseeable future.

        The Company does not have a formal policy on timing equity incentive awards in connection with the release of material non-public information to affect the value of compensation. In the event that material non-public information becomes known to the Committee prior to granting equity incentive awards, the Committee will take the existence of such information under advisement and make an assessment in its business judgment whether to delay the grant of the award in order to avoid any impropriety.

Tax Considerations

        Section 162(m) of the Internal Revenue Code ("IRC Section 162(m)") places a limit of $1 million on the amount of compensation the Company may deduct for federal income tax purposes in any one year with respect to certain covered officers that were employed by the Company on the last day of the fiscal year.

        In connection with 2019 executive compensation decisions, the Committee considered the anticipated tax treatment to the Company and to the executive officers of various payments and benefits, including deductibility under IRC Section 162(m). The deductibility of certain compensation payments depends upon the timing of an executive's vesting of previously granted awards, as well as interpretations and changes in the tax laws and other factors beyond the Committee's control. For these and other reasons, including to maintain flexibility in compensating the executive officers in a manner designed to promote varying corporate goals, the Committee has not historically limited executive compensation to that which is deductible under IRC Section 162(m) and has not adopted a policy requiring all compensation to be deductible. In light of the repeal of the "performance-based" compensation exception to IRC Section 162(m) in December 2017, the Committee expects in the future to approve compensation that is not deductible for income tax purposes.

Clawback Policy

        The Board adopted a Clawback Policy in November 2016. The Clawback Policy provides that in the event a material restatement of the Company's financial results is necessary within three years of the original reporting, the Board will review the facts and circumstances that led to the requirement for the restatement and will consider whether any executive officer received incentive compensation based on the original financial statements that in fact was not warranted based on the restated financial statements. The Board will also consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement.

        The actions the Board may elect to take against a particular executive officer, depending on all facts and circumstances as determined during its review, include: (1) the recoupment of all or part of any incentive compensation paid to the executive officer, including recoupment in whole or in part of vested and/or unvested equity awards; (2) the reduction of future incentive compensation to be paid to the executive officer; (3) disciplinary actions, up to and including termination; and/or (4) the pursuit of other available remedies, at the Board's discretion.

        The Clawback Policy applies to "executive officers" of the Company as defined under the Exchange Act and such other senior executives as may be determined by the Board.

Prohibition on Hedging and Pledging of Company Securities

        Our Insider Trading Policy prohibits all directors and "officers" of the Company for purposes of Section 16 of the Exchange Act, including the named executive officers, from transacting in put and call options on any Company securities. The policy also prohibits these individuals from engaging in any hedging or monetization transactions or similar arrangements with respect to any Company securities. Additionally, the policy prohibits these individuals from holding Company securities in a margin account or pledging Company securities as collateral for any indebtedness.

Stock Ownership Guidelines

        To reinforce the importance of aligning the financial interests of the Company's directors and executive officers with stockholders, the Board has approved minimum stock ownership guidelines for the directors and executive officers. Directors are required to maintain stock ownership equal in value to five times such director's annual cash retainer. The Chief Executive Officer is required to maintain stock ownership equal in value to five times his base salary and the other executive officers are required to maintain stock ownership equal in value to three times their base salary. The value of minimum stock ownership that must be maintained is based upon, and shall be fixed at, the annual cash retainer or base salary paid at the time such director or executive officer initially becomes subject to such ownership guidelines. Directors and executive officers are expected to be in compliance with the applicable ownership level within five years of becoming subject to the ownership guidelines. Stock ownership includes shares of the Company's Class A common stock over which a director or executive officer has direct or indirect ownership or control, including restricted stock or funds invested in the Company's 401(k) Plan stock fund, but does not include shares underlying stock options. As of February 21, 2020, all of our directors except for those directors appointed to the Board in 2019 or 2020 and all of our executive officers except for certain individuals who were designated as executive officers in December 2018 and January 2019 have satisfied their respective stock ownership requirement. The recently appointed directors and the recently designated executive officers are progressing toward attaining their respective stock ownership requirement and certain executive officers may satisfy their ownership requirement after the March 10, 2020 grant of restricted stock in connection with 2019 incentive compensation awards approved by the Committee.

EXECUTIVE COMPENSATION

Summary Compensation

        The following table summarizes total compensation awarded, paid or earned by our named executive officers who served in such capacities during 2017, 2018 and 2019.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Philip J. Sanders	2019	725,000	-	-	950,000	221,238	30,572	1,926,810
Chief Executive Officer	2018	725,000	-	2,975,010	750,000	-	18,478	4,468,488
	2017	725,000	-	3,125,009	600,000	356,724	21,600	4,828,333
Benjamin R. Clouse	2019	400,000	-	-	575,000	17,169	16,800	1,008,969
SVP and Chief Financial Officer (5)	2018	350,000	-	700,003	375,000	-	12,060	1,437,063
Brent. K. Bloss	2019	475,000	-	-	725,000	184,031	31,960	1,415,991
President	2018	475,000	-	1,500,007	600,000	-	18,934	2,593,941
	2017	425,000	-	1,650,010	450,000	223,185	25,796	2,773,991
Daniel P. Hanson	2019	282,692	-	2,500,002	475,000	-	34,389	3,292,083
SVP and Chief Investment Officer (5)
Shawn M. Mihal	2019	375,000	-	-	475,000	26,707	38,359	915,066
SVP – Wealth Management (5)	2018	350,000	375,000	900,023	250,011	-	35,344	1,910,378

(1)
Represents the grant date fair value computed in accordance with ASC 718, disregarding any forfeiture assumptions. All awards are valued based on the closing market price of the Company's Class A common stock on the date of grant, or the last business day immediately preceding grant date if the grant date is not a business day. Restricted stock awards are subject to accelerated vesting upon a change of control, death or disability.

Prior to 2019, restricted stock awards were granted on December 31 of each year and reported in the Summary Compensation Table in the year they were earned and granted. Restricted stock awards based on 2019 performance are anticipated to be granted on March 10, 2020 and, therefore, such awards are not reported in the Summary Compensation Table. Mr. Hanson is the only named executive officer that received a grant of restricted stock in 2019 in connection with his appointment as Chief Investment Officer on June 10, 2019. The table below sets forth 2019 compensation for each named executive officer including restricted stock awards to be granted in March 2020 based on 2019 performance, which are not included in the Summary Compensation Table.

	Salary	Restricted Stock Awards	Non-Equity Incentive	Change in Pension	All Other Compensation	Total
Philip J. Sanders	$725,000	$2,650,000	$950,000	$221,238	$30,572	$4,576,810
Benjamin R. Clouse	$400,000	$550,000	$575,000	$17,169	$16,800	$1,558,969
Brent K. Bloss	$475,000	$1,450,000	$725,000	$184,031	$31,960	$2,865,991
Daniel P. Hanson	$282,692	$4,075,002	$475,000	n/a	$34,389	$4,867,083
Shawn M. Mihal	$375,000	$525,000	$475,000	$26,707	$38,359	$1,440,066
(2)
For 2019, represents the cash incentive awards made under the Executive Incentive Plan based on 2019 performance, which are discussed in further detail under "Analysis of 2019 Compensation" set forth above in the "Compensation Discussion & Analysis."

(3)
For 2019, the present value of benefits under the Pension Plan increased for the named executive officers that are participants in the Pension Plan. Those benefits were determined using a lump sum discount rate of 4.45% at December 31, 2018 and 3.32% at December 31, 2019, a retirement age of 65, Internal Revenue Code Section 417(e) prescribed 2020 mortality rates and discount rate using the three segment yield curve of 2.04%/3.09%/3.68% for the lump sum conversion, and other assumptions set forth in footnote 10 to the Company's audited financial statements for the fiscal year ended December 31, 2019 included in the Company's Annual Report on Form 10-K filed with the SEC on February 21, 2020. The increase for 2019 in the present value of benefits under the Pension Plan is due to (i) a decrease in the discount rate from 4.45% to 3.32% and (ii) an update to the interest rate assumption used to convert annuities to lump sums. The Committee approved the termination of the Pension Plan, effective June 1, 2019. The Company is currently performing the administrative actions required to carry out the termination, with an expected completion date in 2020.

(4)
For 2019, represents the following:

(a)
Incremental cost to the Company of all perquisites and personal benefits, as applicable, including (i) convention allowance and gross-up related to spousal travel to an advisor conference, (ii) personal use of the Company's aircraft and (iii) relocation reimbursement and gross-up.

  (b)
  Company matching contributions to the 401(k) Plan of $11,200 for each of Messrs. Sanders, Clouse, Bloss and Mihal and a $5,600 discretionary 401(k) Plan contribution for each of Messrs. Sanders, Clouse, Bloss, Hanson and Mihal. The Company made a discretionary contribution in the first quarter of 2020 to the account of eligible 401(k) participants in an amount equal to 2% of eligible 2019 compensation.

(5)
Messrs. Clouse and Mihal were not named executive officers during 2017 and Mr. Hanson was not a named executive officer in 2017 or 2018; therefore, compensation information is not presented for those years.

        The direct costs of the convention allowance, the value of personal use of the Company's aircraft (based upon SIFL rates) and relocation costs are imputed to the named executive officers, as applicable, and included as taxable income on their Form W-2s.

Grants of Plan-Based Awards

        The following table reflects information regarding non-equity incentive plan awards and restricted stock grants during 2019. Cash and equity incentive awards are granted to participants pursuant to the Executive Incentive Plan. Cash incentive awards based on 2019 performance are anticipated to be paid on March 6, 2020 and equity incentive awards based on 2019 performance are anticipated to be granted on March 10, 2020; therefore those grants are not included in the table below or the Summary Compensation Table. See footnote 1 to the Summary Compensation Table for information regarding the 2019 equity incentive awards to be granted in March 2020.

        For more detailed information regarding awards earned by the named executive officers, please refer to "Analysis of 2019 Compensation" set forth in the "Compensation Discussion & Analysis".

GRANTS OF PLAN-BASED AWARDS TABLE

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)
							Grant Date Fair Value of Stock and Unit Awards ($)(3)
Name	Grant Date	Date of Committee Action	Threshold ($)	Target ($)(1)	Maximum ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)
Philip J. Sanders	-	-	-	1,268,750	-	-	-
Benjamin R. Clouse	-	-	-	500,000	-	-	-
Brent K. Bloss	-	-	-	712,500	-	-	-
Daniel P Hanson	-	-	-	437,500	-	-	-
	06/10/19	04/22/19				149,343	2,500,002
Shawn M. Mihal	-	-	-	468,750	-	-	-

(1)
Represents the 2019 cash incentive target for each named executive officer established by the Committee in February 2019. Mr. Hanson's target cash incentive represents a pro-rata target based on his June 2019 start date. There was no threshold or maximum amount established by the Committee for cash incentive awards under the Executive Incentive Plan. Actual awards are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

(2)
Represents the number of shares of restricted stock granted in 2019 pursuant to the Company's Stock Incentive Plan. Mr. Hanson received a grant of restricted stock in connection with his hiring as Chief Investment Officer. See "Compensation Discussion & Analysis – Analysis of 2019 Compensation" for a discussion of Mr. Hanson's initial equity award.

(3)
Represents the grant date fair value computed in accordance with ASC 718, disregarding any forfeiture assumptions and based on the number of shares of restricted stock granted and the closing market price of the Company's Class A common stock on the June 10, 2019 grant date, which was $16.74. The number of shares of restricted stock granted was determined by dividing the dollar amount of the award by such closing market price and rounding up to the nearest whole share or unit, as applicable. The award vests in 25% increments annually beginning on the first anniversary of the grant date and is subject to accelerated vesting upon a change of control, death or disability. Dividends are paid on awards of restricted stock at the same rate as is paid to all stockholders generally. Pursuant to ASC 718, the right to receive dividends is included in the calculation of the grant date fair value of the equity incentive awards. The restricted stock awards are reported in the "Restricted Stock Awards" column of the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

        The following table reflects outstanding shares of restricted stock and cash-settled restricted stock units held by the named executive officers as of December 31, 2019, the value of which was determined based on the number of shares of restricted stock or cash-settled restricted stock units granted and the $16.72 closing market price of the Company's Class A common stock on December 31, 2019.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
(a)		(b)		(c)
Philip J. Sanders	12/31/16	35,875	(1)	599,830
	12/31/17	69,942	(2)	1,169,430
	12/31/18	123,410	(3)	2,063,415
Benjamin R. Clouse	12/31/16	3844	(1)	64,272
	12/31/17	11,190	(2)	187,097
	12/31/18	29,037	(3)	485,499
Brent K. Bloss	12/31/16	18,900	(1)	316,008
	12/31/17	36,929	(2)	617,453
	12/31/18	62,223	(3)	1,040,369
Daniel P. Hanson	06/10/19	149,343	(4)	2,497,015
Shawn M. Mihal	01/10/17	3,245	(5)	54,256
	01/10/17	3,245	(5)	54,256
	01/10/18	8,457	(6)	141,401
	01/10/18	8,457	(6)	141,401
	04/02/16	2,619	(7)	43,790
	12/31/18	26,964	(3)	450,838

(1)
These shares will vest on December 31, 2020.

(2)
These shares will vest in 50% increments on December 31, 2020 and 2021.

(3)
These shares will vest in 33 1/3% increments on December 31, 2020, 2021 and 2022.

(4)
These shares will vest in 25% increments on June 10, 2020, 2021, 2022 and 2023.

(5)
These shares will vest in 50% increments on January 10, 2020 and 2021.

(6)
These awards will vest in 33 1/3% increments on January 10, 2020, 2021 and 2022.

(7)
These shares will vest on April 2, 2020.

Option Exercises and Stock Vested

        The following table reflects shares of restricted stock and cash-settled restricted stock units held by the named executive officers that vested during 2019.

OPTION EXERCISES AND STOCK VESTED TABLE

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)
Philip J. Sanders	128,649	2,151,011
Benjamin R. Clouse	22,609	378,022
Brent K. Bloss	73,107	1,222,349
Daniel P. Hanson	-	-
Shawn M. Mihal	20,494	353,850

(1)
The number of shares acquired on vesting for Mr. Mihal includes 4,443 cash-settled restricted stock units, the value of which is based on the closing price of the Company's Class A common stock on the vesting date, or the last business day immediately preceding the vesting date if the vesting date is not a business day. The number of shares of the Company's Class A common stock received by each named executive officer upon vesting of these awards, net of shares withheld by the Company to cover associated tax liabilities, was as follows: Messrs. Sanders (77,320), Clouse (15,974), Bloss (47,887) and Mihal (11,107).

(2)
The value realized on vesting is based on the closing market price of the Company's Class A common stock on the vesting date, or the last business day immediately preceding the vesting date if the vesting date is not a business day.

Pension Benefits

        The Pension Plan is a tax-qualified, non-contributory pension plan that covers all eligible employees of the Company who are 21 years of age or older and have one or more years of credited service. Benefits payable are generally based on a participant's years of credited service and their highest average earnings in any five consecutive years during the last ten years of service prior to retirement, or their "5-year average earnings." The retirement benefit amount payable upon normal retirement is calculated as (1) 2% of a participant's 5-year average earnings for each year of credited service (up to a maximum of 30 years), plus (2) 1% of a participant's 5-year average earnings for each additional year of credited service in excess of 30 years (up to a maximum of ten years); this amount is then reduced by a social security offset.

        Due to the Pension Plan freeze, effective September 30, 2017, participants no longer accrue future benefits based on years of service and compensation after the freeze date. The Committee approved the termination of the Pension Plan, effective June 1, 2019. The Company is currently performing the administrative actions required to carry out the termination, with an expected completion date in 2020. Due to the termination, all participants in the Pension Plan are fully vested in their accrued benefit.

        Benefits under the Pension Plan are payable monthly for the retiree's lifetime beginning at age 65, or in a reduced amount as early as age 55 with at least 10 years of credited service. Mr. Sanders is eligible for early retirement under the Pension Plan; the early retirement reduction is 1/180th for each of the first 60 months preceding age 65, and 1/360th for each additional month. Upon a participant's retirement, benefits under the Pension Plan may be paid (1) pursuant to a variety of annuity options, which provide benefits during the retiree's lifetime and generally provide continuing benefits to a surviving spouse or other beneficiary, or (2) in a lump sum, which provides for an immediate lump sum equal to the actuarial value of the retiree's future benefits in lieu of receiving those benefits over their lifetime.

        The following table reflects the actuarial present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such officer, under the Pension Plan. Under the Pension Plan, participants cannot be credited with years of service in excess of their actual years of service with the Company. These benefits were determined using a lump sum discount rate of 4.45% at December 31, 2018 and 3.32% at December 31, 2019, a retirement age of 65, Internal Revenue Code Section 417(e) prescribed 2020 mortality rates and discount rate using the three segment yield curve of 2.04%/3.09%/3.68% for the lump sum conversion, and other assumptions set forth in footnote 10 to the Company's audited financial statements for the fiscal year ended December 31, 2019 included in the Company's Annual Report on Form 10-K filed with the SEC on February 21, 2020. Amounts reflected below are estimates of the present value of the pension benefits payable at age 65 and do not reflect the value of benefits that may be distributed in connection with the termination of the Pension Plan.

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Philip J. Sanders	Pension Plan	19	1,119,206	-
Benjamin R. Clouse	Pension Plan	1.98	55,427	-
Brent K. Bloss	Pension Plan	15.75	672,099	-
Daniel P. Hanson (1)	Pension Plan	-	-	-
Shawn M. Mihal	Pension Plan	2.52	83,059	-

(1)
Mr. Hanson is not a participant in the Pension Plan.

Nonqualified Deferred Compensation Plans

        The Company does not provide any deferred compensation arrangements for its named executive officers.

Potential Payments Upon Termination or Change in Control

        The table below quantifies (1) amounts payable and the value of benefits available pursuant to the Severance Plan if a named executive officer is involuntarily terminated due to a corporate realignment, downsizing or other event that the Company, in its sole discretion, determines is a qualifying event for purposes of the Severance Plan [column (a)] and (2) the value of restricted stock vesting upon a "change in control," death or "disability" for purposes of the Company's Stock Incentive Plan [column (b)], all of which assume that the applicable triggering event occurred on December 31, 2019 and where applicable, is based on a stock price of, the closing market price of $16.72, the Company's Class A common stock on December 31, 2019. Benefits reflected below are estimates; the actual benefit payable is determined upon termination.

  Severance Plan

        The named executive officers are eligible to receive certain severance benefits under the Company's Severance Pay Plan (the "Severance Plan") if they are involuntarily terminated due to a corporate realignment, downsizing or other event that the Company, in its sole discretion, determines is a qualifying event for purposes of the Severance Plan. Participants in the Severance Plan who receive severance are entitled to periodic payment of their base pay and health care severance pay for no fewer than 12 weeks and no more than 52 weeks (subject to the six month delay on certain termination payments imposed by the Internal Revenue Code) with the number of weeks of severance determined by multiplying the participant's years of service by two weeks. The amount of the health care severance pay will be determined by the Company in its discretion. In addition, the Company may provide, in its discretion, career transition services.

  Accelerated Vesting of Restricted Stock

        The equity incentive awards granted to the named executive officers under the Stock Incentive Plan provide for accelerated vesting upon a "change in control" (as defined in the Stock Incentive Plan) unless otherwise determined by the Compensation Committee prior to such "change in control," whether or not the named executive officer's employment terminates. Equity incentive awards also vest upon the death or "disability" (permanent disability as determined under the Company's long term disability plan) of a named executive officer.

 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

Name	Payments and Benefits under Severance Plan ($)(1)(2)	Change in Control Events, Death, or Disability Pursuant to Stock Incentive Plan and Cash Settled RSU Plan ($)(3)
	(a)	(b)
Philip J. Sanders
Severance Plan Benefits	585,577
Medical and Dental Benefits	11,757
Career Transition Services	108,750
Equity Award Vesting		3,832,675

Total	706,084
Benjamin R. Clouse
Severance Plan Benefits	92,308
Medical and Dental Benefits	3,545
Career Transition Services	60,000
Equity Award Vesting		736,867

Total	155,852
Brent K. Bloss
Severance Plan Benefits	310,577
Medical and Dental Benefits	10,043
Career Transition Services	71,250
Equity Award Vesting		1,973,829

Total	391,870
Daniel P. Hanson
Severance Plan Benefits	121,154
Medical and Dental Benefits	3,545
Career Transition Services	78,750
Equity Award Vesting		2,497,015

Total	203,448
Shawn M. Mihal
Severance Plan Benefits	86,538
Medical and Dental Benefits	3,545
Career Transition Services	56,250
Equity Award Vesting		885,943

Total	146,333

(1)
Severance Plan benefits for Messrs. Sanders, Clouse, Bloss, Hanson and Mihal are equal to 42, 12, 34, 12 and 12 weeks of base pay, respectively, in accordance with the normal payroll practices of the Company.

(2)
Reflects career transition services equal to 15% of each named executive officer's base salary. Pursuant to the Severance Plan, career transition services may be offered in the sole discretion of the Company. Consequently, these amounts may not be payable even if the named executive officer is otherwise eligible for benefits under the Severance Plan.

(3)
Includes unvested restricted stock and unvested cash-settled restricted stock units held as of December 31, 2019 by each named executive officer as follows: Messrs. Sanders (229,227), Clouse (44,071), Bloss (118,052), Hanson (149,343) and Mihal (52,987).

Pay Ratio

        Following is a reasonable estimate of the ratio of the annual total compensation of Philip J. Sanders, our Chief Executive Officer, to the median of the annual total compensation of our other employees. We determined our median employee based on compensation during 2019 for each of our employees (excluding Mr. Sanders), as reflected in our payroll records and reported to the IRS on Form W-2. For 2019, we selected a new median employee, as our total number of employees decreased from 1,430 at the end of 2017 to 1,162 at the end of 2019, which affected the level of compensation for our median employee. The annual total compensation of our median employee for 2019, who was not eligible for equity-based awards, was $94,288. As disclosed in the Summary Compensation Table, the annual total compensation of Mr. Sanders for 2019 was $1,926,810 ($4,576,810 if the grant date fair value of our Mr. Sanders' March 2020 equity grant based on 2019 performance is included). Based on the foregoing, our estimate of the ratio of the annual total compensation of Mr. Sanders to the median of the annual total compensation of all other employees was 20 to 1 (49 to 1 if the grant date fair value of Mr. Sanders' March 2020 equity grant based on 2019 performance is included).

PROPOSAL NO. 2
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

        This advisory vote gives stockholders the opportunity to approve our named executive officers' compensation, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.

        As described in detail in our Compensation Discussion & Analysis above, a core objective in designing our executive compensation program is to deliver competitive total direct compensation (i.e., base salary, annual cash incentive award and annual equity incentive award), upon the achievement of financial and operating performance and individual contributions, that will attract, motivate and retain a high-performance executive team who will drive the creation of stockholder value. The Compensation Committee believes that the Company's executive compensation program reflects a strong "pay-for-performance" philosophy and is well aligned with stockholders' long-term interests. The compensation awarded to our named executive officers is substantially dependent on corporate financial and operating performance, as well as individual performance and contributions, which drives the creation of sustainable long-term stockholder value. The Compensation Committee will continue to focus on responsible executive compensation practices that attract, motivate and retain high-performance executives, reward those executives for the achievement of short-term and long-term performance, and support our other executive compensation objectives, including long-term career development and retention goals.

        Among the important elements of our executive compensation program and features incorporated into our program to achieve our core objectives are the following:

  •
  A significant portion of each named executive officer's total direct compensation – approximately 82% on average for 2019 – was "at risk" compensation, delivered in the form of a short-term cash incentive award and a long-term equity incentive award.

  •
  A significant portion of each named executive officer's total annual incentive compensation – approximately 68% on average for 2019 – was comprised of an equity incentive award, which drives long-term performance and aligns the interests of our named executive officers with those of our stockholders.

  •
  Equity incentive awards were subject to a four-year vesting period to further emphasize long-term performance and commitment to the Company.

        The Compensation Committee believes that our executive compensation program has played a significant role in our ability to drive financial and operating results and align the interests of our executive officers with the interests of our stockholders. Despite strong market performance and solid economic fundamentals during 2019, the operating environment for wealth managers remained dynamic and the operating environment for active asset managers remained challenging as investors remained somewhat cautious in the face of global growth fears and geopolitical uncertainty. Flows across the industry in 2019 were weighted toward fixed income products and passively-managed index funds at the expense of active equity products. The industry continues to feel the impact of fee pressure, product rationalization on broker-dealer platforms and evolving customer preference.

        In light of the challenging operating environment and the pace of change in the financial services industry, during 2019, our senior management team continued to fortify our operational foundation necessary for our long-term success and to allow us to focus on strategic initiatives that support our new transformational growth strategy. Some of our strategic initiatives drive changes that challenge short-term financial and operating metrics in order to better position the Company for long-term success. See "Compensation Discussion & Analysis – Analysis of 2019 Compensation – 2019 Operating Environment" for a discussion of significant achievements in 2019 related to the Company's strategic initiatives.

        You have the opportunity to vote "for" or "against" or "abstain" from voting on the following non-binding resolution:

  "RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the Company's Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion."

        While your vote on this proposal is advisory and will not be binding on the Company, the Board or the Compensation Committee, we value the opinion of our stockholders and will take the results of this advisory vote into account when making future decisions regarding our executive compensation program.

        The Company intends to hold this stockholder advisory vote to approve named executive officer compensation annually until the Company holds its next advisory vote on the frequency of stockholder advisory votes on named executive officer compensation as required pursuant to Section 14A of the Exchange Act.

        THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K.

PROPOSAL NO. 3
APPROVAL OF THE WADDELL & REED FINANCIAL, INC.
STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED

General

        The Stock Incentive Plan was originally adopted in 1998 to enable the Company to attract, motivate, reward and retain key personnel by being able to offer competitive levels of equity incentives. In February 2020, our Board, upon recommendation of the Compensation Committee and subject to stockholder approval, approved to increase the number of shares available for awards under the Stock Incentive Plan by 4,800,000 shares and to adopt certain other clarifying or administrative changes as set forth in an amended and restated Stock Incentive Plan. The Stock Incentive Plan in its current form is referred to below as the "Stock Incentive Plan", and as proposed to be amended and restated the "Amended and Restated Stock Incentive Plan."

        The Stock Incentive Plan currently has 35,600,000 shares of our Class A common stock reserved for issuance. As of March 2, 2020, 1,635,746 shares of our Class A common stock remain available for future awards and 2,909,605 shares of unvested restricted stock are outstanding under the Stock Incentive Plan. On March 10, 2020, the Company intends to grant shares of restricted stock to eligible employees based on 2019 performance, including to the named executive officers as described in Compensation Discussion & Analysis – Analysis of 2019 Compensation – Performance-Based Incentive Compensation. Such grants will be made from shares currently available under the Stock Incentive Plan and will use substantially all of the remaining shares available under the Stock Incentive Plan. These grants are not subject to stockholder approval. No stock options, stock appreciation rights ("SARs") or deferred stock are outstanding under the Stock Incentive Plan. The closing sale price of the Company's Class A common stock on March 2, 2020 was $14.28.

Purpose of the Amended and Restated Stock Incentive Plan

        Our continued success depends to a substantial degree on our ability to attract and retain qualified personnel to conduct our asset management and wealth management businesses. The market for senior executives, portfolio managers and analysts is extremely competitive. Our Board believes the Amended and Restated Stock Incentive Plan is necessary to ensure that an adequate number of shares of our common stock will be available to provide appropriate incentives to our key personnel that align their interests with those of our stockholders and to remain competitive in the marketplace. The only material amendment to the Stock Incentive Plan, as reflected in the Amended and Restated Stock Incentive Plan, is the increase to the number of shares available for awards under the Stock Incentive Plan by 4,800,000 shares to 40,400,000. The number of shares available for awards under the Stock Incentive Plan has not been increased since 2016. The Amended and Restated Stock Incentive Plan also includes non-material clarifying or administrative changes, including amendments to remove references to Section 162(m); however, individual award limits were maintained in the Amended and Restated Stock Incentive Plan.

        If our stockholders approve the Amended and Restated Stock Incentive Plan, equity awards on or after April 29, 2020 will be granted under the terms of the Amended and Restated Stock Incentive Plan. If the Amended and Restated Stock Incentive Plan is not approved by stockholders, the Stock Incentive Plan will continue in its current (pre-amendment) form. However, the Company will have insufficient shares available to make future equity awards to eligible individuals and will consider alternative methods of compensating its key personnel. Failure of the stockholders to approve this proposal will not affect the rights of existing holders or the awards granted prior to our 2020 Annual Meeting of Stockholders. If our stockholders approve the Amended and Restated Stock Incentive Plan at the 2020 Annual Meeting, we intend to file, pursuant to the Securities Act of 1933, as amended, a registration statement on Form S-8 to register 4,800,000 additional shares available for issuance under the Amended and Restated Stock Incentive Plan.

Summary

        A summary of the principal features of the Amended and Restated Stock Incentive Plan is provided below, but is qualified in its entirety by reference to the full text of the Amended and Restated Stock Incentive Plan set forth in Appendix A to this Proxy Statement. Stockholders are being requested to approve the Amended and Restated Stock Incentive Plan attached as Appendix A.

        Administration.    The Compensation Committee of the Board administers the Stock Incentive Plan, except for the limited discretion reserved to the full Board with respect to the grant of awards of stock options and restricted stock to the outside directors. Under the Amended and Restated Stock Incentive Plan, the Compensation Committee has the authority to grant stock options, stock appreciation rights, restricted stock, deferred stock awards and performance-based stock awards. In particular, the Compensation Committee has the authority to select the individuals to whom awards are granted, to grant any combination of awards to participants and to determine the terms and conditions of any awards, subject to the provisions of the Amended and Restated Stock Incentive Plan.

        Stock Subject to the Plan.    The total number of shares of Class A common stock reserved for issuance under the Amended and Restated Stock Incentive Plan is 40,400,000. Shares subject to an award that expire or are cancelled, forfeited, exchanged, settled in cash or otherwise terminated (with or without the issuance of shares), including (1) shares forfeited with respect to restricted stock or any other award, (2) the number of shares withheld in payment of any taxes relating to any award other than a stock option or SAR, and (3) the number of shares surrendered in payment of any taxes relating to any award other than a stock option or SAR, are returned to the pool of shares reserved for issuance and will again be available for awards under the Amended and Restated Stock Incentive Plan. Further, the settlement of an award of SARs will reduce the number of shares available for awards under the Amended and Restated Stock Incentive Plan by a number equal to the shares underlying the stock option to which the SARs were related.

        In the event of a merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure that affects the Company's Class A common stock, an appropriate adjustment will be made to (1) the aggregate number of shares reserved for issuance under the Amended and Restated Stock Incentive Plan, (2) the number and exercise price of shares subject to outstanding stock options under the Amended and Restated Stock Incentive Plan, (3) the number of shares subject to restricted stock or deferred stock awards granted under the Amended and Restated Stock Incentive Plan, (4) the aggregate number of shares available for issuance to a participant in a calendar year, and (5) the number and exercise price, if any, of shares to be granted as director stock options and director restricted stock awards each year.

        Eligibility.    The officers, key employees and consultants of the Company, its subsidiaries and its affiliates who are responsible for or contribute to the management, growth and/or profitability of the business of the Company, its subsidiaries and its affiliates and outside directors of the Company are all eligible to participate in the Amended and Restated Stock Incentive Plan. Currently, there are approximately 270 individuals eligible to receive awards under the Amended and Restated Stock Incentive Plan, including approximately 260 officers and key employees and 10 outside directors.

        Performance Awards.    The Compensation Committee may grant stock options, SARs, restricted stock or deferred stock conditioned upon satisfaction of one or more pre-determined performance goals. The Compensation Committee may use such business criteria that it selects to constitute the performance goal(s) with respect to performance awards for any performance period, including, but not limited to, one or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or business or geographical units of the Company (except with respect to the total stockholder return and earnings per share criteria): (1) earnings per share; (2) increase in revenues; (3) increase in cash flow; (4) increase in cash flow return; (5) return on net assets; (6) return on assets; (7) return on investment; (8) return on capital; (9) return on equity; (10) economic value added; (11) operating margin; (12) contribution margin; (13) net income; (14) pre-tax earnings; (15) pre-tax earnings before interest, depreciation and amortization; (16) pre-tax operating earnings after interest expense and before incentives, service fees and extraordinary or special items; (17) operating income; (18) total stockholder return; (19) debt reduction; and (20) any of the above goals determined on an absolute or relative basis, or as adjusted in any manner which may be determined by the Compensation Committee, or as compared to the performance of a published or special index deemed applicable by the Compensation Committee. This index may include the Standard & Poor's 500 Stock Index or a group of peer companies. Achievement of performance goals is measured over a performance period of up to 10 years, as specified by the Compensation Committee.

        The Compensation Committee may provide for the manner in which actual performance and performance goals with regard to the business criteria selected will reflect the impact of specified events during the relevant performance period, which may mean excluding the impact of certain events or occurrences, including, but not limited to, any or all of the following events or occurrences: (1) asset write-downs or impairments to assets; (2) litigation, claims, judgments or settlements; (3) the effect of changes in tax law or other such laws or regulations affecting reported results; (4) accruals for reorganization and restructuring programs; (5) any extraordinary, unusual or nonrecurring items; (6) any change in accounting principles; (7) any loss from a discontinued operation; (8) goodwill impairment charges; (9) operating results for any business acquired during the calendar year; (10) third party expenses associated with any investment or acquisition by the Company or any Subsidiary; (11) any amounts accrued by the Company or its Subsidiaries pursuant to management bonus plans or cash profit sharing plans and related employer payroll taxes for the fiscal year; (12) any discretionary or matching contributions made to a retirement plan or deferred compensation plan for the fiscal year; (13) interest, expenses, taxes, depreciation and depletion, amortization and accretion charges; and (14) marked-to-market adjustments for financial instruments.

        At the end of the performance period, the Compensation Committee will determine the amount, payable, if any, to an awardee with respect to a performance award. Performance awards are settled in cash, shares of Class A common stock or other awards or property, as determined by the Compensation Committee. The Compensation Committee may determine the amount payable to an awardee with respect to a performance award based on individual performance or any other factors that the Compensation Committee shall deem appropriate.

        The Compensation Committee may accelerate, waive or modify any term or condition of a performance award that is not mandatory under the Amended and Restated Stock Incentive Plan.

        Limits.    Generally, participants may not receive awards under the Amended and Restated Stock Incentive Plan, in any one calendar year, exceeding 3,750,000 total points, with each stock option and each SAR counting as one "point" and each share of Restricted Stock and each share of Deferred Stock counting as three points.            In addition, non-employee directors may not be granted awards in any calendar year with a grant date fair value (determined in accordance with applicable accounting standards) in excess of $500,000.

        Stock Options for Employees and Consultants.    Currently, the Compensation Committee has authority to grant to any eligible participant non-qualified stock options.

        Subject to the provisions of the Amended and Restated Stock Incentive Plan, the Compensation Committee determines the exercise price, the terms of exercise and other conditions of stock options; provided, that, such exercise price may not be less than the fair market value of the Company's Class A common stock on the date of grant. Stock options may be exercised in whole or in part at any time during the option period, by giving notice of exercise to the Company specifying the number of shares to be purchased. Shares of Class A common stock will be issued pursuant to the exercise of a stock option only upon the Company's receipt of the full payment price of the exercised shares. The Compensation

Committee will determine the acceptable forms of payment for the exercise of stock options, including permitting "cashless exercises."

        Outside Director Stock Options and Restricted Stock.    The Amended and Restated Stock Incentive Plan provides that the Board may award stock options and restricted stock to outside directors of the Company in such amounts, and at such times, as determined by the Board. Stock option awards must have an exercise price equal to the fair market value of the Company's Class A common stock on the date of grant, and such options may not vest until six months after the date of grant and have an option term as determined by the Board. The Board sets the purchase price, if any, of restricted stock and the times such restricted stock is subject to forfeiture.

        Outside director stock options may be exercised in whole or in part at any time during the option period, by giving notice of exercise to the Company specifying the number of shares to be purchased. Shares of Class A common stock will be issued pursuant to the exercise of a stock option only upon the Company's receipt of the full payment price of the exercised shares. The Compensation Committee determines the acceptable forms of payment for the exercise of stock options, including permitting "cashless exercises."

        Stock Appreciation Rights.    SARs may be granted in conjunction with the grant of stock options under the Amended and Restated Stock Incentive Plan. Upon the exercise of a SAR, optionees are entitled to receive an amount in cash or Class A common stock of the Company equal in value to the increase in the value of the shares covered by the SAR since the date of grant. The Compensation Committee determines the times and conditions under which SARs may be exercised, subject to the provisions of the Amended and Restated Stock Incentive Plan.

        Restricted Stock.    Restricted stock may be granted either alone or in addition to other awards granted under the Amended and Restated Stock Incentive Plan. The Compensation Committee determines who is eligible to receive restricted stock awards, the number of shares awarded, the exercise price, if any, of such shares, the terms of forfeiture and transferability, and all other conditions of restricted stock awards. The Compensation Committee may waive or accelerate any restrictions placed on restricted stock awards.

        Deferred Stock Awards.    Deferred stock may be granted either alone or in addition to other awards granted under the Amended and Restated Stock Incentive Plan. The Compensation Committee determines who is eligible to receive deferred stock awards, the number of shares awarded, the vesting period of such shares and all other conditions of deferred stock awards. The Compensation Committee may waive or accelerate the vesting period of any deferred stock award.

        Amendment and Termination.    At any time, (1) the Board may amend, alter or discontinue the Amended and Restated Stock Incentive Plan and amend the terms of any outside director stock option or restricted stock award outstanding under the Amended and Restated Stock Incentive Plan, and (2) the Compensation Committee may amend the terms of any other outstanding award under the Amended and Restated Stock Incentive Plan. However, no such actions may be taken that would adversely affect in any material way the rights of any participant under an outstanding award without their consent. Amendments may be made without stockholder approval except as required to satisfy stock exchange listing requirements or other applicable law or regulatory requirements.

        The proposed termination date under the Amended and Restated Stock Incentive Plan is April 29, 2030. Termination of the Amended and Restated Stock Incentive Plan will not impact awards outstanding at the time of such termination.

        Transferability of Awards.    The Compensation Committee or the Board may permit a participant under the Amended and Restated Stock Incentive Plan to transfer all or any award, or authorize all or a portion of an award to be granted to a person eligible to receive an award under the Amended and Restated Stock Incentive Plan to be on terms which permit transfer by such Stock Incentive Plan participant; provided that, in either case the transferee or transferees must be a child, grandchild or spouse of the participant, a trust in which any of the foregoing individuals (or the participant) have more than fifty percent of the beneficial interest, and any other entity in which any of the foregoing individuals (or the participant) own more than fifty percent of the voting interests; provided further that, there may be no consideration for any such transfer and subsequent transfers of awards transferred as provided above shall be prohibited except subsequent transfers back to the original holder of the awards and transfers to other permitted transferees of the original holder. In addition, awards are transferable by will or the laws of descent and distribution.

        Change of Control.    In the event of a change of control (as defined in the Amended and Restated Plan, the Compensation Committee may at the time an award is made hereunder or at any time prior to, coincident with or after the time of a Change of Control: (i) cause the awards then outstanding to be assumed, or new rights substituted therefore, by the surviving corporation in such Change of Control; (ii) make such adjustment to the awards then outstanding as the Compensation Committee deems appropriate to reflect such transaction or change (including the acceleration of vesting of such awards); and/or (iii) provide for the purchase or cancellation of such awards, for an amount of cash, if any, equal to the Change of Control Price (as defined in the Amended and Restated Plan) as of the date the Change of Control occurs, or such other date as the Compensation Committee may determine prior to the Change of Control. Such settlements may be made in cash, stock or other property, or any combination thereof; provided, however, to the extent any such settlement is made in shares of Company Class A common stock, such shares will be deemed to have been distributed under the Amended and Restated Stock Incentive Plan.

Federal Income Tax Consequences

        Non-Qualified Stock Options.    Income is not recognized by a participant for federal income tax purposes upon the grant of a non-qualified stock option ("NQSO"). Upon exercise of a NQSO, the optionee recognizes income equal to the excess of fair market value of the shares received over the exercise price. The income recognized upon the exercise of a NQSO will be considered compensation subject to withholding. The Company receives a deduction equal to the amount of ordinary income recognized by the optionee at the time of such recognition by the optionee.

        Generally, the optionee's basis in the shares received upon the exercise of a NQSO is equal to the exercise price of such shares plus any income recognized by the optionee upon exercise of the NQSO. If an optionee thereafter sells the shares acquired, any amount realized over the basis of such shares will constitute capital gain to the optionee for federal income tax purposes.

        Restricted Stock.    Income is not recognized by a holder of restricted stock for federal income tax purposes upon the grant of restricted stock until the first taxable year in which the stock is either transferable or no longer subject to a substantial risk of forfeiture, whichever is earlier. At that time, the holder recognizes income equal to the excess of the fair market value of the shares received with respect to which the restrictions have lapsed (with such value determined as of the date the stock became transferable or no longer subject to a substantial risk of forfeiture) over the price paid, if any, for such restricted stock. Such income is considered compensation subject to withholding.

        If permitted under the terms of an award agreement, the holder of restricted stock may make an election under Section 83(b) of the Internal Revenue Code, to include in income in the year the restricted stock is issued the excess of fair market value of the shares received over the price paid for the restricted stock. This election must be made within 30 days after the restricted stock is transferred to the holder. In the event the election is made and the restricted stock is later forfeited, the holder is not allowed a deduction with respect to the restricted stock forfeited.

        Under the terms of the Amended and Restated Stock Incentive Plan, the holder of restricted stock is entitled to dividends paid in cash to the same extent as if the stock were not subject to any restrictions.

Dividends paid in cash will constitute ordinary income. Under the terms of the Amended and Restated Stock Incentive Plan, dividends paid in stock are subject to the same restrictions as the underlying stock with respect to which the dividends were issued and are taxed in the same manner as such underlying stock.

        Generally, the Company is entitled to a deduction in the year the holder of restricted stock recognizes income therefrom, and in an amount equal to the amount of income recognized by such holder.

        Stock Appreciation Rights.    Upon exercise of a SAR, the optionee may receive shares of stock or cash. If the optionee receives cash, he or she incurs ordinary income in an amount equal to the cash received. If the optionee receives stock, he or she has ordinary income in an amount equal to the fair market value of the stock received. The Company is generally entitled to a corresponding deduction when the optionee recognizes compensation income.

        Deferred Stock Awards.    Income is not recognized by a recipient of deferred stock until the first taxable year in which the stock is actually issued to the employee, and is either transferable or no longer subject to a substantial risk of forfeiture, whichever is earlier. At that time, the recipient recognizes income equal to the then-current fair market value of the common stock. Such income is considered compensation subject to withholding.

        Under the terms of the Amended and Restated Stock Incentive Plan, cash dividends may be paid to recipients of deferred stock. Dividends paid in cash constitute ordinary income and are taxable in the year received. Under the terms of the Amended and Restated Stock Incentive Plan, dividends may be deferred and deemed to be reinvested. Dividends that are deferred are accorded the same treatment as the underlying deferred stock award.

        Generally, the Company is entitled to a deduction each year in which the holder of the deferred stock award recognizes income, and in an amount equal to the amount of income recognized.

        THE ABOVE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES DOES NOT PURPORT TO BE COMPLETE. The preceding discussion is only a general summary of the federal income tax consequences concerning the Amended and Restated Stock Incentive Plan and does not address other taxes or state, local or foreign taxes. It is based on current law and current Internal Revenue Service interpretations of the law, which are subject to change at any time. The Company has not requested an Internal Revenue Service ruling on any tax issues concerning the Amended and Restated Stock Incentive Plan and does not plan to do so. In some cases, existing Internal Revenue Service rulings and regulations do not provide complete guidance. Participants are advised to consult their own tax advisors regarding the tax effects of their participation in the Amended and Restated Stock Incentive Plan.

New Plan Benefits

        The Compensation Committee and the Board, as applicable, determine awards granted under the Stock Incentive Plan and will determine any awards made under the Amended and Restated Stock Incentive Plan. Therefore, the Company is unable to determine the awards that will be granted in the future under the Amended and Restated Stock Incentive Plan. Neither the Compensation Committee nor the Board has made any grants of awards under the Amended and Restated Stock Incentive Plan, including any grants that are conditioned upon stockholder approval of the Amended and Restated Stock Incentive Plan.

Equity Compensation Plan Information

        The Equity Compensation Plan table provides information as of December 31, 2019 with respect to shares of the Company's Class A common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	-	$-	1,448,959 (1)
Equity compensation plans not approved by security holders	-	-	-

Total	-	$-

(1)
Represents shares available for future issuance from the Stock Incentive Plan.

        In considering whether to vote for approval of the Amended and Restated Stock Incentive Plan, you should be aware that the executive officers of the Company have received grants under the Stock Incentive Plan, and in the future may receive, grants under this Amended and Restated Stock Incentive Plan. Failure of the stockholders to approve this proposal will not affect the rights of existing holders or the awards previously granted under the Stock Incentive Plan.

        If the stockholders do not approve the Amended and Restated Stock Incentive Plan, the Stock Incentive Plan will continue to read in its current (pre-amendment) state except for the non-material amendments that do not require stockholder approval, and the Company will need to explore alternative compensatory vehicles other than equity incentives to attract, motivate, award and retain key personnel. Those alternative vehicles may include equity-based but cash settled incentives.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE WADDELL & REED FINANCIAL, INC. STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED.

PROPOSAL NO. 4
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has selected KPMG LLP as the Company's independent registered public accounting firm to examine the consolidated financial statements of the Company for the 2020 fiscal year. The Board seeks an indication from our stockholders of their approval or disapproval of the Audit Committee's selection of KPMG as the Company's independent registered public accounting firm for the 2020 fiscal year.

        KPMG has been our independent registered public accounting firm since 1981, and no relationship exists other than the usual relationship between independent registered public accounting firm and client. Representatives of KPMG are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if the representatives desire to do so. If our stockholders do not ratify the appointment of KPMG at the Annual Meeting, the Audit Committee will consider such event in its selection of the Company's independent registered public accounting firm for the 2020 fiscal year. Additionally, even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the 2020 fiscal year if it determines that such a change would be in the best interests of the Company and its stockholders.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2020 FISCAL YEAR.

Audit and Non-Audit Services

        The Audit Committee or its Chairman pre-approves audit and non-audit services to be rendered to the Company and establishes a dollar limit on the amount of fees the Company will pay for each category of services. Generally, management will submit to the Audit Committee a detailed list of services that it recommends the Audit Committee engage the independent registered public accounting firm to provide for the fiscal year. The Audit Committee is informed from time to time of the non-audit services actually provided pursuant to the pre-approval process. During the year, the Audit Committee periodically reviews the types of services and dollar amounts approved and adjusts such amounts, as it deems appropriate. Unless a service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee or its Chairman. The Audit Committee also periodically reviews all non-audit services to ensure such services do not impair the independence of the Company's independent registered public accounting firm. The Audit Committee pre-approved all services provided by KPMG for the 2018 and 2019 fiscal years. These services included the audit of the Company's annual financial statements, audit of the Company's internal control over financial reporting, review of the Company's quarterly financial statements, tax consultation services, preparation of corporate tax returns, auditing of employee benefits plans and certain agreed upon procedures. For a discussion of the independence of our independent registered public accounting firm, please refer to the "Audit Committee Report" below.

        The following table shows the fees billed by KPMG for audit and other services provided to the Company for the 2019 and 2018 fiscal years, respectively:

	2019	2018
Audit Fees (1)	$850,000	$845,000
Audit-Related Fees (2)	144,408	139,305
Tax Fees (3)	49,677	380,349
All Other Fees	–	–

Total	$1,044,085	$1,364,654

(1)
Audit fees consist of fees for the audit of the Company's annual financial statements, the audit of its internal control over financial reporting, reviews of the financial statements included in quarterly reports on Form 10-Q and professional services rendered in connection with the audit of the Company's annual financial statements.

(2)
Audit-related fees primarily relate to financial statement audits of employee benefit plans, certain agreed upon procedures and the issuance of SSAE 16 reports.

(3)
Tax fees consist of fees for income tax consultation, including tax compliance, preparation and review of corporate tax returns, and other general tax consultation.

        The Audit Committee has considered whether the non-audit services provided by KPMG, including the services rendered in connection with income tax consultation and other general tax consultation, were compatible with maintaining KPMG's independence and has determined that the nature and substance of the limited non-audit services did not impair the status of KPMG as the Company's independent registered public accounting firm. KPMG did not bill the Company for any other services during fiscal year 2018 or 2019.

 AUDIT COMMITTEE REPORT

        Notwithstanding anything to the contrary set forth in any filings of Waddell & Reed Financial, Inc. (the "Company") under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Audit Committee Report shall not be incorporated by reference into any such filings, and shall not be deemed soliciting material or filed under the Securities Act or the Exchange Act.

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management is responsible for the preparation, presentation and integrity of the financial statements, including establishing accounting and financial reporting principles and designing systems of internal control over financial reporting. The Company's independent registered public accounting firm, KPMG LLP ("KPMG"), is responsible for expressing an opinion as to the conformity of the Company's consolidated financial statements with U.S. generally accepted accounting principles and auditing the effectiveness of internal control over financial reporting.

        In performing its oversight role, the Audit Committee has reviewed and discussed, with management and KPMG, the audited consolidated financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2019. The Audit Committee has also discussed with KPMG matters required to be discussed by the Public Company Accounting Oversight Board (the "PCAOB") and the SEC.

        Pursuant to the applicable requirements of the PCAOB, the Audit Committee has also received and reviewed the written disclosures and the letter from KPMG and discussed with KPMG their independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019.

Waddell & Reed Financial, Inc. Audit Committee

Michael F. Morrissey, Chair
Sharilyn S. Gasaway
Dennis E. Logue
Jerry W. Walton

 OTHER MATTERS

Other Business Presented at the Annual Meeting

        As of the date of this Proxy Statement, the Board knows of no other business that may properly be, or is likely to be, brought before the Annual Meeting. If any other matters should arise at the Annual Meeting, shares represented by proxies will be voted at the discretion of the proxy holders.

Important Notice Regarding Internet Availability of Proxy Materials for the Stockholder Meeting to be Held on April 29, 2020

        The proxy materials for the Annual Meeting, including the 2019 Annual Report, Proxy Statement and any other additional soliciting materials, are available over the Internet by accessing the "Investor Relations" section of the Company's website at ir.waddell.com. Other information on the Company's website does not constitute part of the Company's proxy materials.

        You may request a copy of the Company's 2019 Annual Report (other than exhibits that are not specifically incorporated by reference therein) at no cost by writing or telephoning us at the following address:

Waddell & Reed Financial, Inc.
Attn: Investor Relations Department
6300 Lamar Avenue
Overland Park, Kansas 66202
(800) 532-2757

        If you would like to request documents from the Company, please do so by April 15, 2020 to receive them before the Annual Meeting.

        You should rely only on the information contained in this Proxy Statement to vote on the proposals solicited in this Proxy Statement. The Company has not authorized anyone else to provide you with different information. You should not assume that the information in this Proxy Statement is accurate as of any date other than March 6, 2020.

BY ORDER OF THE BOARD OF DIRECTORS

Mark P. Buyle Senior Vice President, Chief Legal Officer, General Counsel & Secretary

Appendix A

WADDELL & REED FINANCIAL, INC.
STOCK INCENTIVE PLAN
As Amended and Restated

        Waddell & Reed Financial, Inc. originally established the Waddell & Reed Financial, Inc. 1998 Stock Incentive Plan effective January 1, 1998 (the "Original Plan"). The Original Plan was amended from time to time and was most recently amended and restated in its entirety in 2016 (the "2016 Restatement"). Pursuant to the powers reserved in Section 10 of the 2016 Restatement and subject to approval by the Company's stockholders at the Company's 2020 Annual Meeting of Stockholders, the 2016 Restatement is amended and restated effective April 29, 2020 as follows (the 2016 Restatement as amended and restated hereby, the "Plan").

SECTION 1.    Purposes of the Plan; Definitions.

        The purposes of the Plan are to enable the Company, its Subsidiaries and Affiliates to attract and retain employees, directors and consultants who contribute to the Company's success by their ability, ingenuity and industry, and to enable such employees, directors and consultants to participate in the long-term success and growth of the Company through an equity interest in the Company.

        For purposes of the Plan, the following terms shall be defined as set forth below:

        "Affiliate" means any corporation (other than a Subsidiary), partnership, joint venture or any other entity in which the Company owns, directly or indirectly, at least a 10% beneficial ownership interest.

        "Award Agreement" means a written agreement by and between the Company and an awardee evidencing an award of Stock Options, Director Stock Options, Stock Appreciation Rights, Restricted Stock, Director Restricted Stock or Deferred Stock, as applicable, under the Plan.

        "Board" means the Board of Directors of the Company.

        "Business Day" means a day on which the New York Stock Exchange or other national securities exchange or over-the-counter market on which the Shares are then traded is open for business.

        "Cause" means, any act, omission or conduct of participant which, in the sole discretion of Company or any Subsidiary or Affiliate, is deemed to merit involuntary termination of employment or any consulting agreement, and shall include, but not be limited to, a participant's willful misconduct or dishonesty, either of which is directly and materially harmful to the business or reputation of the Company or any Subsidiary or Affiliate; provided, however, that in the case where there is an employment or consulting agreement between a participant and the Company or any Subsidiary or Affiliate at the time of termination of such employment or consulting agreement which defines "cause" (or words of like import), the term "Cause" shall have the meaning ascribed to such term (or words of like import) under such agreement.

        "Change of Control" has the meaning assigned to such term in Section 11(c).

        "Change of Control Price" has the meaning assigned to such term in Section 11(d).

        "Code" means the Internal Revenue Code of 1986, as amended, and any successor thereto.

        "Committee" means the Compensation Committee of the Board.

        "Commission" means the United States Securities and Exchange Commission.

        "Company" means Waddell & Reed Financial, Inc., a Delaware corporation, and its successors.

        "Deferral Period" means the period of time during which the receipt of Shares underlying a Deferred Stock award is deferred.

        "Deferred Stock" means an award of the right to receive Shares at the end of a specified Deferral Period granted pursuant to Section 9.

        "Director Restricted Stock" means any Shares of Restricted Stock granted pursuant to Section 6 to an Outside Director.

        "Director Stock Option" means any option to purchase Shares granted pursuant to Section 6 to an Outside Director.

        "Disability" means disability as determined under the Company's long-term disability program. If no such program is in effect or if an awardee is not a participant in such program, "Disability" shall mean a serious physical or mental impairment of an awardee that is expected to last for a period of at least 12 months and prevents the awardee from performing his or her regular duties for the Company, Subsidiary or Affiliate as determined by the Committee.

        "Early Retirement" means retirement from active employment with the Company, any Subsidiary, or any Affiliate on or after attaining age 55 and having completed 10 or more years of service.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor thereto.

        "Fair Market Value" means, unless otherwise determined by the Committee or required by applicable law, as of any given date, the closing sale price of a Share on such date on the New York Stock Exchange or other national securities exchange or over-the-counter market on which the Shares are then traded or, if there is no sale on that day, then on the last previous Business Day on which a sale was reported. If the Shares are not listed on the New York Stock Exchange or another national securities exchange or over-the-counter market, then "Fair Market Value" shall be determined by the Committee.

        "Normal Retirement" means retirement from active employment with the Company, any Subsidiary, or any Affiliate on or after attaining age 65.

        "Outside Director" means any director of the Company who is not an officer or employee of the Company, any Subsidiary or any Affiliate.

        "Performance Award" means any Stock Option, Stock Appreciation Right, or Restricted Stock or Deferred Stock award granted to a participant that is conditioned upon satisfaction of one or more performance conditions.

        "Permitted Transferee" has the meaning assigned to such term in Section 12(a)(i).

        "Plan" means the Waddell & Reed Financial, Inc. Stock Incentive Plan, as set forth herein and as may be amended, modified or supplemented from time to time.

        "Repricing" has the meaning assigned to such term in Section 10.

        "Restricted Stock" means Shares that are subject to certain restrictions and/or a risk of forfeiture granted pursuant to Section 8.

        "SAR/Option Performance Award" means any Performance Award that is a Stock Option or Stock Appreciation Right.

        "Shares" means the Company's Class A common stock, par value $.01.

        "Stock Appreciation Right" means a right to surrender to the Company all or a portion of a Stock Option in exchange for an amount in cash or Shares as determined in the manner prescribed in Section 7(b)(ii), granted pursuant to Section 7.

        "Stock Option" means an option to purchase Shares granted pursuant to Section 5.

        "Stock Performance Award" means any Performance Award other than a SAR/Option Performance Award.

        "Subsidiary" means any entity of which the Company owns, directly or indirectly, equity representing more than 50% of the voting power of all classes of equity entitled to vote.

SECTION 2.    Administration.

        The Plan shall be administered by the Committee which shall at all times comply with any applicable requirements of Rule 16b-3 of the Exchange Act. If at any time no Committee shall be in office, then the functions of the Committee specified in the Plan shall be exercised by the Board.

        The Board shall have the power and authority to determine all terms, conditions and provisions of Director Stock Option and Director Restricted Stock awards pursuant to Section 6.

        The Committee shall have the power and authority to grant to eligible persons, pursuant to the terms of the Plan: (i) Performance Awards; (ii) Stock Options; (iii) Stock Appreciation Rights; (iv) Restricted Stock; and/or (v) Deferred Stock. In particular, the Committee shall have the authority:

          (a)   to select the consultants, officers and other key employees of the Company, its Subsidiaries, and its Affiliates to whom Performance Awards, Stock Options, Stock Appreciation Rights, Restricted Stock or Deferred Stock, or a combination of the foregoing, from time to time will be granted hereunder;

          (b)   to determine whether and to what extent Performance Awards, Stock Options, Stock Appreciation Rights, Restricted Stock or Deferred Stock, or a combination of the foregoing, are to be granted hereunder;

          (c)   to determine the number of Shares to be covered by each such award granted hereunder; and

          (d)   to determine the terms and conditions of any award granted hereunder, including, but not limited to, any restriction on any award and/or the Shares relating thereto based on performance and/or such other factors as the Committee may determine and any vesting acceleration features based on performance and/or such other factors as the Committee may determine.

        The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan, any award issued thereunder, and any Award Agreements relating thereto; and to otherwise supervise the administration of the Plan.

        All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan participants.

        Each award granted under the Plan shall be evidenced by, and subject to terms of, an Award Agreement, in such form as the Committee shall from time to time approve. The Award Agreement shall contain provisions regarding (i) the number of Shares subject to the award, (ii) the exercise price per Share, if any, of the award and the means of payment therefor, (iii) the term of the award, and (iv) such other terms and conditions not inconsistent with the Plan as may be determined from time to time by the Committee. A prospective awardee shall not have any rights with respect to any such award, unless and until such awardee has executed an Award Agreement evidencing the award, has delivered a fully executed copy thereof to the Company, and has otherwise complied with the then applicable terms and conditions.

SECTION 3.    Shares Subject to Plan.

        Subject to adjustment as provided in this Section 3, the total number of Shares reserved and available for issuance in connection with awards under the Plan from its inception shall not exceed 40,400,00 Shares.

        Shares subject to an award under the Plan that expire or are canceled, forfeited, exchanged, settled in cash or otherwise terminated (with or without the issuance of Shares), including (i) Shares forfeited with respect to Restricted Stock or any other award, (ii) the number of Shares withheld in payment of any taxes relating to an award of Deferred Stock and (iii) the number of Shares surrendered in payment of any taxes relating to any award of Restricted Stock or Director Restricted Stock, will again be available for awards under this Plan, except that (x) if any such shares could not again be available for awards to a particular participant under any applicable law or regulation, such shares shall be available exclusively for awards to participants who are not subject to such limitation and (y) Shares withheld in payment of any taxes (or in payment of any exercise price) with respect to Stock Options or Stock Appreciation Rights will not again be available for awards under the Plan. The settlement of Stock Appreciation Rights will reduce the number of Shares available for awards under the Plan by a number equal to the Shares underlying the Stock Option to which the Stock Appreciation Rights were related.

        In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Shares, an equitable substitution or adjustment shall be made in (i) the aggregate number of Shares reserved for issuance under the Plan, (ii) the number and exercise price of Shares subject to outstanding Stock Options granted under the Plan, (iii) the number of Shares subject to Restricted Stock or Deferred Stock awards granted under the Plan, (iv) the aggregate number of Shares available for issuance to any participant pursuant to Section 4A(a), and (v) the number and exercise price, if any, of Shares subject to Director Stock Option and Director Restricted Stock awards to be granted each year pursuant to Section 6, as may be determined to be appropriate by the Committee, provided that the number of Shares subject to any award shall always be a whole number.

SECTION 4.    Eligibility.

          (a)    Consultants and Employees.    Consultants, officers and other key employees of the Company, its Subsidiaries or its Affiliates who are responsible for or contribute to the management, growth and/or profitability of the business of the Company, its Subsidiaries, or its Affiliates are eligible to be granted Performance Awards, Stock Options, Stock Appreciation Rights, Restricted Stock or Deferred Stock. Except as provided in Section 6, Plan participants shall be selected from time to time by the Committee, and the Committee shall determine, subject to Section 4A(a), the number of Shares covered by each award.

          (b)    Outside Directors.    Each Outside Director is eligible to receive Director Stock Option and/or Director Restricted Stock awards pursuant to Section 6.

SECTION 4A.    Performance Awards and Award Limit.

          (a)    Award Limitations.    The Committee may grant Performance Awards to any participant. In any calendar year during any part of which the Plan is in effect, a participant may not be granted awards under the Plan (Performance Awards or otherwise) that have, in the aggregate, more than 3,750,000 "points," with each Stock Appreciation Right and Stock Option having one "point" for each Share granted with respect thereto, and each Restricted Stock and Deferred Stock award having three "points" with respect to each Share granted with respect thereto. For illustrative purposes, a grant of a Stock Option for 10 Shares has 10 "points," and a grant of 10 Shares of Restricted Stock has 30 "points." If an award is canceled, such award continues to be counted against the maximum number of Shares for which awards may be granted to the participant under the Plan, as set forth in this Section 4A(a).

          (b)    Performance Goals for Performance Awards.    Each Performance Award shall be structured as described below.

            (i)    SAR/Option Performance Awards.    The exercise price (in the case of a Stock Option) or the base price (in the case of a Stock Appreciation Right) of a SAR/Option Performance Award shall not be less than 100% of the Fair Market Value of the Shares on the date of grant of such SAR/Option Performance Award.

            (ii)    Stock Performance Awards.    The grant, vesting and/or settlement of a Stock Performance Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 4A(b)(ii).

              (A)  Performance Goals Generally.    The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each such criteria, as specified by the Committee consistent with this Section 4A(b)(ii). The Committee may condition the grant, vesting, exercise and/or settlement of any Performance Award upon achievement of any one or more performance goals. Performance goals may differ for Performance Awards granted to any one awardee or to different awardees.

              (B)  Business Criteria.    The Committee may use such business criteria as it selects to constitute the performance goal or performance goals with respect to Performance Awards for any performance period, including, but not limited to, one or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Subsidiaries or business or geographical units of the Company (except with respect to the total stockholder return and earnings per share criteria): (1) earnings per share; (2) increase in revenues; (3) increase in cash flow; (4) increase in cash flow return; (5) return on net assets; (6) return on assets; (7) return on investment; (8) return on capital; (9) return on equity; (10) economic value added; (11) operating margin; (12) contribution margin; (13) net income; (14) pre-tax earnings; (15) pre-tax earnings before interest, depreciation and amortization; (16) pre-tax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (17) operating income; (18) total stockholder return; (19) debt reduction; and (20) any of the above goals determined on an absolute or relative basis, or as adjusted in any manner which may be determined by the Committee, or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor's 500 Stock Index or a group of competitor companies.

              (C)  Effect of Certain Events.    The Committee may provide for the manner in which actual performance and performance goals with regard to the business criteria selected will reflect the impact of specified events during the relevant performance period, which may mean excluding the impact of certain events or occurrences, including, but not limited to, any or all of the following events or occurrences: (1) asset write-downs or impairments to assets; (2) litigation, claims, judgments or settlements; (3) the effect of changes in tax law or other such laws or regulations affecting reported results; (4) accruals for reorganization and restructuring programs; (5) any extraordinary, unusual or nonrecurring items; (6) any change in accounting principles; (7) any loss from a discontinued operation; (8) goodwill impairment charges; (9) operating results for any business acquired during the calendar year; (10) third party expenses associated with any investment or acquisition by the Company or any Subsidiary; (11) any amounts accrued by the Company or its Subsidiaries pursuant to management bonus plans or cash profit sharing plans and related employer payroll taxes for the fiscal year; (12) any discretionary or matching contributions made to a retirement plan or deferred compensation plan for the fiscal year; (13) interest, expenses, taxes, depreciation and depletion, amortization and accretion charges; and (14) marked-to-market adjustments for financial instruments. In addition, Performance Awards may be adjusted by the Committee in accordance with the applicable provisions of Section 3.

              (D)  Performance Period.    Achievement of performance goals shall be measured over a performance period of up to ten years, as specified by the Committee.

              (E)  Settlement of Performance Awards.    After the end of each performance period, the Committee shall determine the amount payable, if any, with respect to such Performance Award. Settlement of such Performance Awards shall be in cash, Shares, or other awards or property, as determined by the Committee. The Committee may determine the amount payable to an awardee with respect to a Performance Award based on individual performance or any other factors that the Committee shall deem appropriate.

          (c)    General.    The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of a Performance Award that is not mandatory under the Plan.

          (d)    Determinations.    The determination as to whether any performance goal, with respect to any Performance Award, has been satisfied shall be made by the Committee prior to the payment of any compensation relating to a Performance Award.

SECTION 5.    Stock Options for Consultants and Employees.

        Stock Options may be granted either alone or in addition to other awards granted under the Plan. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve, and the provisions thereof need not be the same with respect to each optionee. Stock Options granted under the Plan are not intended to be and shall not be "incentive stock options" for purposes of Section 422 of the Code.

        The Committee shall have the authority to grant any consultant, officer or key employee Stock Options (with or without Stock Appreciation Rights). Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

          (a)    Exercise Price.    The exercise price per Share of any Stock Option shall be determined by the Committee at the time of grant but shall not be less than 100% of the Fair Market Value of the Shares on the date of grant, and shall be indicated in the Award Agreement.

          (b)    Option Term.    The term of each Stock Option shall be fixed by the Committee.

          (c)    Exercisability.    Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee; provided, however, that except as provided in Sections 5(e), 5(f), 5(g) or 11, no Stock Option shall be exercisable prior to six months from the date of grant. Notwithstanding the limitations set forth in the preceding sentence, the Committee may accelerate the exercisability of any Stock Option, at any time in whole or in part, based on performance and/or such other factors as the Committee may determine.

          (d)    Exercise of Stock Options.    A Stock Option, or portion thereof, may be exercised in whole or in part only with respect to whole Shares. Stock Options may be exercised in whole or in part at any time during the exercise period by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the exercise price, in cash, by check or such other instrument as may be acceptable to the Committee (including instruments providing for "cashless exercise"). To the extent provided by the Committee, payment in full or in part may also be made in the form of unrestricted Shares already owned by the optionee (based on the Fair Market Value of the Shares on the date the Stock Option is exercised). An optionee shall have rights to dividends and other stockholder rights with respect to Shares subject to a Stock Option only after the optionee has given written notice of exercise and has paid in full for such Shares.

          (e)    Termination by Death.    Unless otherwise set forth in the Award Agreement, if an optionee's employment with the Company, any Subsidiary, or any Affiliate terminates by reason of death, any Stock Option held by such optionee shall become immediately exercisable, and thereupon (or if an optionee dies following termination of employment by reason of Disability or Early or Normal Retirement), such Stock Option may thereafter be exercised by the legal representative of the estate or by the legatee of the optionee under the will of the optionee during the period ending on the first anniversary of the optionee's death or upon the expiration of the stated term of the Stock Option, whichever is earlier.

          (f)    Termination by Reason of Disability.    Unless otherwise set forth in the Award Agreement, if an optionee's employment with the Company, any Subsidiary or any Affiliate terminates by reason of Disability, any Stock Option held by such optionee shall be immediately exercisable and may thereafter be exercised during the period ending on the expiration of the stated term of such Stock Option.

          (g)    Termination by Reason of Retirement.    Unless otherwise set forth in the Award Agreement, if an optionee's employment with the Company, any Subsidiary or any Affiliate terminates by reason of (i) Normal Retirement, any Stock Option held by such optionee shall become immediately exercisable and shall expire at the end of the stated term of such Stock Option; or (ii) Early Retirement, any Stock Option held by such optionee shall terminate three years from the date of such Early Retirement or upon the expiration of the stated term of the Stock Option, whichever is earlier. In the event of Early Retirement, there shall be no acceleration of vesting of the Stock Option, unless otherwise set forth in the Award Agreement, and such Stock Option may only be exercised to the extent it is or has become exercisable prior to termination of the Stock Option.

          (h)    Termination for Cause.    If the optionee's employment with the Company, any Subsidiary or any Affiliate is terminated for Cause, any Stock Option held by such optionee shall immediately be terminated upon the giving of notice of termination of employment.

          (i)    Other Termination.    Unless otherwise set forth in the Award Agreement if the optionee's employment with the Company, any Subsidiary or any Affiliate is (i) involuntarily terminated by the optionee's employer without Cause, any Stock Option held by such optionee shall terminate three months from the date of termination of employment or upon the expiration of the stated term of the Stock Option, whichever is earlier, or (ii) voluntarily terminated for any reason, any Stock Option held by such optionee shall terminate one month from the date of termination of employment or upon the expiration of the stated term of the Stock Option, whichever is earlier. In either event, there shall be no acceleration of vesting of the Stock Option unless otherwise determined by the Committee and such Stock Option may only be exercised to the extent it is or has become exercisable prior to termination of the Stock Option.

          (j)    Termination upon Change of Control.    Notwithstanding the provisions of Section 5(i), but subject to Section 11, if the optionee's employment with the Company, any Subsidiary or any Affiliate is involuntarily terminated by the optionee's employer without Cause by reason of, or within three months after, a Change of Control, any Stock Option held by such optionee shall terminate six months and one day after such Change of Control.

          (k)   For purposes of the Plan, all references to termination of employment shall be construed to mean termination of all service relationships with the Company and its Subsidiaries and Affiliates, including employees, independent contractors or consultants; provided, however, that nothing in the Plan shall be construed to create or continue a common law employment relationship with any individual characterized by the Company, a Subsidiary or an Affiliate as an independent contractor or consultant.

SECTION 6.    Director Stock Options and Director Restricted Stock.

          (a)    Awards.    The Board or Committee may grant Director Stock Options or Shares of Director Restricted Stock to Outside Directors in such amounts and subject to such terms and conditions as the

  Board determines. The exercise price per Share of any Director Stock Option granted pursuant to this Section 6(a) shall be 100% of the Fair Market Value per Share on the date of grant. All terms and conditions of Director Stock Option and Director Restricted Stock awards shall be established by the Board including, without limitation, the nontransferability thereof and the time or times within which such Restricted Stock may be subject to forfeiture. Unless otherwise determined by the Board, Director Restricted Stock shall be subject to the provisions of Sections 8(b), 8(c) and, as applicable, 11. Outside Directors may not be granted awards in any calendar year with a grant date fair value (determined in accordance with applicable accounting standards) in excess of $500,000.

          (b)    Exercise of Director Stock Options.    Any Director Stock Option, or portion thereof, granted pursuant to the Plan may be exercised in whole or in part only with respect to whole Shares. Director Stock Options may be exercised in whole or in part at any time during the exercise period by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the exercise price, in cash, by check or such other instrument as may be acceptable to the Committee (including instruments providing for "cashless exercise"). As determined by the Committee payment in full or in part may also be made in the form of unrestricted Shares already owned by the optionee (based on the Fair Market Value of the Shares on the date the Director Stock Option is exercised). An optionee shall have rights to dividends and other stockholder rights with respect to Shares subject to a Director Stock Option only after the optionee has given written notice of exercise and has paid in full for such Shares.

          (c)    Termination of Service.    Upon an optionee's termination of status as an Outside Director for any reason, any Director Stock Options held by such optionee shall become immediately exercisable and may thereafter be exercised during the period ending on the expiration of the stated term of such Director Stock Option or, upon such optionee's death, during the period ending on the first anniversary thereof. Notwithstanding the foregoing sentence, but subject to Section 11, if the optionee's status as an Outside Director terminates by reason of or within three months after a Change of Control, each Director Stock Option held by such optionee shall terminate upon the latest of (i) six months and one day after the Change of Control, or (ii) the expiration of the stated term of such Director Stock Option. Upon the termination of an awardee's status as an Outside Director by reason of death, Disability or by reason of the Outside Director reaching the mandatory retirement age for members of the Board, all restrictions, including restrictions regarding forfeiture and nontransferability, placed upon any Director Restricted Stock held by such awardee shall immediately lapse and such shares shall be deemed fully vested and nonforfeitable. Upon the termination of an awardee's status as an Outside Director for any reason other than death, Disability or by reason of the Outside Director reaching the mandatory retirement age for members of the Board, all Shares of Director Restricted Stock granted pursuant to this Section 6 still subject to restriction shall be forfeited by such Outside Director, and the Outside Director shall only receive the amount, if any, paid by the Outside Director for such forfeited Director Restricted Stock, except as otherwise provided in an Award Agreement or as determined by the Committee.

SECTION 7.    Stock Appreciation Rights.

          (a)    Grant and Exercise.    Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option granted under the Plan either at or after the time of the grant of such Stock Option.

            A Stock Appreciation Right, or applicable portion thereof, granted with respect to a given Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option, except that, unless otherwise provided by the Committee at the time of grant, a Stock Appreciation Right granted with respect to less than the full number of Shares covered by a related Stock Option shall only be reduced if and to the extent that the number of Shares covered by the exercise or termination of the related Stock Option exceeds the number of Shares not covered by the Stock Appreciation Right.

            A Stock Appreciation Right may be exercised by an optionee in accordance with Section 7(b), by surrendering the applicable portion of the related Stock Option. Upon such exercise and surrender, the optionee shall be entitled to receive an amount determined in the manner prescribed in Section 7(b). Stock Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised.

          (b)    Terms and Conditions.    Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

              (i)  Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the related Stock Options shall be exercisable in accordance with the provisions of Section 5 and this Section 7; provided, however, that any Stock Appreciation Right granted subsequent to the grant of the related Stock Option shall not be exercisable during the first six months of the term of the Stock Appreciation Right, except that this additional limitation shall not apply in the event of death or Disability of the optionee prior to the expiration of the six-month period.

             (ii)  Upon the exercise of a Stock Appreciation Right, an optionee shall be entitled to receive up to, but not more than, an amount in cash or Shares equal in value to the excess of the Fair Market Value of one Share over the exercise price per Share specified in the related Stock Option Award Agreement multiplied by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

            (iii)  Stock Appreciation Rights shall be transferable only when and to the extent that the underlying Stock Option would be transferable under Section 5(e) of the Plan.

            (iv)  Upon the exercise of a Stock Appreciation Right, the related Stock Option or part thereof shall be deemed to have been exercised for the purpose of the limitation set forth in Section 3 on the number of Shares to be issued under the Plan.

             (v)  The Committee may provide, at the time of grant of a Stock Appreciation Right, that such Stock Appreciation Right can be exercised only in the event of a Change of Control and that upon such event, the amount to be paid upon the exercise of a Stock Appreciation Right shall be based on the Change of Control Price.

SECTION 8.    Restricted Stock.

          (a)    Administration.    Shares of Restricted Stock may be granted either alone or in addition to other awards granted under the Plan. Any Restricted Stock award granted under the Plan shall be in such form as the Committee may from time to time approve, and the provisions thereof need not be the same with respect to each awardee. The Committee shall determine the consultants, officers, and key employees of the Company and its Subsidiaries and Affiliates to whom, and the time or times at which, Restricted Stock will be awarded; the number of Shares of Restricted Stock to be awarded to any awardee; the price, if any, to be paid by the awardee; the time or times within which such awards may be subject to forfeiture and nontransferability; and all other terms and conditions of the awards (subject to this Section 8 and Section 11). The Committee may also condition the grant and/or vesting of Restricted Stock upon the attainment of one or more specified performance goals, or such other criteria as the Committee may determine.

          (b)    Restrictions and Conditions.    Shares of Restricted Stock awarded shall be subject to the following restrictions and conditions:

              (i)  Subject to the provisions of the Plan and the applicable Award Agreement, during such period as may be set by the Committee commencing on the grant date, Restricted Stock awarded pursuant to the Plan shall not be sold, assigned, transferred, pledged or otherwise encumbered. The Committee may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, before or after the awardee's termination of employment, based on performance and/or such other factors as the Committee may determine.

             (ii)  Except as provided in clause (i) above, the awardee shall have, with respect to the Shares of Restricted Stock, all of the rights of a stockholder of the Company, including the right to receive any dividends; provided, that, at the time of the award, the Committee may determine that any dividends declared and paid by the Company during the period of forfeiture with respect to the Shares of Restricted Stock will be paid to the awardee upon the expiration of such period of forfeiture with respect to such Shares. Dividends paid in stock of the Company or stock received in connection with a stock split with respect to Restricted Stock shall be subject to the same restrictions as on such Restricted Stock. Certificates, if issued, for unrestricted Shares, shall be delivered to the awardee promptly after, and only after, the period of forfeiture shall expire without forfeiture with respect to such Shares of Restricted Stock.

          (c)    Book-Entry Accounts; Certificates for Restricted Stock.    An account for each awardee shall be opened with the Company's transfer agent or such other administrator designated by the Committee for the deposit of the Shares of Restricted Stock subject to the award. Alternatively, the Committee may direct that each awardee be issued a stock certificate registered in the name of the awardee evidencing such Shares of Restricted Stock. The Committee shall specify that any such certificate bear a legend, as provided in clause (i) below, and/or be held in custody by the Company, as provided in clause (ii) below.

              (i)  Any certificate evidencing Restricted Stock shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, substantially in the following form:

    "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Waddell & Reed Financial, Inc. Stock Incentive Plan, as Amended and Restated (the "Plan") and a Restricted Stock Award Agreement entered into between the registered owner and Waddell & Reed Financial, Inc. (the "Agreement"). Copies of the Plan and Agreement are on file in the offices of Waddell & Reed Financial, Inc."

             (ii)  The Committee shall require that stock certificates evidencing such Restricted Stock be held in custody by the Company or the transfer agent or such other administrator designated by the Committee until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock award, the awardee shall have delivered to the Company a stock power, endorsed in blank, relating to the Shares covered by such award.

          (d)    Termination.    Subject to the provisions of the Award Agreement and this Section 8, upon termination of employment by reason of death or Disability, the restrictions upon any Restricted Stock granted pursuant to Section 8(a) held by the awardee shall immediately lapse and such shares shall become fully vested and nonforfeitable. Unless otherwise provided in an Award Agreement or determined by the Committee, upon termination of employment for any reason other than death or Disability, all Shares of Restricted Stock granted pursuant to Section 8(a) still subject to restriction shall be forfeited by the awardee, and the awardee shall only receive the amount, if any, paid by the awardee for such forfeited Restricted Stock.

SECTION 9.    Deferred Stock Awards.

          (a)    Administration.    Deferred Stock may be granted either alone or in addition to other awards granted under the Plan. Any Deferred Stock granted under the Plan shall be in such form as the Committee may from time to time approve, and the provisions thereof need not be the same with respect to each awardee. The Committee shall determine the consultants, officers and key employees of the Company, its Subsidiaries or Affiliates to whom, and the time or times at which, Deferred Stock shall be awarded; the number of Shares of Deferred Stock to be awarded to any awardee; the Deferral Period during which, and the conditions under which, receipt of the Shares will be deferred; and all other terms and conditions of the award (subject to this Section 9 and Section 11). The Committee may also condition the grant and/or vesting of Deferred Stock upon the attainment of specified performance goals, or such other criteria as the Committee shall determine.

          (b)    Terms and Conditions.    Shares of Deferred Stock awarded pursuant to this Section 9 shall be subject to the following terms and conditions:

              (i)  Subject to the provisions of the Plan and the applicable Award Agreement, during the Deferral Period, Deferred Stock awarded pursuant to the Plan may not be sold, assigned, transferred, pledged or otherwise encumbered. At the expiration of the Deferral Period, stock certificates shall be delivered to the awardee, or his legal representative, in a number equal to the Shares covered by the Deferred Stock award.

             (ii)  At the time of the award, the Committee may determine that amounts equal to any dividends declared during the Deferral Period with respect to the number of Shares covered by a Deferred Stock award will be paid to the awardee currently, deferred and deemed to be reinvested, or that such awardee has no rights with respect thereto.

            (iii)  Subject to the provisions of the applicable Award Agreement and this Section 9, upon termination of employment for any reason during the Deferral Period, the Deferred Stock held by such awardee shall be forfeited by the awardee.

            (iv)  Based on performance and/or such other criteria as the Committee may determine, the Committee may, at or after grant (including after the awardee's termination of employment), accelerate the vesting of all or any part of any Deferred Stock award and/or waive the deferral limitations for all or any part of such award.

SECTION 10.    Amendments and Termination.

        The Board may amend, alter, or discontinue the Plan, but no such amendment, alteration, or discontinuation shall be made which would adversely affect in any material way the right of an optionee or awardee under a Performance Award, Stock Option, Director Stock Option, Stock Appreciation Right, Restricted Stock, Director Restricted Stock or Deferred Stock award granted prior thereto, without the optionee's or awardee's consent.

        Amendments may be made without stockholder approval except as required to satisfy stock exchange listing requirements, or other applicable law or regulatory requirements.

        The Committee may amend the terms of any Performance Award, Stock Option, Stock Appreciation Right, Restricted Stock or Deferred Stock award granted, and the Board may amend the terms of any Director Stock Option or Director Restricted Stock award, prospectively or retroactively, but no such amendment shall be made which would adversely affect in any material way the rights of an optionee or awardee without the optionee's or awardee's consent. Notwithstanding the foregoing, a Repricing (as defined below) is prohibited without prior stockholder approval. For purposes of the Plan, "Repricing" means any of the following or any other action that has the same purpose and effect: (a) lowering the exercise price of an outstanding Stock Option, Stock Appreciation Right, or Director Stock Option after it is granted or (b) canceling an outstanding Stock Option, Stock Appreciation Right, or Director Stock Option at a time when its exercise or purchase price exceeds the then Fair Market Value of the Shares underlying such outstanding award, in exchange for another award or a cash payment, unless the cancellation and exchange occurs in connection with a merger, amalgamation, consolidation, sale of substantially all the Company's assets, acquisition, spin-off or other similar corporate transaction.

SECTION 11.    Change of Control.

        The following provisions shall apply in the event of a Change of Control:

          (a)   The Committee may at the time an award is made hereunder or at any time prior to, coincident with or after the time of a Change of Control:

              (i)  cause the awards then outstanding to be assumed, or new rights substituted therefore, by the surviving corporation in such Change of Control;

             (ii)  make such adjustment to the awards then outstanding as the Committee deems appropriate to reflect such transaction or change (including the acceleration of vesting of such awards); and/or

            (iii)  provide for the purchase or cancellation of such awards, for an amount of cash, if any, equal to the Change of Control Price as of the date the Change of Control occurs, or such other date as the Committee may determine prior to the Change of Control. Such settlements may be made in cash, stock or other property, or any combination thereof; provided, however, to the extent any such settlement is made in Shares, such Shares will be deemed to have been distributed under the Plan.

          (b)   The Committee may include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company.

          (c)   A "Change of Control" means the occurrence of any of the following:

              (i)  when any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company or a Subsidiary or any Company employee benefit plan), is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

             (ii)  the effective date of any transaction or event relating to the Company required to be described pursuant to the requirements of Item 6(e) of Schedule 14A of the Exchange Act;

            (iii)  when, during any period of two consecutive years during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board cease, for any reason other than death, to constitute at least a majority thereof, unless each director who was not a director at the beginning of such period was elected by, or on the recommendation of, at least two-thirds of the directors at the beginning of such period; or

            (iv)  the effective date of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than a Subsidiary through purchase of assets, or by merger, or otherwise.

          (d)   "Change of Control Price" means the highest price per Share paid in any transaction reported on the New York Stock Exchange or other national securities exchange or over-the-counter market on which the Shares are then traded, or paid or offered in any transaction related to a Change of Control at any time during the preceding 60-day period as determined by the Committee, except that in the case of Director Stock Options and Director Restricted Stock, the 60-day period shall be the period immediately prior to a Change of Control.

SECTION 12.    General Provisions.

        (a)    Transferability of Awards.

          (i)    Permitted Transferees.    The Committee or the Board may permit a participant under the Plan to transfer all or any award, or authorize all or a portion of an award to be granted to a person eligible to receive an award under the Plan to be on terms which permit transfer by such Plan participant; provided that, in either case the transferee or transferees must be a child, grandchild or spouse of the participant, a trust in which any of the foregoing individuals (or the participant) have more than fifty percent of the beneficial interest, and any other entity in which any of the foregoing individuals (or the participant) own more than fifty percent of the voting interests (individually a "Permitted Transferee" and collectively "Permitted Transferees"); provided further that, (X) there may be no consideration for any such transfer and (Y) subsequent transfers of awards transferred as provided above shall be prohibited except subsequent transfers back to the original holder of the awards and transfers to other Permitted Transferees of the original holder. Award Agreements with respect to which such transferability is authorized at the time of grant must be approved by the Committee or the Board, and must expressly provide for transferability in a manner consistent with this Section 12(a)(i).

          (ii)    Other Transfers.    Except as expressly permitted by Section 12(a)(i), Awards shall not be transferable other than by will or the laws of descent and distribution.

          (iii)    Effect of Transfer.    Following the transfer of any award as contemplated by Sections 12(a)(i) and 12(a)(ii), (A) such award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that the participant under the award shall be deemed to be the Permitted Transferee or the estate or heirs of a deceased participant or other transferee, as applicable, to the extent appropriate to enable the exercise or settlement of the transferred award in accordance with the terms of this Plan and applicable law and (B) the provisions of the award relating to vesting and exercisability shall continue to be applied with respect to the original participant and, following the occurrence of any applicable events described therein or this Plan, the awards shall be exercisable by the Permitted Transferee or the estate or heirs of a deceased participant, as applicable, only to the extent and for the periods that would have been applicable in the absence of the transfer.

          (iv)    Procedures and Restrictions.    Any participant desiring to transfer an award as permitted under Sections 12(a)(i) or 12(a)(ii) shall make application therefor in the manner and time specified by the Committee or the Board and shall comply with such other requirements as the Committee or the Board may require to assure compliance with all applicable securities laws. Neither the Committee nor the Board shall give permission for such a transfer if (A) it would give rise to short swing liability under section 16(b) of the Exchange Act or (B) it may not be made in compliance with all applicable federal, state and foreign securities laws.

        (b)    Other General Provisions.

            (i)  All certificates for Shares delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Commission, any stock exchange upon which the Shares are then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference thereto.

           (ii)  Nothing set forth in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required. The adoption of the Plan shall not confer upon any employee or director of the Company, any Subsidiary or any Affiliate, any right to continued employment (or, in the case of a director, continued retention as a director) with the Company, a Subsidiary or an Affiliate, as the case may be, nor shall it interfere in any way with the right of the Company, a Subsidiary or an Affiliate to terminate the employment of any of its employees at any time.

          (iii)  Each participant shall, no later than the date as of which the value of an award first becomes includible in the gross income of the participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, FICA, state, or local taxes of any kind required by law to be withheld with respect to such award. The obligations of the Company under the Plan shall be conditional on such payment or arrangements. The Committee may permit participants to elect to satisfy their Federal, and where applicable, FICA, state and local withholding tax with respect to all awards, other than Stock Options which have related Stock Appreciation Rights, by the reduction, in an amount necessary to pay all such withholding tax, of the number of Shares or amount of cash otherwise issuable or payable to such participants with respect to an award. The Company and, where applicable, its Subsidiaries and Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes owed hereunder by a participant from any payment of any kind otherwise due to such participant.

          (iv)  At the time of grant or purchase, the Committee may provide, in connection with any grant or purchase made under the Plan, that the Shares received as a result of such grant or purchase shall be subject to a right of first refusal, pursuant to which the participant shall be required to offer to the Company any Shares that the participant wishes to sell, with the price being the then Fair Market Value of the Shares, subject to the provisions of Section 11 and to such other terms and conditions as the Committee may specify at the time of grant.

           (v)  No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

          (vi)  This Plan is subject to any written clawback policies that the Company, with the approval of the Board, may adopt and that the Company determines should apply to this Plan. Any such policy may subject awards granted pursuant to the Plan and amounts paid or realized with respect to awards under this Plan to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including but not limited to an accounting restatement due to the Company's material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

         (vii)  The Plan is not intended to be a "non-qualified deferred compensation plan" under Section 409A of the Code and the Plan shall be construed or administered consistent with such intent. If any term or provision contained herein would otherwise cause the Plan to be characterized as a "nonqualified deferred compensation plan" under Section 409A of the Code, then, without further action by the Company, such term or provision shall automatically be modified to the extent necessary to avoid such characterization.

SECTION 13.    Effective Date of Plan.

        The Plan became effective on March 3, 1998, the date it was originally approved by a majority vote of the Company's stockholders. No awards may be granted under this Plan after April 29, 2030.

MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 by 11:59 pm. (CDT), on April 28, 2020 (April 26, 2020 if you are voting 401(k) Plan Shares) Online GIof ntoo welwewct.rinovneicstvoortviontge,.com/WDR or scan delete QR code and control # the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/WDR Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Directors: For Withhold For Withhold For Withhold 01 - Sharilyn S. Gasaway 02 - Katherine M.A. (“Allie”) Kline 03 - Jerry W. Walton ForAgainst Abstain ForAgainst Abstain 2. Advisory vote to approve named executive officer compensation. 3. Approve the Waddell & Reed Financial, Inc. Stock Incentive Plan, as amended and restated. ForAgainst Abstain 4. Ratify the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year 2020. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMM C 1234567890 J N T 5 1 3 5 2 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 3 3 B V 4 037C6E MMMMMMMMM B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4. 2020 Annual Meeting Proxy Card1234 5678 9012 345

Dear Stockholder: If voting by proxy, we encourage you to vote your shares electronically this year either by telephone or via the Internet. This will eliminate the need to return your proxy card. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card. When voting your shares electronically by telephone or via the Internet, you will need your proxy card and your control number. The control number is printed in the shaded bar on the front of your proxy card. The Computershare Vote by Telephone and Vote by Internet systems are maintained by our transfer agent, Computershare Trust Company, N.A. (“Computershare”) and can be accessed 24 hours a day, seven days a week up until the day prior to the annual meeting; votes may be cast by Internet or telephone up until 11:59 p.m. (CDT), on April 28, 2020 (April 26, 2020 if you are voting 401(k) Plan Shares). If you do not vote via proxy card, telephone or the Internet, you may attend the 2020 Annual Meeting of Stockholders on April 29, 2020 at 10:00 a.m. (CDT) at the principal executive offices of the Company, 6300 Lamar Avenue, Overland Park, Kansas, 66202 and vote in person. If you are a participant in the Waddell & Reed Financial, Inc. 401(k) Plan (the “401(k) Plan”) and have a portion of your 401(k) Plan account invested in shares of our Class A common stock through the Waddell & Reed Financial, Inc. Unitized Stock Fund (“401(k) Plan Shares”), you may submit voting instructions to direct the 401(k) Plan trustee to vote your 401(k) Plan Shares, but you may not vote your 401(k) Plan Shares in person at the 2020 Annual Meeting. Direct Deposit of Dividends We encourage all stockholders who receive their dividends in cash to participate in direct deposit. To enroll in this service, please mail your request along with a copy of your voided check, to Computershare at the address noted below. Transfer Agent Contact Information Computershare Trust Company, N.A. P.O. BOX 505000 Louisville, KY 40233-5000 Telephone Inside the USA: Telephone Outside the USA: TDD/TTY for Hearing Impaired: (877) 498-8861 (781) 575-2879 (800) 952-9245 Important Notice Regarding Internet Availability of Proxy Materials for the Stockholder Meeting to be Held on April 29, 2020 The proxy materials for the Company’s 2020 Annual Meeting of Stockholders, including the 2019 Annual Report, 2020 Proxy Statement and any other additional soliciting materials, are available over the Internet by accessing the “Investor Relations” section of the Company’s website at ir.waddell.com. Other information on the Company’s website does not constitute part of the Company’s proxy materials. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 2020 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — April 29, 2020 The undersigned hereby appoints Thomas C. Godlasky and Philip J. Sanders, or any of them, each with the full power of substitution, as proxies for and in the name of the undersigned to represent and vote all shares of Company Class A common stock that the undersigned holds and is entitled to vote at the 2020 Annual Meeting of Stockholders of Waddell & Reed Financial, Inc. to be held on April 29, 2020 or at any postponement or adjournment thereof. Receipt herewith of the Company’s 2019 Annual Report, and 2020 Notice of Meeting and Proxy Statement is hereby acknowledged. THIS PROXY WHEN PROPERLY SIGNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXIES WILL VOTE INACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, WHICH ARE FOR EACH OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 and 4, AND IN THEIR DISCRETION UPON SUCH OTHER MATTERS, IF ANY, AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. If you are a participant in the 401(k) Plan, this proxy also serves as your voting instructions to the trustee of the 401(k) Plan with respect to your 401(k) Plan Shares. If a 401(k) Plan participant does not submit voting instructions, or submits voting instructions, but does not indicate a choice for one or more proposals, the trustee of the 401(k) Plan will vote the 401(k) Plan Shares allocated to the participant’s account in the same proportion as the 401(k) Plan Shares for which directions have been received. If you vote by Telephone or by the Internet, please DO NOT return this card. (Items to be voted appear on reverse side) Change of Address — Please print new address below. Comments — Please print your comments below. + C Non-Voting Items Proxy — Waddell & Reed Financial, Inc. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/WDR